EXHIBIT (c)(xi)

Government of Queensland’s Consolidated Financial Statements for the year ended June 30, 2014.

2013–14 Report on State Finances

of the Queensland Government – 30 June 2014

Great state. Great opportunity.
And a plan for the future.

Queensland Government

Contents

Page

Message from the Treasurer	2

Scope of the Report	3

Outcomes Report - Uniform Presentation Framework

Overview and Analysis	4-01

Operating Statement by Sector	4-07

Balance Sheet by Sector	4-08

Cash Flow Statement by Sector	4-09

General Government Sector Taxes	4-10

General Government Sector Dividend and Income Tax Equivalent Income	4-10

General Government Sector Grant Revenue	4-11

General Government Sector Grant Expenses	4-11

General Government Sector Expenses by Function	4-12

General Government Sector Purchases of Non-financial Assets by Function	4-13

Loan Council Allocation	4-13

Certification of Outcomes Report	4-14

AASB 1049 Financial Statements

Overview and Analysis	5-01

Audited Financial Statements

Operating Statement	6-01

Balance Sheet	6-03

Statement of Changes in Net Assets (Equity)	6-04

Cash Flow Statement	6-06

Notes to the Financial Statements	6-07

Certification of Queensland State Government Financial Statements	6-98

Independent Auditor’s Report to the Treasurer of Queensland	6-99

Report on State Finances 2013–14 – Government of Queensland	1

Message from the Treasurer

This report provides details of Queensland’s General Government Sector’s and Total State Sector’s financial operations and position on both a Uniform Presentation Framework (Outcomes Report) and Australian Accounting Standards basis for the 2013-14 financial year.

In endorsing this report, I place on record my appreciation of the professionalism and co-operation extended to Queensland Treasury by agency personnel and of the Treasury staff involved in its preparation.

TIM NICHOLLS MP

TREASURER AND

MINISTER FOR TRADE

2	Report on State Finances 2013–14 – Government of Queensland

Scope of the Report

The Report on State Finances, incorporating the Outcomes Report and AASB1049 Financial Statements for the General Government Sector (GGS) and Whole of Government (Total State Sector), provides a comprehensive analysis of Government finances for the 2013-14 financial year.

The Outcomes Report

The Outcomes Report contains financial statements that are prepared and presented in accordance with the Uniform Presentation Framework (UPF) agreed to at the 1991 Premiers’ Conference and revised in 2008 to align with AASB 1049 Whole of Government and General Government Sector Financial Reporting. The primary objective of the UPF is to provide uniform and comparable reporting of Commonwealth, State and Territory governments’ financial information.

Queensland’s annual Budget was prepared in accordance with the UPF, and the Outcomes Report compares achieved financial results with revised forecasts contained in the 2014-15 Budget papers.

The UPF presentation is primarily structured on a sectoral basis with a focus on the General Government and Public Non-financial Corporations sectors.

The AASB 1049 Financial Statements

The AASB 1049 Financial Statements outline the operations of the Queensland Government on an accrual basis in accordance with Australian Accounting Standard AASB 1049 Whole of Government and General Government Sector Financial Reporting and other applicable standards. The statements present the operating statement, balance sheet and cash flows of the Queensland Total State Sector on a consolidated basis and the GGS on a partially consolidated basis.

AASB 1049 Whole of Government and General Government Sector Financial Reporting was released in October 2007. The standard aims to harmonise the Government Finance Statistics (GFS) and Accounting Standard frameworks. The GFS reporting framework, developed by the Australian Bureau of Statistics (ABS), is based on international statistical standards and allows comprehensive assessments to be made of the economic impact of government. A full set of financial statements is required for both the GGS and Total State Sector. Comparison is with the prior year, though the GGS financial statements also require analysis of variances between original published budget and actuals.

Financial statements for the General Government, Public Non-financial Corporations and Public Financial Corporations sectors are disclosed in the disaggregated information note to the financial statements (Note 2).

A full list of consolidated entities is disclosed in Note 52 of the financial statements.

Where applicable, comparatives have been restated to agree with changes in presentation in the financial statements for the current reporting period and to correct timing differences and/or errors from prior periods.

Related Publications

This report complements other key publications relating to the financial performance of the Queensland Public Sector including:

-	the annual Budget papers;

-	Budget updates including the Mid Year Fiscal and Economic Review;

-	the Treasurer’s Consolidated Fund Financial Report; and

-	the annual reports of the various departments, statutory bodies, Government-owned corporations and other entities that comprise the Queensland Government.

Report on State Finances 2013–14 – Government of Queensland	3

2013-14 Outcomes Report

Uniform Presentation Framework of the Queensland Government – 30 June 2014

Queensland Government

Outcomes Report - Overview and Analysis

Overview

The General Government UPF net operating balance for 2013-14 was a surplus of $619 million, compared to the 2014-15 Budget estimated actual deficit of $2.298 billion. The improvement in the result was largely due to higher revenue (mainly from the Commonwealth). In addition, expenses were lower than forecast for 2013-14 in the 2014-15 Budget.

The improvement in the net operating balance combined with lower capital purchases resulted in a General Government fiscal deficit of $2.581 billion compared to the estimated fiscal deficit of $6.083 billion.

The operating surplus in 2013-14 was due in part to the timing of transactions, such as the prepayment by the Commonwealth of $1.5 billion in Natural Disaster Relief and Recovery Arrangements funding. Without this prepayment a surplus would not have been achieved.

The General Government fiscal deficit of $2.581 billion in 2013-14 remains significant. However, the result in 2013-14 is the smallest General Government fiscal deficit since 2006-07.

Chart 4.1: General Government Sector fiscal deficit 2005-06 to 2013-14

Source: Queensland Report on State Finances AASB 1049 Statements 2006-07 to 2013-14

The 2013-14 result reinforces how effective the Government has been in controlling expense growth, with productivity improvements allowing for the delivery of enhanced services.

Expenses in 2013-14 were $198 million lower than in 2012-13.

Compared to 2011-12, expenses in 2013-14 are only 0.2% (or $87 million) greater over two years. By way of comparison, over the two year period 2009-10 to 2011-12 expenses grew by $6.4 billion.

In contrast, over the decade to 2011-12 average expenses grew by 8.9 % per annum.

Report on State Finances 2013–14 – Government of Queensland	4-01

Outcomes Report - Overview and Analysis

Chart 4.2: General Government Sector expenses growth 2002-03 to 2013-14

Source: Queensland Report on State Finances AASB 1049 Statements 2003-04 to 2013-14

The key reason for the low expenses growth has been strong management of employee expenses. Employee expenses in 2013-14, although very similar to the estimated actual, were 1.7% (or $313 million) lower than in 2012-13, having fallen by 0.7 % in 2012-13. This is in sharp contrast to 8.6 % per annum average growth over the decade to 2011-12.

Employee expenses have now fallen for two years in a row – and in 2013-14 are $433 million less than in 2011-12. Despite this, service delivery performance across a broad range of indicators has improved.

Non-financial Public Sector gross borrowings of $72.716 billion were $3.407 billion lower than the 2013-14 estimate in the 2014-15 Budget.

Nevertheless, the Non-financial Public Sector still borrowed $3.543 billion in 2013-14, primarily because of growth in General Government Sector debt. As is shown in the following chart, Non-financial Public Sector debt of $72.7 billion in 2013-14 remains high relative to our peers.

Chart 4.3: Non-financial Public Sector debt to revenue 2005-06 to 2013-14

Source: AASB 5512.0, Report on State Finances for Queensland, New South Wales, Victoria and Western Australia, State Budget for South Australia.

4-02	Report on State Finances 2013–14 – Government of Queensland

Outcomes Report - Overview and Analysis

Fiscal principles

In response to recommendations made by the Independent Commission of Audit, the Government revised the State’s fiscal principles, which were included in a revised Charter of Fiscal Responsibility tabled in Parliament.

In keeping with the Charter’s requirement to regularly report progress against these principles, the table below provides an overview of these fiscal principles and progress against them for the 2013-14 financial year.

Principle 1 - Stabilise then significantly reduce debt

A debt to revenue ratio is an indicator of affordability and sustainability of a jurisdiction’s debt levels. Queensland’s debt to revenue ratio was 135% in 2013-14 compared to 140% in 2012-13 and 146% per the 2013-14 estimated actual for the 2014-15 Budget.

The ratio for 2013-14 was significantly impacted by an unbudgeted NDRRA grant of $1.515 billion from the Commonwealth that was paid on 30 June 2014.

Queensland’s Non-financial Public Sector debt to revenue ratio remains high relative to our peers.

Principle 2 - Achieve and maintain a fiscal balance by 2014-15

Given the high levels of Queensland’s borrowing, the Government adopted the fiscal balance rather than the net operating balance as the indicator to achieving fiscal sustainability.

A fiscal balance requires both operating and capital expenditure (excluding depreciation) to be funded from operating revenue. The effects of natural disasters, revenue write downs and capital commitments made by the previous government have resulted in a fiscal deficit of $2.581 billion for 2013-14.

The 2013-14 fiscal deficit has improved since the forecast at the 2014-15 Budget due to the large advance payment received from the Commonwealth for disaster relief as well as lower operating and capital expenditure. This is the smallest fiscal deficit since 2006-07.

Principle 3 - Maintain a competitive tax environment for business

A competitive tax environment is important to encourage business. Queensland’s per capita tax for 2013-14 was $2,522, which is $538 lower than the average of other jurisdictions.

Principle 4 - Target full funding of long term liabilities such as superannuation in accordance with actuarial advice.

An enduring feature of Queensland’s public finance has been to set aside funding for long term liabilities such as superannuation and long service leave, based on actuarial advice. As per the most recent triennial review, the defined benefit scheme was found to be in a significant surplus as at 30 June 2013, though on an accounting basis under AASB 119, the scheme has a small deficit.

The fiscal principles of the Queensland Government 2013-14
Principle	Indicator
		Est. Actual	Outcome
Stabilise then significantly reduce debt (Non-financial Public sector)	Debt to Revenue Ratio	146%	135%
Achieve and maintain a General Government sector fiscal balance by 2014-15	Fiscal balance ($ million)
		Est. Actual $ million	Outcome $ million
	2013-14	(6,083)	(2,581)
	Taxation revenue per capita 2013-14		Outcome
Maintain a competitive tax environment for business	Queensland		$2,522
	Average of other states and territories		$3,060
Target full funding of long-term liabilities such as superannuation in accordance with actuarial advice

According to the actuarial review (released July 2014), accruing superannuation liabilities were fully funded as at 30 June 2013. The State Actuary undertakes a comprehensive review of the scheme every three years.

Report on State Finances 2013–14 – Government of Queensland	4-03

Outcomes Report - Overview and Analysis

General Government Sector

Summary of Key UPF Financial Aggregates

Outlined in the table below are the key aggregates, by sector.

	General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector
	Est. Actual $ million	Outcome $ million	Est. Actual $ million	Outcome $ million	Est. Actual $ million	Outcome $ million

Revenue	44,851	46,734	11,721	11,738	52,113	54,008
Expenses	47,149	46,115	10,341	10,260	54,320	53,284
Net operating balance	(2,298)	619	1,380	1,478	(2,207)	724
Capital purchases	6,634	6,322	3,120	2,991	9,754	9,312
Fiscal balance	(6,083)	(2,581)	581	643	(6,791)	(3,309)
Borrowing	44,979	41,403	31,143	31,313	76,123	72,716
Note: 1. Numbers may not add due to rounding

General Government Revenue	2013-14 Est. Actual $ million	2013-14 Outcome $ million

Taxation revenue	11,831	11,845
Grants revenue	20,071	21,755
Sales of goods and services	5,043	5,048
Interest income	2,435	2,460
Dividend and income tax equivalent income	1,938	1,975
Other revenue	3,532	3,650

Total Revenue	44,851	46,734
Note: 1. Numbers may not add due to rounding

Total revenue was $1.883 billion higher than the 2013-14 estimated actual. This was largely due to higher than expected Commonwealth grants after the Commonwealth paid an NDRRA grant of $1.5 billion in advance on 30 June 2014.

General Government Expenses	2013-14 Est. Actual $ million	2013-14 Outcome $ million

Employee expenses	17,906	17,817
Superannuation expenses
Superannuation interest cost	955	963
Other superannuation expenses	2,356	2,277
Other operating expenses	13,980	13,114
Depreciation and amortisation	3,058	2,946
Other interest expenses	2,123	2,201
Grant expenses	6,770	6,796

Total Expenses	47,149	46,115
Note: 1. Numbers may not add due to rounding

Total expenses for 2013-14 were $1.034 billion lower than expected in the 2014-15 Budget:

-	Other operating expenses showed the greatest variance ($866 million lower). The difference was spread over a number of agencies with Health, Education, Housing and Communities showing some of the largest differences. In most cases, the variance related to the realignment of expenditure to future years, swaps to equity and delays to finalisation of agreements with the Commonwealth; and

-	Depreciation was lower than expected following revaluations.

The Government has maintained tight control over expenses with the growth in expenses being only $87 million or 0.2 % higher than they were two years ago in 2011-12.

4-04	Report on State Finances 2013–14 – Government of Queensland

Outcomes Report - Overview and Analysis

General Government Sector expenditure is focussed on the delivery of core services to the community. As shown in Chart 4.4 below, education and health account for around half of the total.

Chart 4.4: Expenses by Function1 (General Government Sector) 2013-14

1 Refer to page 4-12 for further detail of expenses in each function.

Capital Purchases

General Government Sector purchases of non-financial assets (i.e. capital expenditure) totalled $6.322 billion which was $312 million less than the 2014-15 Budget estimate for 2013-14 capital purchases largely as a result of the timing of expenditure, particularly on new hospitals and disaster remediation.

Fiscal Balance

The fiscal balance or net lending/borrowing aggregate broadly shows how much of the acquisition of non-financial assets is financed by the net operating balance (excluding depreciation) and how much by borrowing.

The improvement in the net operating balance combined with lower net capital purchases resulted in a fiscal deficit of $2.581 billion compared to the 2013-14 Budget time estimate of $6.083 billion. In addition, further testing on the Gold Coast Rapid Transit Project resulted in its commissioning in July rather than June 2014. This changed the timing of the lease commencement to 2014-15 and reduced the fiscal deficit for 2013-14 by $356 million.

Borrowing

Net borrowing for the General Government Sector was $3.449 billion, $3.238 billion less than forecast in the 2014-15 Budget due to a combination of the improved net operating balance and lower net capital spending. For the same reasons, gross borrowings were $41.403 billion compared to the forecast of $44.979 billion, with lower finance leases also contributing to lower borrowings.

Net Worth

The General Government’s net worth was $169.265 billion as at 30 June 2014, $6.401 billion lower than the estimated actual included in the 2014-15 Budget. The decrease related to the devaluation of land and other fixed assets, offset by the improved operating result and the increase in the GGS investment in other public sector entities.

Reductions in the valuation of non-financial assets within the General Government Sector were mainly the result of the first time application of AASB13 Fair Value Measurement to leasehold and reserve land. The new standard requires the use of an exit price for valuations and in relation to leasehold land has resulted in the application of a discounted cash flow methodology. These revaluations had not been completed at the time of the Budget.

This reduction was partially offset by the increase in the value of the GGS investment in the PNFC and PFC sectors. The PNFC Sector’s value increased mainly due to revaluations of non-financial assets, while the PFC Sector’s value is higher due to strong returns on investments managed by QIC Limited.

Operating Result

The operating result represents the result for the State under the Accounting Standards framework. The GGS operating result of $952 million differs from the net operating balance as it includes valuation adjustments such as gains and losses on financial and non-financial assets and deferred tax revenue.

Report on State Finances 2013–14 – Government of Queensland	4-05

Outcomes Report - Overview and Analysis

Comprehensive Result - Total Change in Net Worth

The comprehensive result includes revaluation of assets taken to reserves. The decline between the estimated actual and the actual result was due mainly to the revaluations of non-financial assets and investments discussed above.

Public Non-financial Corporations (PNFC) Sector

The Public Non-financial Corporations Sector comprises bodies such as Government-owned corporations that mainly engage in the production of goods and services (of a non-financial nature) for sale in the market place at prices that aim to recover most of the costs involved:

-	The PNFC Sector recorded a net operating surplus of $1.478 billion, $98 million higher than forecast mainly due to marginally higher revenue and lower employee costs and property expenses, partially offset by higher other operating expenses; and

-	The fiscal balance was a surplus of $643 million, compared to an estimated surplus of $581 million. The improved position reflects the higher than forecast net operating balance and lower purchases of non-financial assets.

State Financial (Total State) Sector

The Total State Sector includes all State Government departments and statutory authorities, public non-financial corporations, public financial corporations and their controlled entities. All material inter-entity and intra-entity transactions and balances have been eliminated to the extent practicable:

-	The net operating balance was a deficit of $298 million for 2013-14;

-	The cash deficit was $5.15 billion for 2013-14 after allowing for purchases of non-financial assets of $9.343 billion; and

-	The net worth was $163.466 billion, a decrease of $5.355 billion to that published in 2012-13 and which largely reflects the effect of market value movements in land and investments.

4-06	Report on State Finances 2013–14 – Government of Queensland

2013-14 Operating Statement by Sector ($ million)

		General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector		Public Financial Corporations Sector	State Financial Sector
		Est. Actual	Actual	Est. Actual	Actual	Est. Actual	Actual	Actual (b)	Actual (b)
	Revenue from Transactions
	Taxation revenue	11,831	11,845	-	-	11,500	11,497	-	11,492
	Grants revenue	20,071	21,755	865	787	20,298	21,946	-	21,899
	Sales of goods and services	5,043	5,048	10,342	10,398	13,619	13,671	1,944	15,315
	Interest income	2,435	2,460	151	141	2,586	2,601	4,876	1,380
	Dividend and income tax equivalent income	1,938	1,975	21	21	238	263	-	29
	Other revenue	3,532	3,650	343	391	3,872	4,030	87	4,112
	Total Revenue from Transactions	44,851	46,734	11,721	11,738	52,113	54,008	6,907	54,227

Less	Expenses from Transactions
	Employee expenses	17,906	17,817	1,727	1,582	19,535	19,301	236	19,309
	Superannuation expenses
	Superannuation interest cost	955	963	-	(2)	955	962	-	962
	Other superannuation expenses	2,356	2,277	223	204	2,580	2,482	13	2,494
	Other operating expenses	13,980	13,114	3,720	3,812	15,927	15,138	1,333	16,435
	Depreciation and amortisation	3,058	2,946	2,192	2,232	5,250	5,178	53	5,231
	Other interest expenses	2,123	2,201	2,027	2,043	3,926	4,013	6,012	3,883
	Grants expenses	6,770	6,796	15	21	6,147	6,210	47	6,210
	Other property expenses	-	-	437	368	-	-	44	-
	Total Expenses from Transactions	47,149	46,115	10,341	10,260	54,320	53,284	7,738	54,524
Equals	Net Operating Balance	(2,298)	619	1,380	1,478	(2,207)	724	(832)	(298)

	Other economic flows - included in operating result	310	334	(167)	36	(187)	110	4,618	2,868

	Operating Result	(1,988)	952	1,213	1,514	(2,393)	834	3,786	2,571

	Other economic flows - other movements in equity	3,934	(5,407)	(1,104)	(27)	4,237	(5,289)	(189)	(7,926)

	Comprehensive Result - Total Change in Net Worth	1,946	(4,455)	109	1,486	1,844	(4,455)	3,597	(5,355)

	KEY FISCAL AGGREGATES

	Net Operating Balance	(2,298)	619	1,380	1,478	(2,207)	724	(832)	(298)

Less	Net Acquisition of Non-financial Assets
	Purchases of non-financial assets	6,634	6,322	3,120	2,991	9,754	9,312	32	9,343
	Less Sales of non-financial assets	341	389	166	105	507	494	7	501
	Less Depreciation	3,058	2,946	2,192	2,232	5,250	5,178	53	5,231
	Plus Change in inventories	(12)	(42)	38	77	26	35	-	35
	Plus Other movements in non-financial assets	562	255	-	103	562	358	-	358
	Equals Total Net Acquisition of Non-financial Assets	3,785	3,200	800	835	4,585	4,033	(28)	4,005

	Equals Fiscal Balance	(6,083)	(2,581)	581	643	(6,791)	(3,309)	(804)	(4,303)

Notes	(a) Numbers may not add due to rounding.
	(b) In accordance with UPF requirements, estimates for Public Financial Corporations and State Financial sectors are not included in Budget documentation.

Report on State Finances 2013–14 – Government of Queensland	4-07

2013-14 Balance Sheet by Sector ($ million)

	General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector		Public Financial Corporations Sector	State Financial Sector
	Est. Actual	Actual	Est. Actual	Actual	Est. Actual	Actual	Actual (b)	Actual (b)

Assets
Financial assets
Cash and deposits	1,040	897	1,391	1,568	2,431	2,466	69	846
Advances paid	767	686	49	49	808	727	-	727
Investments, loans and placements	34,931	35,171	131	392	35,061	35,562	138,075	65,121
Receivables	3,709	4,080	2,820	2,796	4,752	5,156	253	5,184
Equity
Investments in other public sector entities	24,521	26,421	-	-	3,186	3,810	-	-
Investments - other	167	160	183	278	351	438	-	438
Total financial assets	65,135	67,416	4,575	5,083	46,588	48,159	138,397	72,316

Non-financial Assets
Land and other fixed assets	186,779	173,998	56,770	58,190	243,549	232,188	302	232,490
Other non-financial assets	7,071	6,784	2,284	1,371	850	1,279	95	1,269
Total Non-financial Assets	193,850	180,783	59,054	59,561	244,399	233,467	397	233,759

Total assets	258,985	248,198	63,628	64,644	290,987	281,626	138,795	306,075

Liabilities
Payables	3,433	3,315	2,221	2,522	3,924	4,164	384	4,277
Superannuation liability	25,120	25,512	(68)	(155)	25,052	25,357	-	25,357
Other employee benefits	5,375	4,976	843	701	6,217	5,677	95	5,772
Deposits held	-	1	26	26	26	26	5,456	3,793
Advances received	514	554	9	9	514	554	-	554
Borrowing	44,979	41,403	31,143	31,313	76,123	72,716	126,375	96,419
Other liabilities	3,897	3,171	8,222	7,617	3,567	3,865	2,675	6,434
Total liabilities	83,319	78,933	42,395	42,033	115,423	112,361	134,984	142,608

Net Worth	175,666	169,265	21,234	22,611	175,564	169,265	3,810	163,466
Net Financial Worth	(18,184)	(11,517)	(37,820)	(36,950)	(68,835)	(64,201)	3,413	(70,292)
Net Financial Liabilities	42,705	37,938	N/A	N/A	72,020	68,012	N/A	70,292
Net Debt	8,756	5,203	29,607	29,339	38,363	34,542	(6,314)	34,073

(a)   Numbers may not add due to rounding.

(b)   In accordance with UPF requirements, estimates for Public Financial Corporations and State Financial sectors are not included in Budget documentation.

(c)   Estimated Actuals have been restated where subsequent changes in classification have occurred, to ensure comparability with estimates.

4-08	Report on State Finances 2013–14 – Government of Queensland

2013-14 Cash Flow Statement by Sector ($ million)

	General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector		Public Financial Corporations Sector	State Financial Sector
	Est. Actual	Actual	Est. Actual	Actual	Est. Actual	Actual	Actual (b)	Actual (b)

Cash Receipts from Operating Activities
Taxes received	11,740	11,889	-	-	11,404	11,536	-	11,532
Grants and subsidies received	20,178	21,847	949	890	20,386	22,040	-	21,993
Sales of goods and services	5,427	5,420	10,553	11,237	14,036	14,760	2,107	16,552
Interest receipts	2,436	2,348	151	141	2,587	2,489	4,829	1,221
Dividends and income tax equivalents	1,448	1,386	21	21	70	81	-	23
Other receipts	4,705	4,745	468	215	5,170	4,959	93	5,048
Total	45,934	47,635	12,142	12,504	53,652	55,866	7,029	56,369
Cash Payments for Operating Activities
Payments for employees	(21,247)	(21,101)	(1,880)	(1,837)	(23,029)	(22,839)	(245)	(22,855)
Payments for goods and services	(15,514)	(14,603)	(4,393)	(4,563)	(17,972)	(17,349)	(165)	(17,487)
Grants and subsidies	(6,836)	(6,893)	(9)	(9)	(6,103)	(6,135)	(47)	(6,135)
Interest paid	(2,119)	(2,202)	(1,982)	(1,918)	(3,873)	(3,885)	(6,012)	(3,885)
Other payments	(368)	(249)	(883)	(911)	(867)	(843)	(1,495)	(2,309)
Total	(46,084)	(45,047)	(9,148)	(9,237)	(51,844)	(51,051)	(7,964)	(52,671)

Net Cash Inflows from Operating Activities	(150)	2,587	2,994	3,267	1,808	4,815	(935)	3,698

Cash Flows from Investments in Non-financial Assets
Purchases of non-financial assets	(6,634)	(6,322)	(3,120)	(2,991)	(9,754)	(9,312)	(32)	(9,343)
Sales of non-financial assets	341	389	166	105	507	494	7	501
Total	(6,293)	(5,933)	(2,954)	(2,886)	(9,246)	(8,817)	(25)	(8,843)

Net Cash Flows from Investments in Financial Assets for Policy Purposes	598	527	746	644	752	651	(1)	651

Net Cash Flows for Investments in Financial Assets for Liquidity Purposes	(575)	(667)	5	8	(570)	(659)	6,157	6,028

Receipts from Financing Activities
Advances received (net)	(65)	95	(1)	(1)	(66)	94	-	94
Borrowing (net)	6,687	3,449	246	94	6,932	3,543	(4,218)	(525)
Dividends paid	-	-	(1,036)	(1,038)	-	-	(31)	-
Deposits received (net)	-	1	2	2	2	3	(650)	(666)
Other financing (net)	-	-	(598)	(516)	(7)	4	(321)	(852)
Total	6,621	3,544	(1,388)	(1,458)	6,861	3,644	(5,220)	(1,949)

Net Increase/(Decrease) in Cash Held	202	59	(596)	(426)	(395)	(366)	(25)	(415)

Net cash from operating activities	(150)	2,587	2,994	3,267	1,808	4,815	(935)	3,698
Net cash from investments in non-financial assets	(6,293)	(5,933)	(2,954)	(2,886)	(9,246)	(8,817)	(25)	(8,843)
Dividends paid	-	-	(1,036)	(1,038)	-	-	(31)	-
Cash Surplus/(Deficit)	(6,443)	(3,345)	(995)	(657)	(7,438)	(4,003)	(991)	(5,145)

Derivation of ABS GFS Cash Surplus/Deficit
Cash surplus/(deficit)	(6,443)	(3,345)	(995)	(657)	(7,438)	(4,003)	(991)	(5,145)
Acquisitions under finance leases and similar arrangements	(382)	(94)	-	(44)	(382)	(138)	-	(138)
ABS GFS Cash Surplus/(Deficit) Including Finance Leases and Similar Arrangements	(6,825)	(3,440)	(995)	(701)	(7,820)	(4,141)	(991)	(5,283)

Notes (a) Numbers may not add due to rounding.
(b) In accordance with UPF requirements, estimates for Public Financial Corporations and State Financial sectors are not included in Budget documentation.

Report on State Finances 2013–14 – Government of Queensland	4-09

Outcomes Report - Other General Government UPF Data

Data in the following tables is presented in accordance with the Uniform Presentation Framework.

General Government Sector Taxes

2013-14 Outcome $ million

Taxes on employers’ payroll and labour force	3,914

Taxes on property
Land taxes	986
Stamp duties on financial and capital transactions	2,403
Other	649

Taxes on the provision of goods and services
Taxes on gambling	1,044
Taxes on insurance	819

Taxes on use of goods and performance of activities
Motor vehicle taxes	2,029

Total Taxation Revenue	11,845
Note:
1. Numbers may not add due to rounding.

General Government Sector

Dividend and Income Tax Equivalent Income

2013-14 Outcome $ million

Dividend and Income Tax Equivalent income from PNFC sector	1,734
Dividend and Income Tax Equivalent income from PFC sector	234
Other Dividend and Income Tax Equivalent income	8

Total Dividend and Income Tax Equivalent income	1,975
Note:
1. Numbers may not add due to rounding.

4-10	Report on State Finances 2013–14 – Government of Queensland

Outcomes Report - Other General Government UPF Data

General Government Sector Grant Revenue

2013-14 Outcome $ million

Current grant revenue

Current grants from the Commonwealth
General purpose grants	10,898
Specific purpose grants	5,793
Specific purpose grants for on-passing	2,191
Total current grants from the Commonwealth	18,882
Other contributions and grants	289
Total current grant revenue	19,172

Capital grant revenue

Capital grants from the Commonwealth
Specific purpose grants	2,574
Other contributions and grants	9
Total capital grant revenue	2,584

Total grant revenue	21,755
Note:
1. Numbers may not add due to rounding.

General Government Sector Grant Expenses

2013-14 Outcome $ million

Current grant expenses

Private and not-for-profit sector	1,463
Private and not-for-profit sector on-passing	1,970
Local Government	206
Local Government on-passing	222
Grants to other sectors of Government	663
Other	299
Total current grant expense	4,824

Capital grant expenses

Private and not-for-profit sector	344
Local Government	1,517
Grants to other sectors of Government	27
Other	84
Total capital grant expenses	1,972

Total grant expenses	6,796
Note:
1. Numbers may not add due to rounding.

Report on State Finances 2013–14 – Government of Queensland	4-11

Outcomes Report - Other General Government UPF Data

General Government Sector Expenses by Function

2013-14 Outcome $ million

General Public Services	1,813
Other general public services	1,813

Public Order and Safety	3,965
Police and fire protection services	2,401
Law courts and legal services	709
Prisons and corrective services	675
Other public order and safety	179

Education	10,734
Primary and secondary education	8,565
Tertiary education	697
Pre-school education and education not definable by level	1,233
Transportation of students	186
Education n.e.c.	54

Health	12,670
Acute care institutions	7,215
Mental health institutions	391
Nursing homes for the aged	314
Community health services	3,308
Public health services	494
Health research	133
Health administration n.e.c.	816

Social Security and Welfare	2,690
Welfare services	2,577
Social security and welfare n.e.c.	113

Housing and Community Amenities	1,497
Housing and community development	1,175
Water Supply	151
Sanitation and protection of the environment	171

2013-14 Outcome $ million

Recreation and Culture	850
Recreation facilities and services	502
Cultural facilities and services	300
Recreation and cultural n.e.c.	48

Fuel and Energy	558
Electricity and other energy	558

Agriculture, Forestry, Fishing and Hunting	597
Agriculture	550
Forestry, fishing and hunting	46

Mining, manufacturing and construction	261
Mining and mineral resources other than fuels	113
Construction	148

Transport and Communications	5,831
Road transport	3,126
Water transport	111
Rail transport	1,121
Other transport	1,472

Other Economic Affairs	695
Tourism and area promotion	131
Labour and employment affairs	517
Other economic affairs	47

Other Purposes	3,954
Nominal superannuation interest	963
Public debt transactions	2,162
General purpose inter-government transactions	222
Natural disaster relief	271
Other purposes n.e.c.	336

Total	46,115

4-12	Report on State Finances 2013–14 – Government of Queensland

Outcomes Report - Other General Government UPF Data

General Government Sector Purchases of Non-financial Assets by

Function and Loan Council Allocation

General Government Sector

Purchases of Non-financial Assets by Function

2013-14 Outcome $ million

General public services	48
Public order and safety	175
Education	497
Health	1,254
Social security and welfare	20
Housing and community amenities	261
Recreation and culture	61
Agriculture, forestry, fishing and hunting	31
Mining, manufacturing and construction	3
Transport and communications	3,949
Other economic affairs	3
Other purposes	18
Total	6,322
Note:
1. Numbers may not add due to rounding

Loan Council Allocation

The Australian Loan Council requires all jurisdictions to advise the Loan Council Allocation (LCA) outcome for the last financial year as part of the annual Outcomes Report. The LCA represents each government’s call on financial markets for a given financial year.

The main reason for the lower Non-financial Public Sector cash deficit is the improved operating position of the General Government Sector and lower capital expenditure in both the General Government and Public Non-financial Corporations sectors.

	2013-14 Budget $ million	2013-14 Outcome $ million

General Government Sector cash deficit/(surplus)[1]	7,469	3,345
PNFC Sector cash deficit/(surplus)[1]	1,097	657
Non-financial Public Sector cash deficit/(surplus)[1]	8,566	4,003
Acquisitions under finance leases and similar arrangements	159	138
ABS GFS cash deficit/(surplus)	8,725	4,141
Net cash flows from investments in financial assets for policy purposes	(732)	(651)
Memorandum items[2]	1,715	1,616

LOAN COUNCIL ALLOCATION	9,708	5,106
Notes:
1. Figures in brackets represent surpluses
2. Other memorandum items include operating leases and local government borrowings

Report on State Finances 2013–14 – Government of Queensland	4-13

Certification of Outcomes Report

Management Certification

The foregoing Outcomes Report contains financial statements for the Queensland State Government, prepared and presented in accordance with the Uniform Presentation Framework (UPF) agreed to at the 1991 Premiers’ Conference and revised in 2008 to align with AASB 1049 Whole of Government and General Government Sector Financial Reporting.

This report separately discloses outcomes for the General Government, Public Non-financial Corporations, Public Financial Corporations and State Financial sectors within Queensland. Entities excluded from this report include local governments and universities. Queensland public sector entities consolidated for this report are listed in the AASB 1049 Financial Statement, taking into account intra and inter-agency eliminations.

Only those agencies considered material by virtue of their financial transactions and balances are consolidated in this report.

In our opinion, we certify that the Outcomes Report has been properly drawn up, in accordance with UPF requirements, to present a true and fair view of:

(i)	the operating statement and cash flows of the Queensland State Government for the financial year; and

(ii)	the balance sheet of the Government at 30 June 2014.

At the date of certification of this report, we are not aware of any material circumstances that would render any particulars included in the Outcomes Report misleading or inaccurate.

Dennis Molloy	Mark Gray BEcon (Hons), SF Fin, GAICD
Assistant Under Treasurer	Under Treasurer
Fiscal Strategy Division	Queensland Treasury
Queensland Treasury

Date    20 November 2014

4-14	Report on State Finances 2013–14 – Government of Queensland

AASB 1049 - Overview and Analysis

The following analysis compares current year General Government Sector (GGS) and Total State Sector (TSS) performance with last year’s balances, restated for changes in accounting policies, presentational and timing differences and errors.

AASB 1049 Whole of Government and General Government Sector Financial Reporting aims to harmonise the disclosure presentation to be consistent with the Uniform Presentation Framework disclosed in the Outcomes Report.

Summary of Key Financial Aggregates of the Consolidated Financial Statements

The table below provides aggregate information under AASB1049:

	General Government Sector		Total State Sector
	2014 $ million	2013 $ million	2014 $ million	2013 $ million

Continuing Revenue from Transactions	46,734	41,755	54,227	49,612
Continuing Expenses from Transactions	46,115	46,313	54,524	55,489
Net Operating Balance	619	(4,558)	(298)	(5,877)
Other Economic Flows - Included in Operating Result	334	232	2,868	4,433
Operating Result	952	(4,325)	2,571	(1,444)
Other Economic Flows - Other Movements in Equity	(4,651)	6,544	(7,155)	7,443
Comprehensive Result [1]	(3,698)	2,219	(4,584)	5,999

Purchases of non-financial assets	6,322	7,001	9,343	10,852

Fiscal Balance	(2,581)	(7,947)	(4,303)	(10,924)

Assets	248,198	249,847	306,075	310,945
Liabilities	78,933	76,884	142,608	142,894
Net Worth	169,265	172,963	163,466	168,051

[1]	Comprehensive result is different to the Outcomes Report as it reflects the movement from the 2013 recast position, rather than the 2013 published position.

Report on State Finances 2013–14 – Government of Queensland	5-01

AASB 1049 - Overview and Analysis

Net Operating Balance

The GGS net operating balance was a surplus of $619 million compared to a deficit (restated) of $4.558 billion in 2012-13.

The significant improvement in the operating position was due to revenue being almost $5 billion greater than 2012-13, with expenses being slightly lower. Revenue was mainly higher due to Commonwealth grants for disaster relief and GST.

The Government has again maintained tight fiscal control over expenses which decreased by $198 million over 2012-13 (restated).

The Total State Sector net operating balance was a deficit of $298 million compared to a restated deficit of $5.877 billion in 2012-13.

Revenue

Revenue from transactions increased from 2012-13 by $4.979 billion to be $46.734 billion in the GGS and totals $54.227 billion in the Total State Sector, an increase of $4.615 billion over 2012-13.

Revenues by type for the GGS and Total State Sector are shown in the following chart:

1 Other revenue includes dividends and tax equivalents income.

Taxation revenue increased in 2013-14 by $908 million for GGS and $927 million for the Total State Sector. Transfer duty collections explain the majority of this increase, reflecting an improvement in the property market and duty on business transactions.

Commonwealth and other grants comprised 47% of GGS revenue and 40% of Total State Sector revenue. Grant revenue overall increased $3.4 billion from 2012-13. The increase in grants revenue from 2012-13 to 2013-14 was primarily due to a Commonwealth disaster relief payment ($1.545 billion) which was received in advance on 30 June 2014, as well as GST revenue which increased by $1.427 billion due to changes in relativities and the growth in the GST pool. Specific purpose payments from the Commonwealth increased $375 million, mainly for health and education services.

Sales of goods and services decreased marginally by $39 million in 2013-14 to $5.048 billion in the GGS and increased by $305 million or 2% in the Total State Sector.

Interest income in the Total State Sector was lower in 2013-14 than 2012-13, mainly reflecting lower levels of capital market investments held by Queensland Treasury Corporation (QTC) due to tighter control over forward borrowing levels.

5-02	Report on State Finances 2013–14 – Government of Queensland

AASB 1049 - Overview and Analysis

Expenses

Total expenses for 2013-14 were $46.115 billion for the GGS and $54.524 billion for the Total State Sector respectively, $198 million and $965 million less than the previous year.

Illustrating tight control over expenses, the GGS expenses for 2013-14 were only $87 million higher than 2 years ago (restated).

Expenses by type are shown in the following chart:

Employee expenses were 1.7% lower in 2013-14, due in part to one off redundancy costs incurred in 2012-13. Excluding redundancies, employee expenses were 0.7% higher in 2013-14 reflecting the government’s commitment to keep employee expenses under control.

Total superannuation expenses decreased in 2013-14 for both the GGS and Total State Sector mainly as a result of the lower membership in the defined benefit fund.

Other operating expenses were higher than 2012-13 by $297 million (2.3%) for the GGS, but were $140 million lower for the Total State Sector mainly due to lower WorkCover claims and recoverable works expenses for Gladstone Port.

Depreciation costs increased by $123 million to $5.231 billion for the TSS reflecting the increased capital stock.

Other interest expenses increased $261 million to $2.201 billion in the GGS, reflecting the higher average level of borrowings from QTC in 2013-14. The interest expense was $139 million less than 2012-13 in the TSS due to lower levels of interest rates and forward borrowings by QTC.

Grant expenses decreased in the GGS from 2012-13 mainly reflecting lower payments to local governments and Government-owned corporations (GOCs) for Community Service Obligations. For the Total State Sector, these grants to GOCs are eliminated.

Operating Result

The operating result is the surplus or deficit for the year under the Accounting Standards framework. Valuation and other adjustments such as deferred tax, capital returns and market value interest are shown as other economic flows and are included in the operating result.

The GGS operating result for the 2013-14 year was a surplus of $952 million (2012-13, $4.325 billion deficit) driven by the same factors as the net operating balance.

The Total State Sector operating result was $2.571 billion (2012-13, $1.444 billion deficit). This was largely due to the net operating balance changes as discussed above as well as changes in actuarial superannuation assumptions, and market value movements in interest and derivatives.

Report on State Finances 2013–14 – Government of Queensland	5-03

AASB 1049 - Overview and Analysis

Fiscal Balance

The GGS fiscal balance was negative $2.581 billion for 2013-14 compared to negative $7.947 billion for 2012-13. The change was mainly due to the improved net operating balance.

The Total State Sector fiscal balance was negative $4.303 billion for 2013-14 compared to negative $10.924 billion for 2012-13. The improvement of $6.6 billion stems largely from the improved net operating balance ($5.6 billion) as well as the lower net purchases of non-financial assets.

Assets

Assets controlled by the GGS at 30 June 2014 totalled $248.198 billion, a decrease of $1.649 billion on 2012-13.

Financial assets in the GGS increased by $5.338 billion from 2012-13, mainly due to the increase in investments in the PNFC/PFC sectors ($4.086 billion). The PNFC sector net worth increased mainly due to revaluations of non-financial assets, while the PFC sector net worth rose from gains on the divestment of QML and strong returns by WorkCover.

Non-financial assets in the GGS decreased by $6.986 billion. This was mainly because of a reduction in the value of land and buildings as a result of the changes to the value of reserve land (which has undergone a comprehensive revaluation following the adoption of AASB 13 Fair Value ) and leasehold land, which is now valued on a discounted cash flow basis. Increases in the valuation of infrastructure assets were broadly offset by a reduction in the value of plant and equipment.

Assets controlled by the State at 30 June 2014 totalled $306.075 billion (2013, $310.945 billion). Financial assets of the State decreased by $856 million as QTC decreased the level of its forward borrowings. (QTC borrowed in advance in 2012-13 to take advantage of favourable market opportunities, and invested the proceeds. These funds have been liquidated in 2013-14 and used to fund the State’s borrowing program.) These decreases were offset partly by strong returns on QIC trusts and increased onlending to Local Government. The decrease is also explained by the sale of further shares in Aurizon Holdings Limited with the proceeds being used to repay debt.

Property, plant and equipment for the State decreased $4.295 billion as revaluation decrements exceeded additions from the capital program.

The main types of assets owned by the State are detailed in the following chart:

Total Assets by Type, 2013-14

Total State

Of the Total State Sector assets, GGS assets comprised 80%, made up of:

	General Government	Total State
	$M	$M
Financial	67,416	72,316
Infrastructure	50,116	97,718
Land and buildings	106,990	111,258
Plant and equipment and other	23,677	24,783

	248,198	306,075

5-04	Report on State Finances 2013–14 – Government of Queensland

AASB 1049 - Overview and Analysis

Liabilities

Liabilities at 30 June 2014 totalled $78.933 billion for the GGS and $142.608 billion for the Total State Sector, an increase of $2.049 billion over 2012-13 for the GGS and a decrease of $286 million for the State.

The increase in liabilities for the GGS was largely due to:

-	an increase in borrowings of $3.524 billion by the GGS, primarily to fund capital projects; offset in part by

-	a decrease in the superannuation liability of $395 million and the deferred tax liability by $886 million.

For the Total State Sector, a marginal increase in the borrowings by QTC has been more than offset by decreases in employee benefit obligations.

The components of State liabilities are shown in the following chart:

Total Liabilities by Type, 2013-14

Total State

Of the Total State Sector liabilities, GGS liabilities comprised 54%, made up of:

	General Government	Total State
	$M	$M
Securities and derivatives	1	94,410
Deposits held, borrowing and advances	41,957	6,357
Employee benefit obligations	30,488	31,130
Other liabilities	6,486	10,712

	78,933	142,608

Cash Flow Statement

The GGS recorded positive net cash flows from operating activities of $2.587 billion, and net borrowings and advances of $3.544 billion which were used to fund capital purchases of $6.322 billion.

The Total State Sector recorded net cash flows from operating activities for the 2013-14 financial year of $3.698 billion. This, together with forward funding has financed purchases of non-financial assets of $9.343 billion.

Report on State Finances 2013–14 – Government of Queensland	5-05

2013-14
Audited Information

Queensland General Government and
Whole of Government Consolidated
Financial Statements
30 June 2014

Queensland
Government

Operating Statement for Queensland

for the Year Ended 30 June 2014

			General Government Sector		Total State Sector
			2014	2013	2014	2013
		Notes	$M	$M	$M	$M
	Continuing Operations Revenue from Transactions
	Taxation revenue	3	11,845	10,937	11,492	10,565
	Grants revenue	4	21,755	18,322	21,899	18,453
	Sales of goods and services	5	5,048	5,087	15,315	15,010
	Interest income	6	2,460	2,644	1,380	1,614
	Dividend and income tax equivalents income	7	1,975	1,351	29	56
	Other revenue	8	3,650	3,415	4,112	3,914
	Continuing Operations Total Revenue from Transactions		46,734	41,755	54,227	49,612

Less	Continuing Operations Expenses from Transactions
	Employee expenses	9	17,817	18,130	19,309	19,726
	Superannuation expenses
	Superannuation interest cost	51	963	923	962	919
	Other superannuation expenses	10	2,277	2,420	2,494	2,665
	Other operating expenses	11	13,114	12,817	16,435	16,575
	Depreciation and amortisation	12	2,946	2,902	5,231	5,108
	Other interest expense	13	2,201	1,940	3,883	4,022
	Grants expenses	14	6,796	7,182	6,210	6,473
	Continuing Operations Total Expenses from Transactions		46,115	46,313	54,524	55,489

Equals	Net Operating Balance		619	(4,558)	(298)	(5,877)

Add	Continuing Operations Other Economic Flows - Included in
	Operating Result
	Gain/(loss) on sale of assets	15	(6)	(302)	(760)	(560)
	Revaluation increments/(decrements) and
	impairment (losses)/reversals	16	(71)	(136)	176	631
	Asset write-downs	17	(375)	(335)	(441)	(425)
	Actuarial adjustments to liabilities	18	351	473	351	759
	Deferred income tax equivalents		100	(144)	-	-
Dividends and tax equivalents treated as capital returns		19	320	654	-	-
	Other	20	15	21	3,542	4,029
	Total Continuing Operations Other Economic Flows
	Included in Operating Result		334	232	2,868	4,433

Equals	Operating Result from Continuing Operations		952	(4,325)	2,571	(1,444)

Add	Other Economic Flows - Other Movements in Equity [1]
	Adjustments to opening balances	*	-	(798)	-	(765)
	Revaluations	21	(4,684)	8,870	(7,159)	8,208
	Other	22	33	(1,528)	4	-
	Total Other Economic Flows - Other Movements in Equity		(4,651)	6,544	(7,155)	7,443

Equals	Comprehensive Result		(3,698)	2,219	(4,584)	5,999

	Total Change In Net Worth		(3,698)	2,219	(4,584)	5,999

*	Statement of Changes in Net Assets (Equity)

[1]	Refer to page 6-02 for split of items in Other Movements in Equity between those that will or will not be reclassified subsequently to the Operating Result.

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-01

Operating Statement for Queensland

for the Year Ended 30 June 2014

continued

			General Government Sector		Total State Sector
			2014 $M	2013 $M	2014 $M	2013 $M

	[1] Other economic flows - non-owner movements in equity

	Items that will not be reclassified subsequently to Operating Result
	Increments/(decrements) in asset revaluation surplus		(9,106)	3,219	(7,692)	4,463
	Increments/(decrements) on investments		4,123	1,988	2	2
	Actuarial gain/(loss) on defined benefit superannuation plans, net of tax		229	3,711	341	3,904
	Other		33	(1,528)	4	-
	Total items that will not be reclassified subsequently to Operating Result		(4,720)	7,391	(7,346)	8,369

	Items that will be reclassified subsequently to Operating Result
	Increments/(decrements) on cash flow hedges (net of tax)		69	(48)	190	(161)
	Total items that will be reclassified subsequently to Operating Result when certain conditions are met		69	(48)	190	(161)

	KEY FISCAL AGGREGATES

	Net Operating Balance		619	(4,558)	(298)	(5,877)

Less	Net Acquisition/(Disposal) of Non-Financial Assets
	Purchases of non-financial assets		6,322	7,001	9,343	10,852
	Less	Sales of non-financial assets	389	899	501	957
	Less	Depreciation	2,946	2,902	5,231	5,108
	Plus	Change in inventories	(42)	(59)	35	(17)
	Plus	Other movement in non-financial assets	255	249	358	278
	Equals	Total Net Acquisition/(Disposal) of Non-Financial Assets	3,200	3,389	4,005	5,048

Equals	Fiscal Balance		(2,581)	(7,947)	(4,303)	(10,924)

This Operating Statement should be read in conjunction with the accompanying notes. Note 2 provides disaggregated information in relation to the above components.

6-02	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Balance Sheet for Queensland

as at 30 June 2014

		General Government Sector		Total State Sector
	Notes	2014 $M	2013 $M	2014 $M	2013 $M
Assets
Financial Assets
Cash and deposits	23	897	838	846	1,261
Receivables and loans
Receivables	24	4,080	3,634	5,184	4,675
Advances paid	24	686	708	727	756
Loans paid	24	357	380	9,621	8,566
Securities other than shares	25	34,814	34,021	55,500	56,959
Shares and other equity investments
Investments in public sector entities	26	26,421	22,335	-	-
Investments in other entities	26	8	8	286	798
Investments accounted for using equity method	26	152	154	152	156
Total Financial Assets		67,416	62,078	72,316	73,172

Non-Financial Assets
Inventories	29	593	634	1,176	1,168
Assets held for sale	30	257	139	308	142
Investment properties	31	187	185	509	497
Property, plant and equipment	33	172,206	179,259	229,392	233,687
Intangibles	34	769	808	1,386	1,441
Deferred tax asset		6,129	6,193	-	-
Other non-financial assets	35	642	551	987	838
Total Non-Financial Assets		180,783	187,769	233,759	237,773

Total Assets		248,198	249,847	306,075	310,945

Liabilities
Payables	36	3,315	3,490	4,277	4,389
Employee benefit obligations
Superannuation liability	37	25,512	25,907	25,357	25,887
Other employee benefits	37	4,976	5,042	5,772	5,899
Deposits held	38	-	-	3,793	4,465
Borrowings and advances
Advances received	39	554	467	554	467
Borrowings	39	41,402	37,878	2,010	1,745
Securities and derivatives	40	1	1	94,410	93,667
Deferred tax liability		809	1,695	-	-
Provisions	42	1,653	1,698	5,382	5,272
Other liabilities	43	708	705	1,053	1,103
Total Liabilities		78,933	76,884	142,608	142,894

Net Assets		169,265	172,963	163,466	168,051

Net Worth
Accumulated surplus/(deficit)		82,300	81,533	81,631	79,508
Reserves		86,965	91,430	81,835	88,542
Total Net Worth		169,265	172,963	163,466	168,051

KEY FISCAL AGGREGATES
Net Financial Worth		(11,517)	(14,806)	(70,292)	(69,722)
Net Financial Liabilities		37,938	37,141	70,292	69,722
Net Debt		5,203	2,399	34,073	32,801

This Balance Sheet should be read in conjunction with the accompanying notes. Note 2 provides disaggregated information in relation to the components of the net assets.

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-03

Statement of Changes in Net Assets (Equity) for Queensland General Government Sector

for the year ended 30 June 2014

	Opening Balance	Adjustments to Opening Balances	Comprehensive Result for Period
			Movements	Transfers / Entity Cessation [1]	Actuarial Gain / Loss on Superannuation	Closing Balance
	$M	$M	$M	$M	$M	$M
2014
Accumulated surplus	81,533	-	952	(414)	229	82,300
Revaluation reserve - financial assets	15,217	-	4,193	3	-	19,413
Revaluation reserve - non-financial assets	76,114	-	(9,106)	444	-	67,452
Other reserves	99	-	-	1	-	100

Total equity at the end of the financial year	172,963	-	(3,961)	33	229	169,265

	Opening Balance	Adjustments to Opening Balances	Comprehensive Result for Period [4]
			Movements	Transfers / Entity Cessation [1]	Actuarial Gain / Loss on Superannuation	Closing Balance
	$M	$M	$M	$M	$M	$M
2013
Accumulated surplus [2]	83,084	(803)	(4,325)	(133)	3,711	81,533
Revaluation reserve - financial assets [3]	13,272	4	1,940	-	-	15,217
Revaluation reserve - non-financial assets	74,284	-	3,219	(1,389)	-	76,114
Other reserves	105	-	-	(5)	-	99

Total equity at the end of the financial year	170,745	(798)	835	(1,528)	3,711	172,963

[1]	The 2013-14 balance in Transfers/Entity Cessation relates to the Trustees of Parklands Gold Coast (a PNFC sector entity) ceasing and the transfer in to the General Government Sector of Skills Queensland from the private sector.
The 2012-13 balance in Transfers/Entity Cessation relates mainly to the General Government Sector accounting for the water entity merger of Linkwater, SEQ Water Grid Manager and SEQ Water which eliminates at the Total State Sector (see page 6-05).

The following footnotes relate to prior year adjustments to equity:

[2]	The opening accumulated surplus has been reduced by $803 million which mainly consists of the recast of the timing of recognition of tax and royalty revenues and the reclassfication to expenses of certain payments in relation to the Gold and Sunshine Coast University hospitals and the Lady Cilento Children’s Hospital, and in relation to Boggo Road Urban Village.
The movement in accumulated surplus for the period includes a decrease of $186 million in the net operating balance mainly due to a change in the way interest is calculated on the net defined benefit superannuation liability as a result of amendments to AASB119 - Employee Benefits ($180 million). This decrease is offset by an increase in the actuarial gain/loss on the superannuation liability.
[3]	The movement in the financial asset revaluation reserve includes an increase in relation to the change in value of the Public Financial and Public Non-financial Corporations sectors.
[4]	Adjustments to opening balances are included as part of the comprehensive result on the face of the Operating Statement as they represent changes to the comprehensive result in prior periods.

6-04	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Statement of Changes in Net Assets (Equity) for Queensland Total State Sector

for the year ended 30 June 2014

	Opening Balance $M	Adjustments to Opening Balances $M	Comprehensive Result for Period			Closing Balance $M
			Movements $M	Transfers / Entity Cessation [2] $M	Actuarial Gain / Loss on Superannuation [1] $M
2014
Accumulated surplus	79,508	-	2,571	(789)	341	81,631
Revaluation reserve - financial assets	1,055	-	192	3	-	1,251
Revaluation reserve - non-financial assets	86,906	-	(7,692)	293	-	79,507
Other reserves	582	-	-	496	-	1,078

Total equity at the end of the financial year	168,051	-	(4,929)	4	341	163,466

	Opening Balance $M	Adjustments to Opening Balances $M	Comprehensive Result for Period [5]			Closing Balance $M
			Movements $M	Transfers / Entity Cessation $M	Actuarial Gain / Loss on Superannuation [1] $M
2013
Accumulated surplus [3]	76,443	(795)	(1,444)	1,399	3,904	79,508
Revaluation reserve - financial asset [4]	1,245	30	(160)	(60)	-	1,055
Revaluation reserve - non-financial assets	84,258	-	4,463	(1,815)	-	86,906
Other reserves	106	-	-	476	-	582

Total equity at the end of the financial year	162,052	(765)	2,859	-	3,904	168,051

[1]	Refer to Note 51 - Retirement Benefit Obligations.

[2]	The balance in Transfers/Entity Cessation relates to the transfer in to the General Government sector of Skills Queensland from the private sector.

The following footnotes relate to prior year equity adjustments:

[3]	The opening accumulated surplus has been reduced by $795 million which mainly consists of the recast of the timing of recognition of tax and royalty revenues and the reclassification to expenses of certain payments in relation to the Gold and Sunshine Coast University hospitals and the Lady Cilento Children’s Hospital, and in relation to Boggo Road Urban Village.
The movement in accumulated surplus for the period includes a decrease of $203 million in the net operating balance mainly due to a change in the way interest is calculated on the net defined benefit superannuation liability as a result of amendments to AASB119 – Employee Benefits ($180 million). This decrease is offset by an increase in the actuarial gain/loss on the superannuation liability.
[4]	The opening financial asset revaluation reserve has been adjusted by $30 million due to a restatement of certain electricity entities’ cash flow hedge reserves.
[5]	Adjustments to opening balances are included as part of the comprehensive result on the face of the Operating Statement as they represent changes to the comprehensive result in prior periods.

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-05

Cash Flow Statement for Queensland

for the Year Ended 30 June 2014

		General Government Sector		Total State Sector
		2014	2013	2014	2013
	Notes	$M	$M	$M	$M
Cash Flows from Operating Activities
Cash received
Taxes received		11,889	10,955	11,532	10,587
Grants and subsidies received		21,847	18,405	21,993	18,576
Sales of goods and services		5,420	5,778	16,552	16,281
Interest receipts		2,348	2,641	1,221	1,587
Dividends and income tax equivalents		1,386	1,087	23	54
Other receipts		4,745	4,731	5,048	5,184
		47,635	43,596	56,369	52,269
Cash paid
Payments for employees		(21,101)	(22,286)	(22,855)	(24,115)
Payments for goods and services		(14,603)	(14,491)	(17,487)	(17,699)
Grants and subsidies		(6,893)	(6,858)	(6,135)	(6,205)
Interest paid		(2,202)	(1,940)	(3,885)	(4,027)
Other payments		(249)	(505)	(2,309)	(2,350)
		(45,047)	(46,080)	(52,671)	(54,396)

Net Cash Flows from Operating Activities	44	2,587	(2,483)	3,698	(2,127)

Cash Flows from Investing Activities
Non-Financial Assets
Purchases of non-financial assets		(6,322)	(7,001)	(9,343)	(10,852)
Sales of non-financial assets		389	899	501	957
		(5,933)	(6,102)	(8,843)	(9,895)
Financial Assets (Policy Purposes)
Equity acquisitions		4	-	-	-
Equity disposals		523	482	651	2,874
		527	482	651	2,874
Financial Assets (Liquidity Purposes)
Sales of investments		2,891	3,958	36,825	41,631
Purchases of investments		(3,558)	(3,784)	(30,797)	(43,515)
		(667)	174	6,028	(1,885)

Net Cash Flows from Investing Activities		(6,072)	(5,445)	(2,164)	(8,905)

Cash Flows from Financing Activities
Cash received
Advances received		178	22	178	22
Proceeds of borrowing		6,872	9,796	1,921	1,956
Deposits received		7	4	24	1,123
Other financing (including interest bearing liabilities)		-	-	49,772	54,561
		7,057	9,823	51,895	57,663
Cash paid
Advances paid		(24)	(43)	(24)	(43)
Borrowing repaid		(3,483)	(1,868)	(2,505)	(2,553)
Deposits withdrawn		(6)	(6)	(690)	(53)
Other financing (including interest bearing liabilities)		-	-	(50,625)	(44,252)
		(3,512)	(1,917)	(53,844)	(46,901)

Net Cash Flows from Financing Activities		3,544	7,906	(1,949)	10,762

Net increase/(decrease) in Cash and Deposits Held		59	(23)	(415)	(270)
Cash and deposits at the beginning of the financial year		838	861	1,261	1,531
Cash and Cash Equivalents Held at the End of the Financial Year	23	897	838	846	1,261
KEY FISCAL AGGREGATES
Net Cash from Operating Activities		2,587	(2,483)	3,698	(2,127)
Net Cash Flow from Investments in Non-Financial Assets		(5,933)	(6,102)	(8,843)	(9,895)
CASH SURPLUS/(DEFICIT)		(3,345)	(8,585)	(5,145)	(12,021)

Derivation of ABS GFS Cash Surplus/Deficit
Cash surplus/(deficit)		(3,345)	(8,585)	(5,145)	(12,021)
Acquisitions under finance leases and similar arrangements		(94)	(85)	(138)	(85)
ABS GFS Cash Surplus/(Deficit) Including Finance Leases and Similar Arrangements		(3,440)	(8,669)	(5,283)	(12,106)

This Cash Flow Statement should be read in conjunction with the accompanying notes. Note 2 provides disaggregated information in relation to the components of the net cash flows.

6-06	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

Index of Notes

Note	Title	Page

1.	Significant accounting policies	6-08
2.	Disaggregated information	6-28
3.	Taxation revenue	6-35
4.	Grants revenue	6-35
5.	Sales of goods and services	6-35
6.	Interest income	6-35
7.	Dividend and income tax equivalents income	6-35
8.	Other revenue	6-36
9.	Employee expenses	6-36
10.	Other superannuation expenses	6-36
11.	Other operating expenses	6-36
12.	Depreciation and amortisation	6-36
13.	Other interest expense	6-37
14.	Grants expenses	6-37
15.	Gain/(loss) on sale of assets	6-37
16.	Revaluation increments/(decrements) and impairment (losses)/reversals	6-38
17.	Asset write-downs	6-38
18.	Actuarial adjustments to liabilities	6-38
19.	Dividends and tax equivalents treated as capital returns	6-38
20.	Other economic flows in operating result	6-38
21.	Other economic flows - other movements in equity - revaluations	6-39
22.	Other economic flows - other movements in equity - other	6-39
23.	Cash and deposits	6-39
24.	Receivables and loans	6-39
25.	Securities other than shares	6-41
26.	Shares and other equity investments	6-42
27.	Interest in joint ventures	6-43
28.	Public private partnerships	6-44
29.	Inventories	6-47
30.	Assets held for sale	6-47
31.	Investment properties	6-47
32.	Restricted assets	6-47
33.	Property, plant and equipment	6-48
34.	Intangibles	6-57
35.	Other non-financial assets	6-59
36.	Payables	6-59
37.	Employee benefit obligations	6-59
38.	Deposits held	6-59
39.	Borrowings and advances	6-60
40.	Securities and derivatives	6-60
41.	Contractual maturity analysis of financial liabilities	6-60
42.	Provisions	6-62
43.	Other liabilities	6-63
44.	Cash flows	6-63
45.	Expenditure commitments	6-63
46.	Cash and other assets held in trust	6-64
47.	Contingent assets and liabilities	6-65
48.	Post balance date events	6-70
49.	Defeased cross border leases	6-70
50.	Financial risk management disclosure	6-70
51.	Retirement benefit obligations	6-79
52.	Controlled entities	6-83
53.	Reconciliation to GFS	6-87
54.	Expenses from transactions by function	6-91
55.	Sector assets by function	6-92
56.	Future developments	6-92
57.	General Government Sector budget to actual comparison	6-93

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-07

Notes to the Financial Statements

1.	Significant accounting policies

The following summary presents the significant accounting policies that have been adopted in preparing and presenting financial statements of the Queensland General Government Sector (GGS) and the consolidated Total State Sector.

The GGS is a component of the Total State Sector. The GGS is determined in accordance with the principles and rules contained in the Australian Bureau of Statistics’ (ABS) Australian System of Government Finance Statistics: Concepts, Sources and Methods 2005 (ABS GFS Manual). According to the ABS GFS Manual, the GGS consists of all government units and non-profit institutions controlled and mainly financed by government. Government units are legal entities established by political processes that have legislative, judicial or executive authority over other units and which provide goods and services to the community or to individuals on a non-market basis and make transfer payments to redistribute income and wealth. Non-profit institutions are created for the purpose of producing or distributing goods and services but are not a source of income, profit or other financial gain for the government.

Unless otherwise stated, references in this report to “the State” include both the GGS and Total State Sector.

(a)	Basis of accounting

This financial report has been prepared in accordance with the Financial Accountability Act 2009. In addition, the financial statements comply with AASB 1049 Whole of Government and General Government Sector Financial Reporting which requires compliance with all Australian Accounting Standards and Concepts, Interpretations and other authoritative pronouncements, except those identified below.

With respect to compliance with Australian Accounting Standards and Interpretations, the GGS and the Total State Sector have applied those requirements applicable to not-for-profit entities, as the GGS and the Total State Sector are classified as such. It is however recognised that the Total State Sector is an aggregation of both for-profit and not-for-profit entities.

AASB 1049 harmonises GFS with Generally Accepted Accounting Principles (GAAP) to the extent that GFS does not conflict with GAAP. This requires the selection of options within the Australian Accounting Standards that harmonise with the ABS GFS Manual.

The purpose of this financial report is to provide users with information about the stewardship by the Government in relation to the GGS and Total State Sector and accountability for the resources entrusted to it, information about the financial position, performance and cash flows of the GGS and Total State Sector and information that facilitates assessments of the macro-economic impact of the Government.

The financial report of the Total State Sector is a general purpose financial report. The financial report of the GGS is included as two separate columns adjacent to the Total State financial information. GGS information is shaded.

The statements have been prepared on an accrual basis that recognises the financial effects of transactions and events when they occur.

AASB 13 Fair Value Measurement became effective for reporting periods beginning on or after 1 January 2013. AASB 13 sets out a new definition of fair value as well as new principles to be applied when determining the fair value of assets and liabilities. The new requirements have been applied to all of the State’s assets and liabilities (excluding leases) that are measured and/or disclosed at fair value or another measurement based on fair value. The impacts of AASB 13 relate to the fair value measurement methodologies used and financial statement disclosures made in respect of such assets and liabilities. The revised valuation methodologies for assets and liabilities to align with AASB 13 have not resulted in material differences from previous methodologies, except for land administered by the Department of Natural Resources and Mines which now values based on the net present value of future lease income. This has resulted in a write down of $3.773 billion during 2013-14.

AASB 13 has required an increased amount of information to be disclosed in relation to fair value measurements for both assets and liabilities. For those fair value measurements of assets or liabilities that substantially are based on data that is not ‘observable’ (i.e. accessible outside the State), the amount of information disclosed has significantly increased. Note 1(w) explains some of the principles underpinning the additional fair value information disclosed. Note 33 explains this information further.

A revised version of AASB 119 Employee Benefits changes the definition of ‘short-term benefits’ to include all benefits (including termination benefits) that are expected to be wholly settled before 12 months after the end of the reporting period in which the employees provide the associated services. The revised AASB 119 also includes changed requirements for the measurement of employer liabilities/assets arising from defined benefit plans, and the measurement and presentation of changes in such liabilities/assets. In particular, the discount rate rather than the expected rate of return is to be applied to members’ fund assets. The effect of this is to increase the superannuation interest cost by approximately $173 million (2013: $180 million) for the General Government Sector and for the Total State Sector approximately $208 million (2013: $215 million).

New or revised accounting standards and interpretations with implications for the reporting entity which have been published and are not mandatory for 30 June 2014 reporting periods are set out below:

AASB 9: Financial Instruments

AASB 10: Consolidated Financial Statements

AASB 11: Joint Arrangements

AASB 12: Disclosure of Interests in Other Entities

AASB 127: (revised) Separate Financial Statements

AASB 128: (revised) Investments in Associates and Joint Ventures

AASB 1055: Budgetary Reporting

6-08	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

1.	Significant accounting policies continued

(a)	Basis of accounting continued

2010-7: Amendments to Australian Accounting Standards arising from AASB 9 (December 2010) [AASB 1, 3, 4, 5, 7, 101, 102, 108, 112, 118, 120, 121, 127, 128, 131, 132, 136, 137, 139, 1023 & 1038 and Interpretations 2, 5, 10, 12, 19 & 127]

2011-7: Amendments to Australian Accounting Standards arising from the Consolidation and Joint Arrangements Standards [AASB 1, 2, 3, 5, 7, 101, 107, 112, 118, 121, 124, 132, 133, 136, 138, 129, 1023 & 1038 and Interpretations 5, 9, 16 & 17] [for not-for-profit entities]

2012-3: Amendments to Australian Accounting Standards – Offsetting Financial Assets and Financial Liabilities [AASB 132]

2013-1: Amendments to AASB 1049 - Relocation of Budgetary Reporting Requirements

2013-3: Amendments to AASB 136 - Recoverable Amount Disclosures for Non-Financial Assets

2013-4: Amendments to Australian Accounting Standards - Novation of Derivatives and Continuation of Hedge Accounting [AASB 139]

2013-8: Amendments to Australian Accounting Standards - Australian Implementation Guidance for Not-For-Profit Entities - Control and Structured Entities [AASB 10, 12 & 1049]

2013-9: Amendments to Australian Accounting Standards - Conceptual Framework, Materiality and Financial Instruments [Operative dates: Part A Conceptual Framework - 20 Dec 2013; Part B Materiality - 1 Jan 2014; Part C Financial Instruments - 1 Jan 2015]

2014-1: Amendments to Australian Accounting Standards [Operative dates: Part A-C - 1 Jul 2014; Part D - 1 Jan 2016; Part E - 1 Jan 2015]

2014-3: Amendments to Australian Accounting Standards - Accounting for Acquisitions of Interests in Joint Operations [AASB 1 & AASB 11]

2014-4: Amendments to Australian Accounting Standards - Clarification of Acceptable Methods of Depreciation and Amortisation [AASB 116 & AASB 138]

The State has not adopted these standards and interpretations early. Application of these standards is not likely to materially affect any of the amounts recognised in the financial statements in future reporting periods but may impact the type of information disclosed.

The following new and revised standards apply as from reporting periods beginning on or after 1 January 2014:

AASB 9 Financial Instruments (December 2010), AASB 2010-7 Amendments to Australian Accounting Standards arising from AASB 9 (December 2010) [AASB 1, 3, 4, 5, 7, 101, 102, 108, 112, 118, 120, 121, 127, 128, 131, 132, 136, 137, 139, 1023 & 1038 and Interpretations 2, 5, 10, 12, 19 & 127] and AASB 2014-1 Amendments to Australian Accounting Standards become effective for reporting periods beginning on or after 1 January 2018. The main impacts of these standards on the State are that they will change the requirements for the classification, measurement and disclosures associated with the State’s financial assets. Under the new requirements financial assets will be more simply classified according to whether they are measured at amortised cost or fair value. Pursuant to AASB 9, financial assets can only be measured at amortised cost if two conditions are met. One of these conditions is that the asset must be held within a business model whose objective is to hold assets in order to collect contractual cash flows. The other condition is that the contractual terms of the asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

The State has commenced reviewing the measurement of its financial assets against the new AASB 9 classification and measurement requirements. However, as the classification of financial assets at the date of initial application of AASB 9 will depend on the facts and circumstances existing at that date, the State’s conclusions will not be confirmed until closer to that time.

The potential impact of the new measurement requirements on the State is that the ‘held to maturity’ investments on the balance sheet will need to be measured at fair value and will no longer be classified as ‘held to maturity’.

AASB 10 Consolidated Financial Statements redefines and clarifies the concept of control of another entity, which forms the basis for determining which entities should be consolidated into an entity’s financial statements. Therefore, subject to any not-for-profit modifications yet to be made to AASB 10, the State will need to re-assess the nature of its relationships with other entities, including entities that aren’t currently consolidated.

AASB 11 Joint Arrangements deals with the concept of joint control, and sets out a new principles-based approach for determining the type of joint arrangement that exists and the corresponding accounting treatment. The new categories of joint arrangements under AASB 11 are more aligned to the actual rights and obligations of the parties to the arrangement. Subject to any not-for-profit modifications yet to be made to AASB 11, the State will need to assess the nature of any arrangements with other entities to determine whether a joint arrangement exists in terms of AASB 11.

AASB 12 Disclosure of Interests in Other Entities contains a wide range of new disclosure requirements in respect of interests in other entities and whether those entities are controlled entities, associates, joint arrangements, or unconsolidated structured entities. The volume and nature of disclosures that the State will be required to make after 2013-14 will depend on the State’s eventual assessment of the implications of the new and revised standards listed above, particularly AASB 10, AASB 11 and AASB 128.

AASB 128 (revised) Investments in Associates [for not-for-profit entities] sets out the accounting treatment for investments in associates and how the equity method is to be applied for investments in associates in a range of situations. Application of this standard by the State is not expected to affect any of the amounts recognised in the financial statements.

AASB 1055 Budgetary Reporting applies from reporting periods beginning on or after 1 July 2014 and applies to all not-for-profit agencies within the General Government Sector, as well as to the financial statements for the whole of Government and General Government Sector itself. Based on what is disclosed in the Budget Papers, original budgeted statements with accompanying explanations of major variances will need to be disclosed for Operating Statement, Balance Sheet, Statement of Changes in Net Assets (Equity) and Cash Flow Statement. These requirements are already complied with in these financial statements.

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-09

Notes to the Financial Statements

1.	Significant accounting policies continued

(b)	The Government Reporting Entity

The Queensland Government economic entity (Total State) includes all State Government departments, other General Government entities, Public Non-financial Corporations, Public Financial Corporations and their controlled entities. Refer Note 52 for a full list of controlled entities included in each sector.

Under AASB 1049, the preparation of the GGS financial report does not require full application of AASB 127 Consolidated and Separate Financial Statements and AASB 139 Financial Instruments: Recognition and Measurement. The GGS includes the value of all material assets, liabilities, equities, revenue and expenses of entities controlled by the GGS of Queensland. Assets, liabilities, revenue, expenses and cash flows of government controlled entities that are in the Public Non-financial Corporations Sector and the Public Financial Corporations Sector are not separately recognised in the GGS. Instead, the GGS recognises an asset, being the controlling equity investment in those entities and recognises an increment or decrement relating to changes in the carrying amount of that asset, measured in accordance with AASB 1049. See Note 1(q) for further information on valuation of investments in public sector entities.

Where control of an entity is obtained during the financial year, its results are included in the Operating Statement from the date control commences. Where control of an entity ceases during a financial year, its results are included for that part of the year during which control existed.

Generally, only those agencies considered material by virtue of the size of their financial transactions and/or resources managed are consolidated for the purposes of this report. (Refer Note 52 for further details.)

In the process of reporting the Government of Queensland as a single economic entity, all material inter-entity and intra-entity transactions and balances have been eliminated to the extent practicable.

The ABS GFS Manual provides the basis upon which GFS information contained in the financial report is prepared. In particular, notes disclosing key fiscal aggregates of net worth, net operating balance, total change in net worth, fiscal balance or net lending/(borrowing) and cash surplus/(deficit) determined using the principles and rules in the ABS GFS Manual are included in the financial report, together with a reconciliation of those key fiscal aggregates to the corresponding key fiscal aggregates determined in accordance with AASB 1049.

(c)	Sectors

Assets, liabilities, revenues and expenses that are attributed reliably to each sector of the Queensland Government economic entity are disclosed in Note 2. For disclosure purposes, transactions and balances between sectors have not been eliminated but those between entities within each sector have been eliminated. The financial impact of inter-sector transactions and balances is disclosed in Note 2, under the heading of Consolidation Adjustments.

A brief description of each broad sector of the Government’s activities, determined in accordance with the Government Finance Statistics Standards (Australian Bureau of Statistics), follows:

General Government Sector (GGS)

The primary function of General Government Sector agencies is to provide public services that:

-	are non-trading in nature and that are for the collective benefit of the community;
-	are largely financed by way of taxes, fees and other compulsory charges; and
-	involve the transfer or redistribution of income.

Public Non-financial Corporations Sector (PNFC)

The primary function of enterprises in the Public Non-financial Corporations Sector is to provide goods and services that:

-	are trading, non-regulatory or non-financial in nature; and
-	are financed by way of sales of goods and services to consumers.

Public Financial Corporations Sector (PFC)

The Public Financial Corporations Sector comprises publicly-owned institutions which provide financial services, usually on a commercial basis.

Functions they perform may include:

-	central bank functions;
-	accepting on-call, term or savings deposits;
-	investment fund management;
-	having the authority to incur liabilities and acquire financial assets in the market on their own account; or
-	providing insurance services.

6-10	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

1.	Significant accounting policies continued

(d)	Reporting period

The reporting period of the GGS and Total State Sector is the year ended 30 June 2014.

(e)	Basis of measurement

The GGS financial report and Total State Sector consolidated financial report adopt the following valuation methodologies:

-	superannuation, WorkCover, motor vehicle accident liabilities, Queensland Government Insurance Fund and the Queensland Government Long Service Leave Central Scheme provisions are based on actuarial valuations;
-	investments and other financial assets are recorded at fair value, except as outlined in note 1(ah);
-	borrowings and other financial liabilities are recorded at fair value, except as outlined in note 1(ah);
-	power purchase agreements are valued at fair value;
-	land, buildings, other infrastructure, major plant and equipment and heritage and cultural assets are valued at fair value. Other classes of assets are valued at cost which approximates fair value due to their short useful lives; and
-	inventories (other than those held for distribution) are valued at the lower of cost and net realisable value under AASB 102 Inventories.

Historical cost accounting principles are otherwise employed.

Unless otherwise stated, the accounting policies adopted for the reporting period are consistent with those of the previous reporting period. In accordance with AASB 101 Presentation of Financial Statements and AASB 108 Accounting Policies, Changes in Accounting Estimates and Error, changes to accounting policies are applied retrospectively unless specific transitional provisions apply.

(f)	Classification

AASB 1049 Whole of Government and General Government Sector Financial Reporting requires the Operating Statement to include all items of income and expense recognised in a period. All amounts relating to an item included in the determination of comprehensive result (total change in net worth) are classified as transactions or other economic flows in a manner that is consistent with the ABS GFS Manual. Key technical terms from the ABS GFS Manual that are used in this financial report are outlined in Note 1(ao).

Transactions are interactions between two units by mutual agreement or an action within a unit that is analytically useful to treat as a transaction. Other economic flows are changes in the volume or value of an asset or liability that do not result from transactions (i.e. revaluations and other changes in the volume of assets).

Where application of accounting standards results in a variance to GFS, a reconciliation to GFS is provided in Notes 26 and 53.

(g)	Rounding

All amounts in these statements have been rounded to the nearest $1 million or where the amount is less than $500,000 to zero, unless otherwise indicated. Accordingly, numbers may not add due to rounding.

(h)	Comparative information

Where applicable, comparatives have been restated, to be consistent with changes in the financial statements presentation for the current reporting period.

(i)	Errors

AASB 108 requires that material prior period errors be corrected retrospectively by either restating comparative amounts if the errors occurred in the prior year; or restating the opening balances of assets, liabilities and equity of the prior year where the error occurred before the prior year.

(j)	Business combinations

Business combinations are recognised in accordance with AASB 3 Business Combinations and accounted for using the acquisition method, regardless of whether equity instruments or other assets and liabilities are acquired.

Cost is measured as the fair value of the assets given or liabilities incurred or assumed at the date of exchange plus costs directly attributable to the acquisition.

Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair value at the acquisition date, irrespective of the extent of any minority interest. The excess of cost of acquisition over the fair value of the State’s share of the identifiable net assets acquired is recorded as goodwill. If the cost of acquisition is less than the State’s share of the fair value of the identifiable net assets of the subsidiary acquired, the difference is recognised directly in the Operating Statement, but only after a reassessment of the identification and measurement of the net assets acquired.

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-11

Notes to the Financial Statements

1.	Significant accounting policies continued

(k)	Revenue recognition

Commonwealth and other grants are recognised as revenue when the recipient entity obtains control over the grant, usually upon receipt. Where the grant is of a reciprocal nature, revenue is recognised as and when the obligation is fulfilled. When revenue has been received in advance for services or works still to be completed at balance date, this revenue is considered to be unearned and is reported in other liabilities. Refer Note 43.

Assets received at below fair value, including those received free of charge and that can be measured reliably are recognised at their fair value as revenue when control over the assets is obtained, normally either on receipt of the assets or on notification that the assets have been secured.

Contributions of services are recognised only if the services would have been purchased if they had not been donated and their fair value can be reliably measured. Where this is the case, an equal amount is recognised as a revenue and an expense.

Non-repayable customer contributions are recognised as revenue and as assets in accordance with Interpretation 18 Transfers of Assets from Customers.

To the extent practicable, revenues from the sale of goods and services (including gas and electricity), fines and regulatory fees are recognised when the transactions or events giving rise to the revenue occur.

Taxation and royalty revenue is recognised when the underlying transaction or event which gives rise to the right to collect the revenue occurs and can be measured reliably, or at the time the payer’s obligation to pay arises pursuant to the issue of an assessment. Self assessed taxes and royalties are recognised when raised by the self assessor. Other tax and royalty revenues are recognised when assessment notices are issued.

Interest income includes investment income earned on financial assets during the financial year.

For the GGS, dividends from PNFC and PFC sector entities are recorded as revenue from transactions where the dividends are declared out of current profits. Dividends paid out of prior accumulated profits and reserves or from the sale of businesses represent a return of Government’s initial equity investment under ABS GFS principles and are disclosed as other economic flows. The net profit/(loss) from associates and joint ventures (excluding dividend distributions) is included in other economic flows in the Operating Statement.

Dividends from the PNFC and PFC sectors are eliminated in the Total State Sector.

Other economic flows of a revenue nature included in the operating result incorporate gains on disposal of non-financial assets, deferred income tax equivalents (for the GGS) and changes in fair value of financial instruments measured at fair value (after excluding dividend distributions).

Net increments in the market values of biological assets are recognised as other economic flows.

(l)	Other interest expense

Interest and other finance charges are recognised as expenses in the period in which they are incurred.

(m)	Taxation

The Government is exempt from Commonwealth taxation except for Fringe Benefits Tax and Goods and Services Tax (GST).

Revenues, expenses and assets are recognised net of GST, except where the amount of GST incurred is not recoverable from the Australian Taxation Office (ATO). In these circumstances, the GST is recognised as part of the acquisition cost of the asset or as part of the item of expense.

Receivables and payables include GST. The amounts of GST receivable from, or payable to, the ATO are included as a current asset or liability in the Balance Sheet.

Cash flows are included in the Cash Flow Statement on a gross basis. The GST components of cash flows arising from investing and financing activities which are recoverable from, or payable to, the ATO are classified as operating cash flows.

(n)	Cash and deposits

Cash and deposits includes cash on hand, cash at bank and deposits at call which are readily convertible to cash on hand and are subject to an insignificant risk of changes in value, net of outstanding bank overdrafts. Where a net overdraft arises on cash at bank, the overdraft is included in Borrowings on the Balance Sheet.

6-12	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

1.	Significant accounting policies continued

(o)	Receivables and loans

Trade debtors are recognised at the nominal amount due. Receivables are assessed periodically for impairment. Other receivables include lease receivables and accrued revenue, primarily from taxation revenue assessed as accruing to the State at 30 June. For further details on the State revenue recognition refer to Note 1(k).

Settlement by finance lease debtors is within the terms of the lease, ranging from 2 to 99 years. Title is passed to the purchaser on full repayment. Refer Note 24.

Loans are financial assets held by the State and include loans supporting policy objectives of the Government rather than for liquidity management purposes.

(p)	Securities other than shares

Securities are financial assets held by the State that may include fixed term deposits, managed fund investments, interest in purchase plan rental properties, government and corporate bonds, promissory notes, bills of exchange, certificates of deposits, redeemable preference shares, debentures, long term notes and the net value of swaps and other derivatives. Due to the ‘partial consolidation’ approach required by AASB1049, the GGS balances also include fixed rate notes with the Queensland Treasury Corporation (QTC), which are eliminated on consolidation of the Total State Sector.

(q)	Shares and other equity investments

Shares and other equity refers to claims on other entities entitling the State to a share of the income of the entity and a right to a share of the residual assets of the entity should it be wound up. It includes holdings of the market value of listed enterprises and the market value of net assets of unlisted enterprises.

The Total State Sector has two main categories:

-	investments accounted for using the equity method (investments in associates); and
-	investments in other entities that are not controlled or associated.

Investments accounted for using the equity method

Associates are those entities over which the State has significant influence but not control. Such entities are accounted for using the equity method of accounting in accordance with AASB 128 Investments in Associates. The State’s share of its associates’ post-acquisition profits or losses (less dividends) is recognised in the Operating Statement as an other economic flow and its share of post-acquisition movements in reserves is recognised in the reserves. The cumulative post-acquisition movements are recognised against the carrying amount of the investment. Dividends from associates are recognised as revenue from transactions in the Operating Statement.

Investments - shares in entities that are not controlled or associated

Investments in entities that are neither controlled by, nor associates of, the Government are valued at fair value with changes in valuation of these investments treated in a manner consistent with AASB 139 Financial Instruments: Recognition and Measurement.

Investments in public sector entities

In addition to the above two categories, the GGS has equity investments in PNFCs and PFCs that are measured as the Government’s proportional share of the net asset value of the PNFC and PFC Sector entities. Changes in the valuation of the GGS equity investments (other than dividends) are recognised as other economic flows. Individual entities within the PNFC/PFC sectors having negative net worth are valued at nil.

Note 1(c) outlines the functions of these sectors. Refer to Note 52 for a comprehensive list of entities within the PNFC and PFC Sectors. Investments in the PNFC and PFC Sectors are eliminated on consolidation of the Total State Sector.

(r)	Inventories

Inventories (other than those held for distribution) are carried at the lower of cost and net realisable value under AASB 102 Inventories. Cost is determined on either a first-in-first-out or weighted average cost basis and includes expenditure incurred in acquiring the inventories and bringing them to their present location and condition, except for training costs which are expensed as incurred. Where inventories are acquired for no or nominal consideration, the cost is the current replacement cost as at the date of acquisition.

Inventories held for distribution are those inventories which the State distributes for no or nominal consideration. These are measured at cost, adjusted for any loss of service potential. Land held for resale is stated at the lower of cost and net realisable value. Such cost is assigned by specific identification and includes the cost of acquisition and development.

All inventories are classified as current non-financial assets.

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-13

Notes to the Financial Statements

1.	Significant accounting policies continued

(s)	Other non-financial assets

Other non-financial assets primarily represent prepayments by the State. These prepayments include salaries and wages, grant payments or payments of a general nature made in advance.

(t)	Assets held for sale

In accordance with AASB 5 Non-current Assets Held for Sale and Discontinued Operations, non-current assets held for sale are measured at the lower of carrying amount and fair value less costs to sell and have not been depreciated or amortised.

While an asset is classified as held for sale, an impairment loss is recognised for any write downs of the asset to fair value less estimated costs to sell. A gain is recognised for any subsequent increases in fair value less costs to sell of an asset, but not in excess of any cumulative impairment loss previously recognised.

(u)	Investment properties

Pursuant to AASB 140 Investment Property, properties held to earn rental income or for capital gains purposes are classified as investment properties. Such properties are valued at fair value. Changes in fair value are recognised in the Operating Statement as other economic flows and no depreciation expense or asset impairment is recognised.

(v)	Biological assets

Biological assets are recognised at fair value which is the amount that could be expected to be received from the disposal of the asset in an active and liquid market, after deducting costs expected to be incurred in realising the proceeds of such a disposal.

Biological assets held by the State and recognised in the Balance Sheet include livestock, and plants (comprising timber plantations, sugarcane, grain and cotton crops).

Biological assets such as tree seed orchards, vines and nursery seedlings have been assessed in accordance with AASB 141 Agriculture, found not to be material and accordingly, not been recognised.

(w)	Property, plant and equipment

Acquisition

Items of property, plant and equipment with a cost or other value greater than the asset recognition threshold of the agency are initially capitalised and recorded at cost. The Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector mandates asset recognition thresholds for departments and not-for-profit statutory bodies as follows:

Asset class	Asset recognition threshold
Land	$1 (all land)

Buildings	$10,000

Infrastructure	$10,000

Plant & equipment	$5,000

Major plant & equipment	An amount greater than or equal to $5,000, the exact amount of which is at the agency’s discretion.

Leased assets (finance leases)	The threshold for the class to which the asset would belong if it were not subject to a finance lease.

Heritage & cultural assets	$5,000

Work in progress	n/a

Library reference collections	$1,000,000

Asset recognition thresholds for other entities do not exceed the thresholds above.

6-14	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

1.	Significant accounting policies continued

(w)	Property, plant and equipment continued

Items with a cost or other value below each entity’s recognition threshold are expensed in the year of acquisition. Cost is determined as the value given as consideration, plus costs incidental to the acquisition including all other costs incurred in getting the assets ready for use. Training, marketing and advertising costs are expensed as incurred.

In accordance with AASB 116 Property, Plant and Equipment, administration and other general overhead costs are expensed in the year they are incurred. Overhauls and major inspections are only capitalised if it is probable that future economic benefits associated with them will flow to the entity and their cost can be measured reliably. Any remaining carrying amount of the cost of the previous inspection/overhaul (as distinct from physical parts) is derecognised.

Assets acquired at no cost, or for nominal consideration, that can be measured reliably are recognised initially as assets and revenues at their fair value at the date of acquisition.

Recording and valuation

Land, buildings, infrastructure, major plant and equipment and heritage and cultural assets are valued at fair value in accordance with AASB 13 Fair Value Measurement, AASB 116 and Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector.

Plant and equipment is recorded at cost.

On initial recognition, all costs incurred in purchasing or constructing the asset and getting it ready for use are capitalised to the value of the asset. Costs also include the initial estimate of the costs of dismantling and restoring the site on which it is located, where that obligation is recognised and measured in accordance with AASB 137 Provisions, Contingent Liabilities and Contingent Assets.

Subsequent costs are added to the carrying amount of the asset when it improves the condition of the asset beyond its originally assessed standard of performance or capacity. Otherwise, subsequent costs are expensed.

Reference should be made to individual agency reports for valuation methodologies and names and qualifications of relevant valuers, where appropriate.

Non-current physical assets measured at fair value are comprehensively revalued once every five years or as appropriate, with interim valuations using relevant indices being otherwise performed on an annual basis. Separately identified components of assets are measured on the same basis as the assets to which they relate.

Any revaluation increment arising on the revaluation of an asset is credited to the asset revaluation reserve for that class of assets, except to the extent it reverses a revaluation decrement for the class of assets previously recognised as an expense. A decrease in the carrying amount on revaluation is charged as an expense, to the extent it exceeds the balance of the relevant asset revaluation reserve for the same class of assets.

Items or components that form an integral part of an asset are recognised as a single asset (functional asset). The recognition threshold is applied to the aggregate cost of each functional asset. Energy entities’ easements are disclosed as part of property, plant and equipment because they are considered to be an integral part of the property, plant and equipment of those entities.

Non-reciprocal transfers of assets or (assets and liabilities) between wholly-owned Queensland public sector entities, are accounted for as adjustments to contributed equity in accordance with AASB Interpretation 1038 Contributions by Owners Made to Wholly-owned Public Sector Entities.

Fair value measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions (i.e. an exit price) regardless of whether that price is directly derived from observable inputs or estimated using another valuation technique.

Observable inputs are publicly available data that are relevant to the characteristics of the assets/liabilities being valued. Observable inputs used by the State include, but are not limited to, published sales data for land and general office buildings.

Unobservable inputs are data, assumptions and judgements that are not available publicly, but are relevant to the characteristics of the assets/liabilities being valued. Significant unobservable inputs used by the State include, but are not limited to, subjective adjustments made to observable data to take account of the characteristics of the State assets/liabilities, internal records of recent construction costs (and/or estimates of such costs) for assets’ characteristics/functionality, and assessments of physical condition and remaining useful life. Unobservable inputs are used to the extent that sufficient relevant and reliable observable inputs are not available for similar assets/liabilities.

A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use.

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-15

Notes to the Financial Statements

1.	Significant accounting policies continued

Fair value measurement continued

All assets and liabilities of the State for which fair value is measured or disclosed in the financial statements are categorised within the following fair value hierarchy, based on the data and assumptions used in the most recent specific appraisals:

Level 1 –	represents fair value measurements that reflect unadjusted quoted market prices in active markets for identical assets and liabilities;

Level 2 –	represents fair value measurements that are substantially derived from inputs (other than quoted prices included within level 1) that are observable, either directly or indirectly; and

Level 3 –	represents fair value measurements that are substantially derived from unobservable inputs.

None of the State’s valuations of non-financial assets or liabilities are eligible for categorisation into level 1 of the fair value hierarchy. As 2013-14 is the first year of application of AASB 13 by the State, there were no transfers of assets between fair value hierarchy levels during the period.

More specific fair value information about the State’s Property, Plant and Equipment is outlined in Note 33.

Land under roads

Land under roads is included in the asset class ‘land’ until road declarations for each land portion are confirmed. The value included in the balance of land is approximately $44 billion.

All land under roads acquired is recorded at fair value in accordance with AASB 13 Fair Value Measurement and AASB 116 Property, Plant and Equipment using an englobo basis based on the statutory land valuations as agreed by all state Valuers-General in 2009.

AASB 13 Fair Value Measurement requires the use of valuation techniques that are appropriate in the circumstances and for which sufficient data are available, maximising the use of relevant observable inputs and minimising the use of unobservable inputs.

The englobo method reflects the characteristics that would be taken into account by a potential buyer of land under roads that is made available for sale (after having the legislative restriction removed). Englobo valuation is inclusive of all potential land uses and reflects that if removal of the legislative restriction occurred, land under roads would revert to its original un-subdivided state. The methodology is appropriate for all land under roads, regardless of its location or whatever type of road infrastructure (if any) is currently on it.

Fair value is determined by the State Valuation Services using an acceptable, reliable valuation methodology which is undertaken by multiplying the total area of land under roads within each local government area by the average statutory value of all freehold and leasehold land within the corresponding local government area. The statutory valuations for non-rural land are determined on the basis of site value, with the unimproved value used for rural land.

Land under roads not subject to freehold or leasehold title or reserve tenure vests in the State in terms of the Land Act 1994. The Department of Natural Resources and Mines administers the Land Act on behalf of the State and accordingly, untitled land under roads is an administered asset of that department.

Land under roads subject to freehold or leasehold title or reserve tenure that is controlled by the agency that holds the freehold or leasehold title or trusteeship of a reserve, is recorded by the relevant agency as a controlled asset.

Property, plant and equipment held for rental

Pursuant to paragraph 68A in AASB 116, where items of property, plant and equipment that have been held for rental to others are routinely sold in the course of the State’s ordinary business, these assets are transferred to inventories at their carrying amount when they cease to be rented and become held for sale.

Paragraph 14 of AASB 107 Statement of Cash Flows requires that the cash received from the subsequent sale of assets that were previously held for rental to others and cash paid to purchase these assets are recognised as operating activities rather than investing activities.

(x)	Intangible assets

Intangible assets are recognised in accordance with AASB 138 Intangible Assets. Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector which is applicable to departments and statutory bodies, mandates classes of non-current physical and intangible assets. Software is classified as an intangible asset, rather than property, plant and equipment unless it is an integral part of the related hardware.

Internally generated goodwill, brands, and items of similar substance, as well as expenditure on initial research, are specifically excluded from being recognised in the Balance Sheet.

6-16	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

1.	Significant accounting policies continued

(x)	Intangible assets continued

In accordance with the Non-Current Asset Policies for the Queensland Public Sector, the recognition threshold for departments and statutory bodies is $100,000. The threshold for other entities does not exceed this amount.

Purchased goodwill represents the excess of costs of acquisition over the fair value of the State’s share of the net identifiable assets of the acquired subsidiary at the date of acquisition. Goodwill is not amortised but instead is assessed annually for impairment.

Internally generated intangible assets are only revalued where an active market exists for the asset in question, otherwise they are measured at cost.

(y)	Assets not recognised

The following assets are not recognised in the Balance Sheet:

Railway corridor land

Under the Transport Infrastructure Act 1994, railway corridor land was rendered State land under the control of the Department of Natural Resources and Mines which for reporting purposes recorded the land at nil value. This land is on-leased to Queensland Rail via the Department of Transport and Main Roads at no cost.

Library collections

Purchases for common use collections are expensed as they are incurred, except for the State Library’s Library Collection. Purchases for this collection are capitalised and held at fair value in accordance with Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector except for certain heritage assets whose value cannot be reliably measured.

Native forests and biological assets

Disclosures are outlined in Note 1(v).

User funded assets

Certain wharf facilities, bulk sugar terminals, bulk molasses terminals, bulk grain terminals and grain loading facilities have been constructed on land controlled by Queensland port corporations. These assets are not included in the Balance Sheet as users of the assets have either fully or partially funded these facilities and they are either not considered to be controlled by the corporations or no income will flow from the facilities.

Heritage assets

Certain heritage assets, including artefacts, memorabilia and other historical objects held by agencies, have not been valued or included in the Balance Sheet because of the unique nature of the items and the difficulty in determining a reliable value.

(z)	Depreciation and amortisation

In addition to land, the reference collection of the Library Board of Queensland, the Art Collection and Library Heritage Collection held by the Queensland Art Gallery Board of Trustees and the State Collection and Library Heritage Collection of the Board of the Queensland Museum and certain other heritage and cultural assets are not depreciated.

Other assets are depreciated or amortised on a straight-line basis from their date of acquisition (or in respect of internally constructed assets, from the time the asset is completed and held ready for use) and based on their estimated useful lives to the agency.

Where assets have separately identifiable components that are subject to regular replacement, these components are assigned useful lives distinct from the asset to which they relate and are depreciated accordingly. Any expenditure which increases the originally assessed capacity or service potential of an asset is capitalised and the new depreciable value is depreciated over the remaining useful life of the asset.

Leasehold improvements are amortised over the estimated useful lives of the improvements or the unexpired period of the lease, whichever is shorter. The unexpired period of the lease includes any option period where exercise of the option is probable.

Capital work in progress is not depreciated until it reaches service delivery capacity.

Major spares purchased specifically for particular assets are capitalised and depreciated on the same basis as the asset to which they relate.

Estimated useful lives, residual values and depreciation methods are reviewed at the end of each annual reporting period.

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-17

Notes to the Financial Statements

1.	Significant accounting policies continued

(z)	Depreciation and amortisation continued

Reference should be made to individual agency reports for details of depreciation and amortisation methodologies. The following provides an indication of the estimated useful lives of the different non-financial asset classes held by the State:

Asset class	Useful life
Property, plant and equipment

Buildings	1 - 115 years
Plant and equipment	1 - 100 years
Infrastructure assets	up to 200 years
Heritage and cultural assets	7 - 100 years

Intangibles

Computer software	1 - 25 years
Other intangibles (including intellectual property, licences and access rights)	1 - 99 years

(aa)	Impairment of assets

At each reporting date, an assessment is undertaken as to whether there are any indications that a physical or intangible asset is impaired. The amount by which an asset’s carrying amount exceeds the recoverable amount is recorded as an impairment. The recoverable amount of the impaired asset is determined as the higher of the asset’s fair value less costs to sell and value in use. Value in use is based on either discounted cash flows using a risk adjusted discount rate or in respect of not-for-profit entities, depreciated replacement cost. Non-financial assets other than goodwill that suffered an impairment are reviewed for possible reversal of the impairment at each reporting date.

Impairment on goodwill is not reversed.

(ab)	Leases

Rights and obligations under finance leases (including cross border leases) which are leases that effectively transfer most of the risks and rewards relating to ownership of the leased items to the lessee, are recognised initially as assets and liabilities by the lessee equal to the lower of fair value of the leased property and present value of the minimum lease payments including any guaranteed residual values. The assets are disclosed as leased plant and equipment and are depreciated over the period during which the State is expected to benefit from the use of the asset. Minimum lease payments are allocated between interest and reduction of the lease liability, according to the interest rate implicit in the lease. Further disclosures on cross border leases is contained in Note 49.

For operating leases, where the lessor retains substantially all of the risks and rewards relating to ownership of the leased items, lease payments are expensed by the lessee over the term of the lease. Incentives received on entering into operating leases are recognised as liabilities. Lease payments are allocated between rental expense and reduction of the liability. Further disclosure on lease commitments is contained in Note 45.

(ac)	Payables

These represent amounts owing for goods and services provided to the State prior to the end of the financial year. The amounts are unsecured, are usually paid within 30 days of recognition and are non-interest bearing.

(ad)	Provisions

Provisions are recognised when there is a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount has been reliably estimated. Where there are a number of similar obligations, the likelihood that an outflow will be required is determined by considering the class of obligations as a whole. Provisions are measured at the present value of the estimate of the expenditure required to settle the present obligation at the reporting date. The discount rate used to determine the present value reflects current market assessment of the time value of money and risks specific to the liability.

Provisions are recognised for dismantling, removal and restoration costs where a constructive obligation exists. The present value of the obligation is recorded in the initial cost of the asset.

6-18	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

1.	Significant accounting policies continued

(ae)	Onerous contracts

General provisions

A provision for onerous contracts is recognised when the expected benefits to be derived from a contract are less than the unavoidable costs of meeting the obligations under that contract and only after any impairments to assets dedicated to that contract have been recognised.

The provision is recognised in accordance with AASB 137 Provisions, Contingent Liabilities and Contingent Assets and is based on the excess of the estimated cash flows to meet the unavoidable costs under the contract over the estimated cash flows to be received in relation to the contract, having regard to the risks of the activities relating to the contract. The net estimated cash flows are discounted, where the effect of discounting is material.

Power Purchase/Pooling Agreement provisions

A provision for onerous contracts has been realised in relation to long-term power purchase/pooling agreements (PPAs) when the unavoidable costs of meeting the ongoing obligations under these agreements exceed the expected benefits to be received. The provision for onerous contracts reflects the net present value of the least net cost of exiting these onerous PPAs which is the lower of the cost of fulfilling the agreements or the compensation payable, as defined in these agreements for early termination.

An onerous contract provision exists in relation to the Gladstone Interconnection and Power Pooling Agreement and was remeasured upwards by $235 million during the year due to lower market prices and demand.

The extent of the future losses from the power purchase/pooling agreements will depend on future wholesale pool prices as well as the need for the State to meet its network support obligations. The future level of Queensland wholesale pool prices remains significantly uncertain. The critical determinants of future pool prices will be the bidding behaviour of participants in the National Electricity Market, load growth, network reliability, the introduction of new generation capacity and impact of the carbon tax. The discount rate used reflects current market assessments of the time value of money and the risks specific to these obligations.

(af)	Employee benefits

Wages, salaries and sick leave

Liabilities for wages and salaries are accrued at year end. For most agencies, sick leave is non-vesting and is expensed as incurred. Liabilities have been calculated based on wage and salary rates at the date they are expected to be paid and include related on-costs.

Annual leave

The Annual Leave Central Scheme (ALCS) was established on 30 June 2008 to centrally fund annual leave obligations of departments, commercialised business units and shared service providers. Members pay a levy equal to their accrued leave cost into the scheme and are reimbursed by the scheme for annual leave payments made to their employees. Entities that do not participate in the ALCS continue to determine and recognise their own leave liabilities.

The State’s annual leave liability has been calculated based on wage and salary rates at the date they are expected to be paid and include related on-costs. In accordance with AASB 119 Employee Benefits, where annual leave is not expected to be paid within 12 months, the liability is measured at the present value of the future cash flows.

Long service leave

A levy of 2.1% of salary and wages costs is paid by participating agencies (predominantly Government departments) into the Long Service Leave Central Scheme which was introduced in 1999-2000. Amounts paid to employees for long service leave are then claimed from the scheme as a reimbursement. The liability is assessed annually by the State Actuary.

The valuation method used incorporates consideration of expected future wage and salary levels, experience of employee departures and periods of service. On-costs have been included in the liabilities and expenses for the Long Service Leave Central Scheme. These amounts have not been separately identified, as they are not material in the context of the State’s overall employee entitlement liabilities.

The State’s long service leave provisions are calculated in accordance with AASB 119 using yield rates of Government bonds at reporting date and actuarial assumptions which are mutually compatible. The gross discount rate for 10 year Commonwealth bonds at 30 June 2014 was 3.6% (2013, 3.9%).

Entities that do not participate in the Long Service Leave Central Scheme determine their liability for long service leave based on the present value of estimated future cash outflows to be made.

Superannuation/retirement benefit obligations

A superannuation liability for the State public sector is recognised in respect of the various employees’ accrued superannuation benefits and represents the difference between the net market value of plan assets and the estimated accrued superannuation benefits at year end. Refer to note 1(a) for the effect of implementation of amendments to AASB119 in the current year.

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-19

Notes to the Financial Statements

1.	Significant accounting policies continued

(af)	Employee benefits continued

Superannuation/retirement benefit obligations continued

The present value of the accrued benefits is calculated using the projected unit credit method and represents the actuarial value of all benefits that are expected to become payable in the future in respect of contributions made or periods of service completed prior to the valuation date, allowing for future salary increases.

The costs of providing future benefits to employees are recognised over the period during which employees provide services. All superannuation plan costs, excluding actuarial gains and losses, are recognised in the Operating Statement. Actuarial gains and losses are recognised directly in equity on an annual basis and represent experience adjustments (the effects of differences between the previous actuarial assumptions and what has actually occurred e.g. investment returns on plan assets) and the effects of changes in actuarial assumptions underlying the valuation.

Expected future payments are discounted using market yields at the reporting date on Government bonds with terms to maturity that match the estimated future cash outflows. The gross discount rate for 10 year Commonwealth bonds at 30 June 2014 was 3.6% (2013, 3.9%).

Future taxes are part of the provision of the existing benefit obligations and are taken into account in measuring the net liability or asset.

Employees in the electricity industry contribute to an industry multiple employer superannuation fund, Electricity Super Fund. Refer Note 51.

Termination benefits

Termination benefits are payable when employment is terminated before the normal retirement date or when an employee accepts a voluntary redundancy in exchange for these benefits. The State recognises termination benefits when it is demonstrably committed to either terminating the employment of employees according to a detailed formal plan without possibility of withdrawal or providing termination benefits as a result of an offer made to encourage voluntary redundancy.

If termination benefits meet the AASB 119 timeframe criterion for ‘short-term employee benefits’ they are measured according to the AASB 119 requirements for ‘short-term employee benefits’. Otherwise, termination benefits are measured according to the requirements for ‘other long-term employee benefits’. For more information, see note 1(a).

Benefits falling due more than 12 months after balance date are discounted to present value.

(ag)	Insurance

Queensland Government Insurance Fund (QGIF)

QGIF was established as a self-insurance fund for the State’s insurable liabilities and is an administrative arrangement within the Consolidated Fund. QGIF aims to improve the management of insurable risks through identifying, providing for and funding the Government’s insurance liabilities.

Participating government agencies pay premiums into the fund to meet the cost of claims and future insurable liabilities. QGIF outstanding claim liabilities are reported at whole of government level, with claims paid out of Queensland Treasury’s Administered accounts.

The State’s QGIF provisions are actuarially assessed annually and are calculated in accordance with AASB 137. The liabilities relate to all claims incurred prior to 30 June 2014 and include an estimate of the cost of claims that are incurred but not reported. Expected future payments are discounted using yields on Australian government bonds. This risk free discount rate applied as at 30 June 2014 was 3.6% (2013, 3.9%).

The outstanding claims liability is a central estimate and includes no prudential margin.

General insurance contracts

In accordance with AASB 1023 General Insurance Contracts, the claims liability includes a risk margin in addition to expected future payments. This liability is discounted for the time value of money using risk-free discount rates that are based on current, observable, objective rates.

(ah)	Financial instruments

Under AASB 139 Financial Instruments: Recognition and Measurement, financial assets are to be classified and measured as follows:

-	receivables and loans - measured at amortised cost;
-	held-to-maturity investments - measured at amortised cost;
-	fair value through profit or loss; or
-	available-for-sale - measured at fair value with unrealised gains/losses recognised directly in equity except for impairment losses and foreign exchange gains/losses on monetary available-for-sale financial assets.

6-20	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

1.	Significant accounting policies continued

(ah)	Financial instruments continued

Financial liabilities are classified and measured as follows:

-	fair value through profit or loss; or
-	other financial liabilities - measured at amortised cost.

Carrying amounts of financial assets and liabilities equate to fair value except as identified in Note 50.

Receivables and loans

Receivables and loans are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are initially measured at fair value plus any directly attributable transaction costs. Subsequently, receivables and loans are recorded at amortised cost using the effective interest method (except for short-term receivables) less any impairment losses. The effective interest method is a method of calculating the amortised cost of a financial asset and allocating the interest income over the relevant period. Any interest income is recognised in the operating result in the period in which it accrues.

Held-to-maturity investments

The State follows AASB 139 in classifying non-derivative financial assets with fixed or determinable payments and fixed maturity as held-to-maturity if the State has the intention and ability to hold such investments to maturity. Held-to-maturity investments are initially recognised at fair value plus any directly attributable transaction costs. Subsequently, held-to-maturity investments are measured at amortised cost using the effective interest method, less any impairment losses.

If a class of held-to-maturity investments is tainted or the State fails to keep these investments to maturity other than for specific circumstances explained in AASB 139, it will be required to reclassify the whole class as available-for-sale. The State would also not be able to classify any financial assets as held-to-maturity for the following two annual reporting periods.

Financial assets held-to-maturity primarily comprise term deposits and fixed rate notes with QTC. It is the State’s intention to hold these investments until maturity. Deposits and fixed rate notes held with QTC are eliminated on consolidation of the Total State Sector.

Financial assets at fair value through profit or loss

Financial assets are classified as fair value through profit or loss at balance date if they are classified as held for trading or designated so upon initial recognition. Financial assets at fair value through profit or loss are valued at fair value at balance date. Unrealised gains and losses are brought to account as other economic flows included in the operating result, unless strict cash flow hedge accounting rules are met, in which case valuation adjustments are recognised in a reserve within equity.

Financial assets at fair value through profit or loss held by the State include money market deposits, discount securities, Commonwealth and State securities, floating rate notes, medium term notes, fixed interest deposits, letters of credit, interest in rental purchase plan properties, investments managed by QIC Limited, other investments in managed funds, shares and derivatives.

Available-for-sale financial assets

Available-for-sale financial assets are those non-derivative financial assets that are designated as available-for-sale or that are not classified as other categories of financial assets. Such assets are measured at fair value with unrealised gains/losses recognised directly in equity, except for impairment losses and foreign exchange losses on monetary available-for-sale financial assets which are recognised as other economic flows in the operating result.

Total State Sector available-for-sale financial assets include bank bonds, corporate bonds, Government bonds and share investments (other than Investments in public sector enterprises). Share investments in public sector enterprises are included in the GGS but are eliminated on consolidation of the Total State Sector.

Financial liabilities at fair value through profit or loss

Financial liabilities are classified as fair value through profit or loss if they are classified as held for trading or designated so upon initial recognition. Financial liabilities at fair value through profit or loss which include deposits, interest bearing liabilities and derivatives, are valued at fair value at balance date. Unrealised gains and losses are brought to account as other economic flows included in the operating result, unless strict cash flow hedge accounting rules are met, in which case valuation adjustments are recognised in a reserve within equity.

Interest bearing liabilities held by the State include Treasury notes, Australian and overseas bonds, credit foncier loans, commercial paper and medium term notes principally raised by QTC.

In relation to deposits, income derived from their investment accrues to depositors daily. The amount shown in the Balance Sheet represents the market value of deposits held at balance date. Stock lending and repurchase agreement deposits are accepted at an agreed price and are held as security for stock lent.

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-21

Notes to the Financial Statements

1.	Significant accounting policies continued

(ah)	Financial instruments continued

Financial liabilities held at amortised cost

Financial liabilities held at amortised cost are initially measured at fair value plus any directly attributable transaction costs. Subsequently, such financial liabilities are measured at amortised cost using the effective interest method. The effective interest method is a method of calculating the amortised cost of a financial liability and allocating the interest expense over the relevant period. Any interest expense is recognised in the net operating balance in the period in which it accrues.

Financial liabilities measured at amortised cost are financial liabilities other than those designated at fair value through profit or loss. They include payables, finance leases, fixed rate notes issued to the State Government in exchange for a portfolio of Long Term Assets, GGS loans from QTC and State debt to the Commonwealth (loans made by the Commonwealth under Loan Council agreements). The GGS loans and fixed rate notes with QTC are eliminated on consolidation of the Total State Sector.

Derivative financial instruments

Derivative financial instruments are initially recognised at fair value on the date on which a derivative contract is entered into and are subsequently remeasured to their fair value at balance date. Fair values are derived using quoted market prices in active markets and utilising accepted market valuation techniques, including the discounted cash flow model and other pricing models, as appropriate. Changes in fair value are taken to other economic flows included in the operating result unless strict cash flow hedge accounting rules are met, in which case the effective portion of the valuation adjustments are recognised in a reserve within equity.

Derivative instruments are used to hedge the State’s exposures to interest rate, foreign currency, commodity prices and credit risks as part of asset and liability management activities. In addition, they may also be used to deliver long term floating rate or long term fixed rate exposure.

Derivatives may be designated as either hedges of the fair value of recognised assets or liabilities or firm commitments (fair value hedges) or as hedges of the cash flows of recognised assets and liabilities and highly probable forecast transactions (cash flow hedges). Gains or losses on fair value hedges are recognised as other economic flows included in the operating result. Gains or losses on the effective portion of cash flow hedges are recognised directly in the hedge reserve in equity, while the ineffective portion is recognised as other economic flows included in the operating result.

Amounts taken to the hedge reserve in equity are transferred to the operating result when the hedged transaction affects the operating result, such as when hedged income or expenses are recognised, when a forecast sale or purchase occurs or when the hedge becomes ineffective. Where the forecast transaction that is hedged results in recognising a non-financial asset or liability, the gains or losses previously deferred in equity are transferred to the carrying amount of the asset or liability.

All derivatives are carried as assets when fair value is positive and liabilities when fair value is negative. Derivative instruments used by the State include: options, futures contracts, electricity derivative contracts, forward rate agreements, forward exchange contracts, cross currency swaps, interest rate swaps and commodity swaps.

Recognition and derecognition of financial assets and liabilities

Financial assets and financial liabilities are recognised on the Balance Sheet when the State becomes party to the contractual provisions of the financial instrument. A financial asset is derecognised when the contractual rights to the cash flows from the financial assets expire or are transferred and no longer controlled by the State. A financial liability is removed from the Balance Sheet when the obligation specified in the contract is discharged, cancelled or expires.

Settlement date accounting

Purchases and sales of financial assets and liabilities at fair value through profit or loss are recognised on settlement date. The State accounts for any change in the fair value of the asset to be received or liability issued during the period between the trade date and settlement date in the same way as it accounts for the acquired asset or liability.

Fair value estimation

Fair value is defined as the price to sell an asset or transfer a liability between market participants at the measurement date under current market conditions (i.e. exit price).

Where there is an active market for financial instruments, entities within the Total State Sector use the quoted market price at balance date. The quoted market price for financial assets is the current bid price, while for financial liabilities it is the current asking price. The mid-market rates are also used as the basis for establishing fair values of quoted financial instruments with offsetting risk positions. The State adopts the policy to effectively minimise risk arising from market/client transactions whether they be in the nature of onlendings, deposits, leases or hedges.

The fair value of financial instruments that are not traded in an active market (for example over-the-counter electricity derivatives) is determined by using pricing models or other recognised valuation techniques. The State uses judgement to select a variety of methods and make assumptions that are mainly based on market conditions existing at the end of each reporting period. The State has used the discounted cash flow technique for various available-for-sale financial assets that were not traded in active markets.

6-22	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

1.	Significant accounting policies continued

(ai)	Foreign currency

Foreign currency transactions are translated into Australian dollars at the rate of exchange prevailing at the date of the transaction. Such transactions are subject to exchange risk which is reflected by variation in exchange rates due to foreign currency movement. Amounts payable and receivable in foreign currencies at balance date are translated to Australian currency at rates of exchange current at 30 June 2014.

Translation differences relating to amounts payable and receivable in foreign currencies are brought to account as exchange gains or losses in the operating result in the financial year in which the exchange rates change, except when deferred in equity as qualifying cash flow hedges or net investment hedges.

Translation differences on non-monetary financial assets and liabilities such as equities held at fair value through profit or loss are recognised in the operating result as part of the fair value gain or loss. Translation differences on non-monetary financial assets such as equities classified as available-for-sale financial assets are included in the fair value reserve in equity.

In relation to borrowings covered by swaps denominated in foreign currencies, both the loan and the underlying swap are valued at the relevant swap yield existing at year-end. Where transactions involve forward foreign exchange contracts, the amount payable or receivable under the contract is adjusted to reflect forward rates of exchange applicable at year-end. Exchange gains or losses are brought to account in the operating result.

(aj)	Related party transactions

A number of related party transactions which are at arm’s length and under normal commercial terms, have been disclosed in the financial statements of some of the agencies that are included in these consolidated financial statements. These transactions mainly relate to Government-owned corporations. Reference should be made to individual agency reports for further particulars of these transactions.

(ak)	Public Private Partnerships (PPPs)

There is currently no Australian Accounting Standard specifically addressing accounting for private sector financed infrastructure assets from a grantor’s perspective. The following policies have been adopted pending the development of an accounting standard for the grantor.

Agreements equally proportionately unperformed arising from PPPs are not recognised as assets or liabilities. Instead, the payments under these agreements are expensed systematically over the term of the agreements. Any leasing arrangements are disclosed in accordance with AASB 117 Leases. Further, the commitments for future payments under these agreements are disclosed as commitments in the notes to the consolidated financial statements.

(al)	Monies held in trust

Security, tender and other deposits administered by the State in a fiduciary or trust capacity are not recognised in the financial statements but are disclosed for information purposes in Note 46. Whilst these transactions and balances are in the care of the State, they are subject to the normal internal control and external audit requirements.

(am)	Critical accounting estimates and judgements

Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that may have a financial impact on the State and that are believed to be reasonable under the circumstances.

The State makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amount of assets and liabilities within the next financial year and have not been included in the relevant accounting policy, are discussed below.

Estimated impairment of assets

The State tests annually whether any asset or group of assets is impaired, in accordance with the accounting policy Note 1(aa). In some instances the recoverable amount used is value in use. Value in use calculations require assumptions to be made in key areas such as:

-	risk adjusted time value of money;
-	forecast market prices; and
-	forecast operational and capital expenditure.

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-23

Notes to the Financial Statements

1.	Significant accounting policies continued

(am)	Critical accounting estimates and judgements continued

Impairment - electricity generators

On 18 November 2011 the Clean Energy Act 2011 (Act) received royal assent and implemented a carbon pricing mechanism for Australia. The introduction of the carbon price from 1 July 2012 had a significant impact on electricity generators, particularly for their existing coal-fired electricity generation assets. However, the Clean Energy Legislation (Carbon Tax Repeal) Act 2014 received royal assent on 17 July 2014, and the bills, as part of this package became law, with effect from 1 July 2014. As a result, there is no longer a requirement to purchase and surrender carbon units to the Clean Energy Regulator. This repeal is expected to help reverse the coal-fired generators being less competitive under the carbon pricing mechanism. Refer also Note 48 Post balance date events.

Impairment testing of generation assets is conducted at the end of each reporting period by evaluating conditions that may lead to indicators of impairment of assets. Key estimates and assumptions are made in determining the recoverable amount of assets including electricity demand, wholesale electricity prices, discount rate and the impact of the carbon pricing mechanism. CS Energy reversed an impairment loss of $275 million, against impairments of $1.75 billion made in prior years.

Valuation techniques

Projected cash flows are discounted by a rate of return commensurate to risk associated with the assets and the time value of money. The cash flow projections are based on market assumptions (pricing, dispatch and business costs including carbon), and capital expenditure programs that willing market participants might reasonably adopt.

Electricity demand and wholesale electricity prices

Electricity demand, electricity pool price and contract premiums are forecast to the end of the generation asset life using past experience, economic trends, the impact of a carbon price and escalation, together with industry and market trends.

References include:

-	2013 National Electricity Forecasting Report (Australian Energy Market Operator)
-	2013 Electricity Statement of Opportunity (Australian Energy Market Operator)

Discount rate

The discount rate represents the weighted average cost of capital (WACC) for comparable companies operating in similar industries, based on publicly available information, reflecting the overall required rate of return on an investment for both debt and equity owners.

Carbon price

Two main methods have been considered in this impairment testing:

-	Stanwell Corporation Limited uses a weighted scenario approach to asset valuation. The company considers a range of scenarios and assigns each a weight to reflect uncertainty moving forward. Because of the uncertainty regarding the passage of the Clean Energy Legislation (Carbon Tax Repeal) Act 2014, which had not yet become law at 30 June 2014, Stanwell used a carbon inclusive scenario within its range of scenarios.
-	CS Energy Ltd has assumed a zero carbon price into consideration in its impairment testing.

Other key estimates and assumptions that are critical to the impairment assessment include:

-	Fuel and water pricing and supply;
-	Plant reliability and operating capital expenditure requirements; and
-	Future regulatory environment.

Impairment - water assets

On 1 January 2013, the businesses of the former Queensland Bulk Water Transport Authority (LinkWater) and the SEQ Water Grid Manager were transferred into the Queensland Bulk Water Supply Authority (Seqwater) by regulation under the South East Queensland Water (Restructuring) Act 2007 (Restructuring Act).

Seqwater charges SEQ distributor-retailers, local governments and other customers for the supply of bulk water, with these water prices passed through to customers. From 1 July 2008, a price path was implemented to phase-in price rises associated with the construction of the SEQ water grid. The price path provides for annual price increases over a 10 year period ending 2017-18.

In April 2013, the Government announced a revised bulk water price path which reflected a range of measures to lower costs (and moderate price increases), which included:

-	removing the previous requirement to build additional infrastructure in the foreseeable future from the regional water security program for South East Queensland; and
-	reduced administrative costs resulting from the merger of the bulk water entities.

6-24	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

1.	Significant accounting policies continued

(am)	Critical accounting estimates and judgements continued

Impairment - water assets continued

The bulk water prices charged by Seqwater reflect a bulk water price path based on generally accepted regulated pricing principles. Revised prices were set for 2013-14 and 2014-15 with indicative prices for the following 3 years. The prices for 2015-16 onwards are currently being reviewed by the Queensland Competition Authority (QCA) pursuant to a referral notice issued by the Treasurer and Minister for Trade under s 23 of the Queensland Competition Authority Act 1997, and gazetted on 5 May 2014. The terms of the referral require the QCA to accept the same broad pricing principles and parameters underpinning previous reviews. The QCA is required to provide a Final Report (including pricing recommendations) by 31 March 2015.

Seqwater has performed an impairment assessment on its bulk water asset base reflecting the current bulk water price path.

Should the State at a future time transit to a pricing framework that results in a change to key parameters, this may have a material impact on the ability of Seqwater to generate a sufficient return to prevent asset impairment. Such an impairment could impact on the carrying value of the bulk water entity’s assets.

Without additional information in relation to future bulk water pricing arrangements (that is, at the time of the 2014-15 review), Seqwater has relied on the reasonableness of its assumptions under prevailing pricing policy in completing their impairment testing.

Impairment of financial assets

The State assesses, at the end of each reporting period, whether there is objective evidence that a financial asset or a group of financial assets is impaired. A financial asset is considered to be impaired if objective evidence indicates that one or more events have had a negative effect on the estimated future cash flow of that asset.

Evidence of impairment may include significant financial difficulties of the debtor, the probability that the debtor will enter bankruptcy or financial reorganisation and payment default or delinquency in interest or principal payments. All financial assets, except for those measured at fair value through profit or loss, are subject to annual review for impairment, in accordance with AASB 139. The amount of the impairment loss is recognised in other economic flows included in the operating result. Receivables are assessed regularly for bad and doubtful debts. Bad debts are written off as they are incurred.

For financial assets carried at amortised cost, the carrying amount of the asset is reduced through the use of a provision account and the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the effective interest rate. The adjustment is recognised in the operating result.

An impairment loss is reversed if the reversal can be related objectively to an event occurring after the impairment loss was recognised. For financial assets measured at amortised cost, the reversal is recognised in the operating result.

(an)	Actual and budgetary information comparison

Explanations of major variances between AASB 1049 actual amounts and corresponding original budget amounts for the GGS are disclosed in Note 57.

(ao)	Key GFS technical terms

ABS GFS Manual

The ABS GFS Manual refers to the ABS publication Australian System of Government Finance Statistics: Concepts, Sources and Methods 2005 as updated from time to time.

Cash surplus/(deficit)

The cash surplus/(deficit) is calculated as net cash flows from operating activities plus net cash flows from acquisition and disposal of non-financial assets less distributions paid. GFS cash surplus/(deficit) also deducts the value of assets acquired under finance leases and similar arrangements.

Convergence differences

Convergence differences are differences between the amounts recognised in the financial statements compared with the amounts determined for GFS purposes as a result of differences in definition, recognition, measurement and classification principles and rules.

Comprehensive result - total change in net worth before transactions with owners as owners

This is the net result of all items of income and expense recognised for the period. It is the aggregate of operating result and other movements in equity, other than transactions with owners as owners.

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-25

Notes to the Financial Statements

1.	Significant accounting policies continued

(ao)	Key GFS technical terms continued

Financial asset

A financial asset is any asset that is:

-	cash;
-	an equity instrument of another entity;
-	a contractual right:
(i)	to receive cash or another financial asset from another entity; or
(ii)	to exchange financial assets or financial liabilities with another entity under conditions that are potentially favourable to the entity; or
-	a contract that will or may be settled in the entity’s own equity instruments and is:
(i)	a non-derivative for which the entity is or may be obliged to receive a variable number of the entity’s own equity instruments; or
(ii)	a derivative that will or may be settled other than by the exchange of a fixed amount of cash or another financial asset for a fixed number of the entity’s own equity instruments. For this purpose the entity’s own equity instruments do not include instruments that are themselves contracts for the future receipt or delivery of the entity’s own equity instruments.

Key Fiscal Aggregates

Key fiscal aggregates are referred to as analytical balances in the ABS GFS Manual, these are data identified in the ABS GFS Manual as useful for macro-economic analysis purposes, including assessing the impact of a government on the economy. They are opening net worth, net operating balance (which equals change in net worth due to transactions), fiscal balance, change in net worth due to other changes in the volume of assets, total change in net worth, closing net worth and cash surplus/(deficit).

Net debt

Net debt equals (deposit liabilities held plus advances and borrowing liabilities) less (cash and deposits, plus investments plus asset advances outstanding). It is based on the definition in the ABS GFS Manual.

Fiscal balance

Also known as Net lending/(borrowing), this measures the financing requirements of government, and is calculated as the net operating balance, less the net acquisition of non-financial assets. A positive result reflects a fiscal surplus (net lending position) and a negative result reflects a fiscal deficit (net borrowing position), based on the definition in the ABS GFS Manual.

Net operating balance

This is calculated as income from transactions minus expenses from transactions, based on the definition in the ABS GFS Manual.

Net worth

For the GGS net worth is the result of assets less liabilities and shares/contributed capital. For the State, net worth is assets less liabilities since shares and contributed capital is zero. It is an economic measure of wealth and reflects the contribution of governments to the wealth of Australia.

Non-profit institution

A non-profit institution is a legal or social entity that is created for the purpose of producing or distributing goods and services but is not permitted to be a source of income, profit or other financial gain for the units that establish, control or finance it.

Non-financial asset

These are all assets that are not ‘financial assets’.

Operating result

Operating result is a measure of financial performance of the operations of the State for the period. It is the net result of items of revenue, gains and expenses (including losses) recognised for the period, excluding those that are classified as ‘Other movements in equity’.

6-26	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

1.	Significant accounting policies continued

(ao)	Key GFS technical terms continued

Other economic flows

Changes in the volume or value of an asset or liability that do not result from transactions (i.e. revaluations and other changes in the volume of assets) are other economic flows.

Transactions

Transactions are interactions between two institutional units by mutual agreement or actions within a unit that it is analytically useful to treat as transactions as defined in the ABS GFS Manual.

Whole of Government financial report

A whole of government financial report is a financial report prepared by a government in accordance with Australian Accounting Standards, including AASB 127 Consolidated and Separate Financial Statements and thereby separately recognises assets, liabilities, income, expenses and cash flows of all entities under the control of the government on a line-by-line basis.

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-27

Notes to the Financial Statements

2.	Disaggregated information

     Operating Statement

		General Government (a)		Public Non-financial Corporations (a)		Public Financial Corporations (a)		Consolidation Adjustments		Consolidated
		2014	2013	2014	2013	2014	2013	2014	2013	2014	2013
		$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
	Continuing Operations
	Revenue from Transactions

	Taxation revenue	11,845	10,937	-	-	-	-	(353)	(371)	11,492	10,565
	Grants revenue	21,755	18,322	787	921	-	-	(643)	(790)	21,899	18,453
	Sales of goods and services	5,048	5,087	10,398	10,073	1,944	1,902	(2,075)	(2,052)	15,315	15,010
	Interest income	2,460	2,644	141	132	4,876	4,915	(6,097)	(6,077)	1,380	1,614
	Dividend and income tax equivalents income	1,975	1,351	21	54	-	-	(1,968)	(1,349)	29	56
	Other revenue	3,650	3,415	391	410	87	90	(16)	-	4,112	3,914

	Continuing Operations
	Total Revenue from Transactions	46,734	41,755	11,738	11,590	6,907	6,907	(11,152)	(10,640)	54,227	49,612

Less	Continuing Operations
	Expenses from Transactions

	Employee expenses	17,817	18,130	1,582	1,679	236	242	(327)	(324)	19,309	19,726
	Superannuation expenses
	Superannuation interest cost	963	923	(2)	(3)	-	-	-	-	962	919
	Other superannuation expenses	2,277	2,420	204	231	13	14	-	-	2,494	2,665
	Other operating expenses	13,114	12,817	3,812	4,081	1,333	1,478	(1,824)	(1,801)	16,435	16,575
	Depreciation and amortisation	2,946	2,902	2,232	2,157	53	49	-	-	5,231	5,108
	Other interest expense	2,201	1,940	2,043	2,148	6,012	6,304	(6,372)	(6,370)	3,883	4,022
	Grants expenses	6,796	7,182	21	38	47	43	(654)	(790)	6,210	6,473
	Other property expenses	-	-	368	258	44	31	(412)	(289)	-	-

	Continuing Operations
	Total Expenses from Transactions	46,115	46,313	10,260	10,589	7,738	8,160	(9,589)	(9,573)	54,524	55,489

Equals	Net Operating Balance	619	(4,558)	1,478	1,001	(832)	(1,253)	(1,562)	(1,066)	(298)	(5,877)

(a)	See Note 1(c) for explanation of sectors.

6-28	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

2.	Disaggregated information continued

	General Government (a)		Public Non-financial Corporations (a)		Public Financial Corporations (a)		Consolidation Adjustments		Consolidated
	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Continuing Operations
Other Economic Flows
Included in Operating Result
Gain/(loss) on sale of assets	(6)	(302)	(6)	362	(748)	(620)	-	-	(760)	(560)
Revaluation increments/(decrements) and impairment (losses)/reversals	(71)	(136)	264	103	(17)	664	-	-	176	631
Asset write-downs	(375)	(335)	(55)	(78)	(11)	(13)	-	-	(441)	(425)
Actuarial adjustments to liabilities	351	473	-	-	-	286	-	-	351	759
Deferred income tax equivalents	100	(144)	92	361	(192)	(217)	-	-	-	-
Dividends and tax equivalents treated as capital returns	320	654	(60)	(315)	-	-	(260)	(339)	-	-
Other	15	21	(199)	15	5,587	2,921	(1,860)	1,072	3,542	4,029

Continuing Operations
Total Other Economic Flows
Included in Operating Result	334	232	36	448	4,618	3,020	(2,120)	732	2,868	4,433

Continuing Operations
Operating Result	952	(4,325)	1,514	1,449	3,786	1,767	(3,682)	(334)	2,571	(1,444)

Other Economic Flows
Other Movements in Equity
Adjustments to opening balances	-	(798)	-	31	-	-	-	2	-	(765)
Revaluations	(4,684)	8,870	1,646	1,328	1	(4)	(4,122)	(1,987)	(7,159)	8,208
Other	33	(1,528)	(30)	1,528	-	-	-	-	4	-
Total Other Economic Flows
Other Movements in Equity	(4,651)	6,544	1,616	2,887	1	(4)	(4,122)	(1,985)	(7,155)	7,443

Comprehensive Result	(3,698)	2,219	3,130	4,335	3,787	1,763	(7,804)	(2,318)	(4,584)	5,999

(a)	See Note 1(c) for explanation of sectors.

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-29

Notes to the Financial Statements

2.	Disaggregated information continued

			General Government (a)		Public Non-financial Corporations (a)		Public Financial Corporations (a)		Consolidation Adjustments		Consolidated
			2014	2013	2014	2013	2014	2013	2014	2013	2014	2013
			$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
	Transactions With Owners In Their Capacity as Owners
	Ordinary dividends provided or paid		-	-	(1,372)	(1,035)	(190)	(31)	1,562	1,066	-	-
	Dividends treated as capital returns paid or provided		-	-	(260)	(339)	-	-	260	339	-	-
	Equity injections/(withdrawals)		-	-	(36)	(1,221)	-	-	36	1,221	-	-
	Total Transactions With Owners In Their Capacity as Owners		-	-	(1,668)	(2,596)	(190)	(31)	1,858	2,627	-	-

	Total Change In Net Worth		(3,698)	2,219	1,462	1,740	3,598	1,732	(5,946)	308	(4,584)	5,999

	KEY FISCAL AGGREGATES

	Net Operating Balance		619	(4,558)	1,478	1,001	(832)	(1,253)	(1,562)	(1,066)	(298)	(5,877)

Less	Net Acquisition/(Disposal) of Non-Financial Assets
	Purchases of non-financial assets		6,322	7,001	2,991	3,767	32	78	(2)	6	9,343	10,852
	Less	Sales of non-financial assets	389	899	105	58	7	-	-	-	501	957
	Less	Depreciation	2,946	2,902	2,232	2,157	53	49	-	-	5,231	5,108
	Plus	Change in inventories	(42)	(59)	77	42	-	-	-	-	35	(17)
	Plus	Other movement in non-financial assets	255	249	103	29	-	-	-	-	358	278
	Equals	Total Net Acquisition/(Disposal) of Non-Financial Assets	3,200	3,389	835	1,623	(28)	29	(2)	6	4,005	5,048

	Equals	Fiscal Balance	(2,581)	(7,947)	643	(622)	(804)	(1,282)	(1,560)	(1,073)	(4,303)	(10,924)

(a)	See Note 1(c) for explanation of sectors.

6-30	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

2.	Disaggregated information continued

    Balance Sheet

	General Government (a)		Public Non-financial Corporations (a)		Public Financial Corporations (a)		Consolidation Adjustments		Consolidated
	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Assets
Financial Assets

Cash and deposits	897	838	1,568	1,994	69	94	(1,689)	(1,665)	846	1,261
Receivables and loans
Receivables	4,080	3,634	2,796	2,553	253	239	(1,945)	(1,751)	5,184	4,675
Advances paid	686	708	49	58	-	-	(9)	(10)	727	756
Loans paid	357	380	112	113	85,620	79,129	(76,468)	(71,056)	9,621	8,566
Securities other than shares	34,814	34,021	280	295	52,455	54,179	(32,049)	(31,535)	55,500	56,959
Shares and other equity investments
Investments in public sector entities	26,421	22,335	-	-	-	-	(26,421)	(22,335)	-	-
Investments in other entities	8	8	278	791	-	-	-	-	286	798
Investments accounted for using equity method	152	154	-	-	-	1	-	-	152	156
Total Financial Assets	67,416	62,078	5,083	5,804	138,397	133,642	(138,580)	(128,352)	72,316	73,172

Non-Financial Assets

Inventories	593	634	583	535	-	-	-	-	1,176	1,168
Assets held for sale	257	139	51	2	-	-	-	-	308	142
Investment properties	187	185	323	312	-	-	-	-	509	497
Property, plant and equipment	172,206	179,259	56,900	54,054	287	375	(1)	(1)	229,392	233,687
Intangibles	769	808	602	611	15	23	-	-	1,386	1,441
Deferred tax assets	6,129	6,193	719	1,417	89	278	(6,937)	(7,889)	-	-
Other non-financial assets	642	551	383	329	6	7	(44)	(49)	987	838
Total Non-Financial Assets	180,783	187,769	59,561	57,260	397	682	(6,983)	(7,939)	233,759	237,773

Total Assets	248,198	249,847	64,644	63,064	138,795	134,324	(145,563)	(136,291)	306,075	310,945

(a)	See Note 1(c) for explanation of sectors.

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-31

Notes to the Financial Statements

2.	Disaggregated information continued

	General Government (a)		Public Non-financial Corporations (a)		Public Financial Corporations (a)		Consolidation Adjustments		Consolidated
	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Liabilities

Payables	3,315	3,490	2,522	2,441	384	224	(1,944)	(1,767)	4,277	4,389
Employee benefit obligations
Superannuation liability	25,512	25,907	(155)	(20)	-	-	-	-	25,357	25,887
Other employee benefits	4,976	5,042	701	767	95	91	-	-	5,772	5,899
Deposits held	-	-	26	24	5,456	6,106	(1,688)	(1,665)	3,793	4,465
Borrowings and advances
Advances received	554	467	9	10	-	-	(9)	(10)	554	467
Borrowings	41,402	37,878	31,053	30,797	223	186	(70,669)	(67,116)	2,010	1,745
Securities and derivatives	1	1	260	410	126,152	124,724	(32,003)	(31,468)	94,410	93,667
Deferred tax liabilities	809	1,695	6,113	6,189	16	4	(6,939)	(7,889)	-	-
Provisions	1,653	1,698	1,124	862	2,654	2,768	(51)	(56)	5,382	5,272
Other liabilities	708	705	380	435	4	8	(40)	(46)	1,053	1,103

Total Liabilities	78,933	76,884	42,033	41,915	134,984	134,111	(113,342)	(110,015)	142,608	142,894

Net Assets	169,265	172,963	22,611	21,149	3,810	213	(32,221)	(26,275)	163,466	168,051

Net Worth

Contributed equity	-	-	8,593	8,628	37	37	(8,630)	(8,666)	-	-
Accumulated surplus/(deficit)	82,300	81,533	2,450	2,336	2,782	(320)	(5,901)	(4,041)	81,631	79,508
Reserves	86,965	91,430	11,569	10,184	991	496	(17,689)	(13,568)	81,835	88,542

Total Net Worth	169,265	172,963	22,611	21,149	3,810	213	(32,221)	(26,275)	163,466	168,051

KEY FISCAL AGGREGATES

Net Financial Worth	(11,517)	(14,806)	(36,950)	(36,111)	3,413	(469)	(25,238)	(18,336)	(70,292)	(69,722)
Net Financial Liabilities	37,938	37,141	N/A	N/A	N/A	N/A	N/A	N/A	70,292	69,722
Net Debt	5,203	2,399	29,339	28,781	(6,314)	(2,386)	5,845	4,007	34,073	32,801

(a)	See Note 1(c) for explanation of sectors.

6-32	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

2.	Disaggregated information continued

Cash Flow Statement
	General Government (a)		Public Non-financial Corporations (a)		Public Financial Corporations (a)		Consolidation Adjustments		Consolidated
	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Cash Flows from Operating Activities
Cash received
Taxes received	11,889	10,955	-	-	-	-	(358)	(368)	11,532	10,587
Grants and subsidies received	21,847	18,405	890	876	-	-	(744)	(705)	21,993	18,576
Sales of goods and services	5,420	5,778	11,237	10,472	2,107	2,075	(2,211)	(2,044)	16,552	16,281
Interest receipts	2,348	2,641	141	139	4,829	4,889	(6,097)	(6,082)	1,221	1,587
Dividends and income tax equivalents	1,386	1,087	21	54	-	-	(1,384)	(1,087)	23	54
Other receipts	4,745	4,731	215	355	93	98	(5)	-	5,048	5,184
	47,635	43,596	12,504	11,896	7,029	7,063	(10,799)	(10,285)	56,369	52,269
Cash paid
Payments for employees	(21,101)	(22,286)	(1,837)	(1,898)	(245)	(256)	327	324	(22,855)	(24,115)
Payments for goods and services	(14,603)	(14,491)	(4,563)	(4,844)	(165)	(146)	1,844	1,782	(17,487)	(17,699)
Grants and subsidies	(6,893)	(6,858)	(9)	(9)	(47)	(43)	813	705	(6,135)	(6,205)
Interest paid	(2,202)	(1,940)	(1,918)	(1,964)	(6,012)	(6,304)	6,247	6,180	(3,885)	(4,027)
Other payments	(249)	(505)	(911)	(665)	(1,495)	(1,422)	346	241	(2,309)	(2,350)
	(45,047)	(46,080)	(9,237)	(9,380)	(7,964)	(8,170)	9,578	9,233	(52,671)	(54,396)

Net Cash Flows from Operating Activities	2,587	(2,483)	3,267	2,516	(935)	(1,107)	(1,221)	(1,052)	3,698	(2,127)

Cash Flows from Investing Activities
Non-Financial Assets
Purchases of non-financial assets	(6,322)	(7,001)	(2,991)	(3,767)	(32)	(78)	2	(7)	(9,343)	(10,852)
Sales of non-financial assets	389	899	105	58	7	-	-	-	501	957
	(5,933)	(6,102)	(2,886)	(3,709)	(25)	(78)	2	(7)	(8,843)	(9,895)

Financial Assets (Policy Purposes)	527	482	644	2,873	-	-	(520)	(482)	651	2,874

Financial Assets (Liquidity Purposes)	(667)	174	8	81	6,157	(1,735)	530	(405)	6,028	(1,885)

Net Cash Flows from Investing Activities	(6,072)	(5,445)	(2,235)	(755)	6,131	(1,812)	12	(893)	(2,164)	(8,905)

(a)	See Note 1(c) for explanation of sectors.

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-33

Notes to the Financial Statements

2.	Disaggregated information continued

	General Government (a)		Public Non-financial Corporations (a)		Public Financial Corporations (a)		Consolidation Adjustments		Consolidated
	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Receipts from Financing Activities
Advances received (net)	154	(21)	(1)	(1)	-	-	1	1	154	(21)
Proceeds of borrowing (net)	3,390	7,929	94	(845)	(4,218)	(7,865)	150	184	(584)	(597)
Dividends paid (net)	-	-	(1,038)	(852)	(31)	(16)	1,068	868	-	-
Deposits received (net)	1	(2)	2	2	(650)	919	(18)	152	(666)	1,070
Other financing (net)	-	-	(516)	(479)	(321)	9,904	(16)	884	(852)	10,309
Net Cash Flows from Financing Activities	3,544	7,906	(1,458)	(2,176)	(5,220)	2,942	1,185	2,090	(1,949)	10,762

Net increase/(decreased) in Cash Held	59	(23)	(426)	(414)	(25)	23	(24)	144	(415)	(270)
Cash at the beginning of the financial year	838	861	1,994	2,408	94	71	(1,665)	(1,808)	1,261	1,531
Cash and Cash Equivalents Held at the End of the Financial Year	897	838	1,568	1,994	69	94	(1,689)	(1,665)	846	1,261

KEY FISCAL AGGREGATES
Net Cash from Operating Activities	2,587	(2,483)	3,267	2,516	(935)	(1,107)	(1,221)	(1,052)	3,698	(2,127)
Net Cash Flow from Investments in Non-Financial Assets	(5,933)	(6,102)	(2,886)	(3,709)	(25)	(78)	2	(7)	(8,843)	(9,895)
Dividends Paid	-	-	(1,038)	(852)	(31)	(16)	1,068	868	-	-
CASH SURPLUS/(DEFICIT)	(3,345)	(8,585)	(657)	(2,045)	(991)	(1,201)	(151)	(191)	(5,145)	(12,021)

(a)	See Note 1(c) for explanation of sectors.

6-34	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2014	2013	2014	2013
		$M	$M	$M	$M

3.	Taxation revenue

	Stamp Duties
	Transfer	2,403	1,887	2,403	1,887
	Motor vehicles	486	509	486	509
	Insurance	767	616	767	616
	Other duties	28	39	28	39

		3,684	3,051	3,684	3,051

	Payroll tax	3,914	3,725	3,811	3,614
	Vehicle registration fees	1,543	1,486	1,541	1,486
	Gaming taxes and levies	1,044	1,037	1,044	1,037
	Land tax	986	993	968	976
	Fire levy	391	348	391	348
	Guarantee fees	230	243	-	-
	Other taxes	53	54	53	54

		11,845	10,937	11,492	10,565

4.	Grants revenue

	Commonwealth
	General purpose payments
	GST revenue grants	10,896	9,470	10,896	9,470
	Other general purpose payments	2	4	13	12
	Specific purpose payments	4,945	4,570	4,946	4,571
	National partnership payments	3,381	1,717	3,381	1,717
	Grants for on-passing to non-Queensland Government entities	2,191	2,249	2,191	2,249

		21,415	18,009	21,427	18,018
	Other
	Other grants	201	174	163	138
	Industry/community contributions	139	139	309	297

		340	313	472	435

		21,755	18,322	21,899	18,453

5.	Sales of goods and services

	User charges
	Sale of goods and services	3,360	3,384	13,466	13,154
	Rental income	482	491	643	645

		3,842	3,875	14,109	13,798
	Fees
	Transport and other licences and permits	639	586	639	586
	Other regulatory fees	567	626	567	626

		1,206	1,212	1,206	1,212

		5,048	5,087	15,315	15,010

6.	Interest income

	Interest	2,460	2,644	1,380	1,614

	Interest revenue from financial assets other than those at fair value
	through profit and loss totalled:	2,289	2,481	131	154

7.	Dividend and income tax equivalents income

	Dividends	1,568	1,067	27	55
	Income tax equivalents	407	284	1	1

		1,975	1,351	29	56

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-35

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2014	2013	2014	2013
		$M	$M	$M	$M

8.	Other revenue

	Royalties	2,378	2,143	2,378	2,143
	Land rents	158	164	158	164
	Assets assumed/liabilities transferred	191	211	191	211
	Donations, gifts and services received at below fair value	131	120	132	120
	Contributed assets	76	18	135	75
	Fines	398	401	398	401
	Other	318	358	719	800

		3,650	3,415	4,112	3,914

9.	Employee expenses

	Salaries and wages	15,386	15,719	16,855	17,354
	Annual leave	1,424	1,387	1,557	1,523
	Long service leave	599	627	640	662
	Other employee related expenses	408	397	256	186

		17,817	18,130	19,309	19,726

10.	Other superannuation expenses
	(refer Note 51 for additional disclosures)

	Accumulation contribution	1,256	1,179	1,424	1,366
	Defined benefit service cost	1,022	1,241	1,070	1,299

		2,277	2,420	2,494	2,665

11.	Other operating expenses

	Supplies and services	12,363	12,115	14,474	14,519
	Workcover Qld and other claims	94	72	1,277	1,423
	Other expenses	657	630	684	633

		13,114	12,817	16,435	16,575

	Audit fees charged by the Queensland Audit Office to entities included in these financial statements amounted to:	12	9	17	13

	Following a review recommended by the Commission of Audit, prior year expenditure of $3.4 billion relating to the procurement of services has been reclassified from grant expenses (Note 14) to other operating expenses in the General Government sector. For the Total State sector the restatement is $1.9 billion, largely due to Transport Service Contracts of $1.5 billion being eliminated.

12.	Depreciation and amortisation

	Depreciation and amortisation expenses for the financial year were charged in respect of:
	Buildings	1,168	1,149	1,277	1,257
	Infrastructure	1,046	1,037	2,705	2,597
	Plant and equipment	521	535	841	834
	Major plant and equipment	26	31	112	168
	Heritage and cultural assets	5	4	5	4
	Leased plant and equipment	23	14	55	48
	Software development	157	133	273	235
	Capitalised depreciation expense	-	-	(37)	(35)

		2,946	2,902	5,231	5,108

6-36	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2014	2013	2014	2013
		$M	$M	$M	$M

13.	Other interest expense

	Interest	2,137	1,876	3,806	3,927
	Finance charges relating to finance leases	40	39	41	39
	Other	24	25	37	56

		2,201	1,940	3,883	4,022

	Interest expense on financial liabilities other than those at fair value through profit and loss amounts to:	2,201	1,940	102	132

14.	Grants expenses

	Grants - recurrent	4,072	4,330	4,047	4,271
	Grants - capital	1,895	1,851	1,868	1,843
	Grants to first home owners	77	103	77	103
	Personal benefit payments	215	256	219	256
	Community service obligations	537	642	-	-

		6,796	7,182	6,210	6,473

	Following a review recommended by the Commission of Audit, prior year expenditure of $3.4 billion relating to the procurement of services has been reclassified from grant expenses to other operating expenses (Note 11) in the General Government sector. For the Total State sector, the restatement is $1.9 billion largely due to Transport Service Contracts of $1.5 billion being eliminated.

15.	Gain/(loss) on sale of assets

	Gain/(loss) on sale of financial assets
	Gain/(loss) on sale of available-for-sale financial assets	1	-	1	-
	Gain/(loss) on sale of derivatives	9	-	(38)	112
	Gain/(loss) on sale of other investments	-	-	(707)	(731)

	Gain on sale of associate	-	-	-	353

	Gain/(loss) on sale of non-financial assets
	Gain/(loss) on sale of non-financial assets	(16)	(302)	(15)	(294)
	Gain/(loss) on sale of intangibles	-	(1)	(1)	(1)

		(6)	(302)	(760)	(560)

	The gains on sale of financial assets relate to the following categories:
	Assets at fair value through profit or loss	-	-	(707)	(731)
	Available-for-sale	1	-	1	-
	Available-for-sale (recycled from reserves)	9	-	9	-

		10	-	(697)	(731)

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-37

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2014	2013	2014	2013
		$M	$M	$M	$M

16.	Revaluation increments/(decrements) and impairment (losses)/reversals

	Revaluation increments/(decrements) of financial assets
	Revaluation increments/(decrements) - derivatives	(16)	25	(265)	559
	Revaluation increments/(decrements) - other investments	8	2	329	420

		(9)	27	64	980
	Revaluation increments/(decrements) of non-financial assets
	Revaluation increments/(decrements) - investment property	6	4	36	4
	Revaluation increments/(decrements) - other non-current assets	(25)	(49)	(85)	(134)

		(19)	(45)	(49)	(130)
	Revaluation increments/(decrements) - environmental certificates/obligations	-	-	-	2

	Revaluation increments/(decrements) - self generating and regenerating assets	3	2	3	2

	Impairment (losses)/reversals
	Impairment (losses)/reversals - receivables and loans	(27)	(77)	(44)	(122)
	Impairment (losses)/reversals - financial assets at fair value through P&L	-	-	-	(18)
	Impairment (losses)/reversals - available-for-sale financial assets	(5)	-	(5)	(1)
	Impairment (losses)/reversals - equity accounted investments	-	-	(1)	-
	Impairment (losses)/reversals - assets held for sale	(6)	(4)	(6)	(4)
	Impairment (losses)/reversals - non-financial assets	(4)	(14)	233	(54)
	Impairment (losses)/reversals - intangible assets	(4)	(25)	(4)	(25)
	Impairment (losses)/reversals - other assets	-	-	(15)	-

		(46)	(119)	158	(223)

		(71)	(136)	176	631

17.	Asset write-downs

	Asset write-downs
	Bad debts written off not previously impaired	(94)	(131)	(115)	(153)
	Inventory write-down (net)	(2)	(17)	(4)	(20)
	Other assets written off/donated	(279)	(186)	(322)	(253)

		(375)	(335)	(441)	(425)

18.	Actuarial adjustments to liabilities

	Long service leave - gain/(loss)	224	329	224	329
	Insurances and other - gain/(loss)	127	144	127	430

		351	473	351	759

19.	Dividends and tax equivalents treated as capital returns

	Dividends	260	339	-	-
	Income tax equivalents	60	315	-	-

		320	654	-	-

20.	Other economic flows in operating result

	Net market value interest revenue/(expense)	17	16	3,740	4,007
	Time value adjustments	(5)	(14)	3	(9)
	Share of net profit/(loss) of associates and joint ventures accounted for using the equity method	(2)	13	(3)	23
	Onerous contracts expense	-	-	(192)	12
	Other economic flows nec	5	6	(6)	(4)

		15	21	3,542	4,029

6-38	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2014	2013	2014	2013
		$M	$M	$M	$M

21.	Other economic flows - other movements in equity - revaluations

	Revaluations of financial assets - increments/(decrements)
	Investments	4,123	1,988	2	2
	Cash flow hedges	69	(48)	190	(161)

		4,193	1,940	192	(160)
	Revaluations of non-financial assets - increments/(decrements)
	Property, plant and equipment	(9,106)	3,219	(7,692)	4,463

	Actuarial gain/(loss) on defined benefit superannuation plans	229	3,711	341	3,904

		(4,684)	8,870	(7,159)	8,208

22.	Other economic flows - other movements in equity - other

	Equity transfers and adjustments including those from ceased entities	33	(1,528)	4	-

23.	Cash and deposits

	Cash	145	251	577	1,004
	Deposits on call	198	229	270	257
	QTC cash funds	555	358	-	-

		897	838	846	1,261

	The above balances for the Total State Sector do not include QTC money market deposits of $2.674 billion (2013, $1.717 billion). Refer Note 25.

	All material cash balances held by agencies are managed and invested by QTC daily to maximise returns in accordance with agreed risk profiles on a whole of Government basis.

24.	Receivables and loans

	Receivables
	Current
	Trade debtors	1,046	934	2,571	2,309
	Interest receivable	20	21	23	23
	GST input tax credits receivable	341	347	375	370
	Dividends and guarantee fees receivable	1,607	1,119	-	-
	Royalties and land rents revenue receivable	30	26	30	26
	Taxes receivable	232	272	236	276
	Income tax equivalents receivable	254	336	-	-
	Other receivables	919	908	1,295	1,163

		4,451	3,963	4,529	4,167
	Less: Allowance for doubtful debts/impairment losses	588	587	610	608

		3,863	3,376	3,919	3,559

	Non-current
	Trade debtors	148	167	796	635
	Other	112	118	567	548

		260	285	1,364	1,183
	Less: Allowance for doubtful debts/impairment losses	44	26	99	67

		216	259	1,265	1,115

		4,080	3,634	5,184	4,675

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-39

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2014	2013	2014	2013
		$M	$M	$M	$M

24.	Receivables and loans continued

	Loans and advances

	Advances paid
	Current
	Advances	112	104	120	112
	Less: Allowance for doubtful debts/impairment losses	16	13	16	13

		96	91	103	99

	Non-current
	Advances	593	619	626	660
	Less: Allowance for doubtful debts/impairment losses	2	2	2	2

		590	617	623	658

		686	708	727	756

	Loans paid
	Current
	Finance leases	20	21	21	22

		20	21	21	22

	Non-current
	Onlendings	-	-	9,152	8,073
	Finance leases	337	359	448	471

		337	359	9,600	8,544
	Less: Allowance for doubtful debts/impairment losses	-	-	-	-

		337	359	9,600	8,544

		357	380	9,621	8,566

	Finance lease receivables due:
	Not later than 1 year	20	21	26	27
	Later than 1 year but not later than 5 years	74	78	101	104
	Later than 5 years	269	289	477	504

		363	388	604	635

	Less: Future finance revenue	6	8	135	142

		357	380	469	493

	Minimum operating lease payments receivable:
	Operating leases not recognised in the financial statements:

	Not later than 1 year	20	20	107	102
	Later than 1 year but not later than 5 years	76	85	323	353
	Later than 5 years	225	403	470	667

		322	508	900	1,122

6-40	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

24.	Receivables and loans continued

In accordance with AASB7 Financial Instruments: Disclosures, details of ‘Past due but not impaired’ and ‘Individually impaired’ receivables and loans are included in the tables below. This information has been sourced from GGS and Total State entities with material receivables and loans balances.

	General Government Sector
						Individually
		Past due not impaired				Impaired
		1 Month or	1 to 2	2 to 3	Over 3
	As at 30 June 2014	Less	Months	Months	Months
		$M	$M	$M	$M	$M
	Trade receivables	85	23	31	411	474
	Other receivables and loans	31	10	6	54	74

		117	33	37	464	548

	As at 30 June 2013

	Trade receivables	44	13	41	296	278
	Other receivables and loans	20	8	6	68	74

		64	21	47	364	352

	Total State Sector
						Individually
		Past due not impaired				Impaired
		1 Month or	1 to 2	2 to 3	Over 3
	As at 30 June 2014	Less	Months	Months	Months
		$M	$M	$M	$M	$M
	Trade receivables	93	24	31	411	488
	Other receivables and loans	31	10	6	54	74

		125	35	37	464	562

	As at 30 June 2013

	Trade receivables	43	13	41	298	291
	Other receivables and loans	20	8	6	68	74

		63	21	47	366	365

			General Government Sector		Total State Sector
			2014	2013	2014	2013
			$M	$M	$M	$M

25.	Securities other than shares

	Current
	Term deposits		149	40	149	44
	Rental purchase plan		4	4	4	4
	Money market deposits		-	-	2,674	1,717
	Securities/bonds		150	213	5,607	9,105
	Fixed rate notes		2,536	2,494	-	-
	Investments managed by QIC Limited*		1,100	1,042	4,853	4,732
	Derivatives
	Derivatives - cash flow hedges			-	62	13
	Other derivatives			-	116	643
	Other		46	67	1,493	1,260

			3,986	3,861	14,958	17,519

*      See over

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-41

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2014	2013	2014	2013
		$M	$M	$M	$M

25.	Securities other than shares continued

	Non-current
	Term deposits	288	259	268	239
	Rental purchase plan	186	190	186	190
	Securities/bonds	-	-	4,539	6,808
	Fixed rate notes	29,447	28,953	-	-
	Investments managed by QIC Limited*	825	670	34,576	30,176
	Derivatives
	Derivatives - cash flow hedges	-	-	52	45
	Other derivatives	8	25	295	366
	Other	74	64	625	1,617

		30,829	30,160	40,541	39,440

		34,814	34,021	55,500	56,959

	The carrying amounts of the above financial assets are classified as designated at fair value on initial recognition.

	* Total State investments managed by QIC Limited were allocated over the following categories:
	Cash			11,964	11,847
	Fixed interest			1,867	1,629
	Australian equities			805	2,303
	International equities			6,964	4,926
	Property and infrastructure			10,636	8,801
	Other			7,193	5,402

				39,429	34,908

26.	Shares and other equity investments

	Investments in public sector entities

	General Government Sector investment in public sector entities	26,421	22,335

	Investments in public sector entities controlled by the General Government Sector are

GAAP basis. Investments in public sector entities on this basis differ from valuations under GFS. GFS does not, for example, recognise allowance for impairment of receivables, onerous contracts or deferred tax equivalents but does recognise negative net worth of individual public sector entities.

	Reconciliation of GAAP GGS investments in other public sector entities to GFS

	Investments in other public sector entities under GAAP	26,421	22,335
	Less negative net worth of PNFCs and PFEs	-	974
	Add allowance for impairment of receivables	77	61
	Add net deferred tax equivalent liabilities reported by PNFC and PFC	5,321	4,498
	Add provisions for onerous contracts recorded by PNFC and PFC	370	170
	Add net restoration costs	332	185

	Investments in other public sector entities under GFS	32,521	26,276

	Investments in other entities (not controlled or associated)
	Current
	Shares at fair value through profit and loss	-	-	274	787

	Non-current
	Shares at fair value through profit and loss	7	7	7	7
	Available-for-sale shares	1	1	5	4

		8	8	12	11

		8	8	286	798

6-42	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

26.	Shares and other equity investments continued

Investments accounted for using equity method

The following are investments held by the State in unlisted associated and joint venture entities:

Name of entity	Principal activity		Ownership interest		Equity accounted amount
			2014%	2013%	2014 $M	2013 $M

Dumaresq-Barwon Border Rivers Commission	Water management	a	50	50	70	71

Translational Research Institute Trust	Medical research and education	b	25	25	82	83

General Government Sector					152	154

Investments under $1 million					-	2

Total State Sector					152	156

a	Dumaresq-Barwon Border Rivers Commission is a joint authority constituted by an agreement between the Queensland and New South Wales governments. Each government holds a 50% interest.

b	Translational Research Institute (TRI) Trust is a Discretionary Unit Trust founded by four members of which Queensland Health is one. Each founding member holds 25 units in the TRI Trust and equal voting rights. The TRI Trust seeks to design, construct and maintain the TRI Facility and ensure it is operated and managed to promote medical study, research and education.

27.	Interest in joint ventures

General Government Sector

The Council of the Queensland Institute of Medical Research (QIMR)

QIMR holds 24.5% of the issued capital of Q-Pharm Pty Limited, a Clinical Trial company joint venture.

QIMR holds a 50% share in Vaccine Solutions Pty Limited, a company that provides clinical trial sponsorship, intellectual property management and commercialisation services to the Co-operative Research Council for Vaccine Technology.

Department of Transport and Main Roads

During 2012-13 the Department of Transport and Main Roads operated in a joint venture with Personalised Plates Holdings Pty Ltd, trading as Personalised Plates Queensland (PPQ). The department held 50% interest in PPQ. The joint venture arrangement ceased on 22 March 2013, therefore, the department did not recognise any net revenue from these operations this year (2013, $11 million).

Other

Joint ventures that contribute less than $4 million in net assets and/or net revenues to the Balance Sheet or Operating Statement are as follows:

-       The Department of Natural Resources and Mines is a party to the Public Sector Mapping Venture to create and facilitate access to national spatial datasets for both governmental and commercial use.

-       The Department of State Development, Infrastructure and Planning holds a 50% interest in a joint venture with the Mackay Regional Council to develop residential land within the Andergrove Urban Development Area.

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-43

Notes to the Financial Statements

27.	Interest in joint ventures continued

Total State Sector

Joint ventures for the Total State Sector include the GGS joint ventures above, in addition to the following:

CS Energy Limited

Callide Energy Pty Ltd, a wholly-owned subsidiary of CS Energy, holds a 50% interest in the Callide Power Project Joint Venture. The joint venture’s principal activity is the generation of electricity.

CS Energy has a 75.22% participating interest in the Callide Oxyfuel Project Joint Venture, a project involved in clean coal technology research. Grants are receivable from both government and non-government entities to fund the project on the basis that certain project milestones are met.

Stanwell Corporation Limited

The Company has a 5% interest in the ATP 337P Mahalo carve out block (acquired from Comet Ridge). The Sales and Purchase Option Agreement committed the Company to fund its share and Comet Ridge’s share of funding of a reserves certification program up to $8 million.

Stanwell also has an 84% interest in the Woodlands Hardwood Plantation Joint Venture and a 19% interest in the Tarong Hoop Pine Joint Venture. The interests are in unincorporated joint operations with Hancock Queensland Plantations Pty Ltd. The principal activity of the ventures is the establishment of a viable commercial plantation of trees.

Stanwell holds a 50% participating interest in the Kogan North Joint Venture, a gas development joint venture with Australian CBM Pty Ltd.

Queensland Treasury Corporation

During 2012-13 QTC had a 50% interest in Local Government Infrastructure Services Pty Ltd (LGIS) which provides assistance to Queensland local governments in relation to infrastructure procurement. QTC’s 50% equity holdings in LGIS was transferred to Local Government Association of Queensland (LGAQ) on 1 July 2014. As such, the carrying amount of the investment at 30 June 2014 is nil (2013, $1 million).

28.	Public private partnerships

The following public private partnerships apply to both the GGS and Total State Sector statements. This note should be read in conjunction with Note 45.

Education, Training and Employment

(a) Southbank Education and Training Precinct

In April 2005, the State Government entered into a contractual arrangement with Axiom Education Queensland Pty Ltd (Axiom) to design, construct, operate, maintain and finance the Southbank Education and Training Precinct for a period of 34 years on departmental land. This is a social infrastructure arrangement whereby the department pays for the third party use of the asset through regular service payments to Axiom over the life of the contract. The arrangement involved the refurbishment or demolition of existing buildings and the development of new buildings.

Construction work was completed on 31 October 2008 and the State has entered into a Head Lease and Sublease with Axiom. The State will pay an abatable, undissected service payment to Axiom for the operation, maintenance and provision of the precinct. At the expiry of the lease in 2039, the buildings will revert to the State for nil consideration. The land on which the facility is constructed is owned and recognised as an asset of the department.

The fair value of the buildings was recognised as finance lease assets with the corresponding recognition for future payments as a finance lease liability.

(b) South East Queensland schools - Aspire

In May 2009, the State Government entered into a contractual arrangement with Aspire Schools (Qld) Pty Limited (Aspire) to design, construct, maintain and partially finance seven schools to the State for a period of 30 years on departmental land. Construction work commenced in April 2009 and was finalised in January 2014. This is a social infrastructure arrangement whereby the department pays for the third party use of the asset through regular service payments to Aspire over the life of the contract.

The State will lease back these schools from Aspire and will pay an abatable, undissected service payment to Aspire for the operation, maintenance and provision of the schools. At the expiry of the lease in 2039, the buildings will revert to the State for nil consideration. The land on which the schools are constructed is owned and recognised as an asset of the department.

The fair value of the buildings was recognised as finance lease assets with the corresponding recognition for future payments as a finance lease liability.

6-44	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

28.	Public private partnerships continued

Education, Training and Employment continued

(c) Queensland schools - Plenary

In December 2013, the State Government entered into a contractual arrangement with Plenary Schools Pty Ltd (Plenary) for the construction and management of 10 schools in south east Queensland. This is a social infrastructure arrangement whereby the department pays for the third party use of the asset through regular service payments to Plenary over the life of the contract. The project period is for 30 years and is expected to end in December 2043.

The project involves a finance lease of $197 million with lease interest of $333 million and estimated operating costs of $517 million, based on a risk free rate of 3.7%. Due to the uncertainty of the commencement date, these cashflows are not included in the table on page 6-47.

Upon the completion of the construction, the fair value of the buildings will be recognised as finance lease assets with the corresponding recognition for future payments as a finance liability. The land on which the schools are/will be constructed is owned and recognised as an asset of the department.

Queensland Health and Hospital and Health Services (HHSs)

Queensland Health and the HHSs have entered into a number of contractual arrangements with private sector entities for the construction and operation of public infrastructure facilities for a period of time on departmental land. After an agreed period of time, ownership of these facilities will pass to Queensland Health or the relevant HHS.

Arrangements under construction or operating for all or part of the 2013-14 financial year are:

-	Bramston Terrace car park (commenced November 1998) Children’s Health Queensland HHS;
-	Butterfield Street car park (commenced January 1998) Metro North HHS;
-	Noosa Hospital and Specialist Centre (commenced September 1999) Sunshine Coast HHS;
-	Sunshine Coast University Hospital (scheduled to commence operation November 2016) Sunshine Coast HHS;
-	Sunshine Coast University Private Hospital (commenced December 2013) Sunshine Coast HHS;
-	The Gold Coast University Hospital western car park (commenced July 2010) Gold Coast HHS;
-	The Prince Charles Hospital car park (commenced November 2000) Metro North HHS;
-	The Prince Charles Hospital Early Education Centre (commenced April 2007) Metro North HHS;
-	The Princess Alexandra Hospital Multi Storey car park (commenced February 2008) Metro South HHS;
-	Townsville Hospital Support Facilities Building and Walkway (commenced April 2002) Townsville HHS; and
-	Townsville Childcare Centre (commenced September 2004) Townsville HHS.

To date, no rights or obligations relating to these facilities have been recognised by Queensland Health or HHSs, other than those associated with land rental and the provision of various services under the agreements.

On 17 July 2012, Queensland Health entered into contractual arrangements with Exemplar Health to design, construct, commission, maintain and partially finance the Sunshine Coast University Hospital for a period of 25 years. Construction has commenced and is scheduled for completion in November 2016. The land is legally owned by Queensland Health but controlled and recognised as an asset by the Sunshine Coast HHS.

The Sunshine Coast HHS has entered into a contractual arrangement with Ramsay Healthcare in relation to the Sunshine Coast University Private Hospital whereby this private facility will provide health services to public patients for 5 years. Ramsay Healthcare will then operate the hospital as a private provider for a further 45 years after which time the asset will be transferred to the Sunshine Coast HHS.

Queensland Health has also entered into a number of contractual arrangements (termed collocation agreements) with private sector entities for the construction and operation of private health facilities for a period of time on departmental land. After an agreed period of 25 years, ownership of these facilities will pass to Queensland Health. The department does not control the facilities associated with these arrangements and accordingly, they are not recognised as assets.

Collocation arrangements are in operation at the following locations as at 30 June 2014:

-	Caboolture Private Hospital (commenced September 1997) Metro North HHS;
-	Gold Coast Private Hospital (commencing March 2016) Gold Coast HHS;
-	Holy Spirit Northside Private Hospital (commenced July 2001) Metro North HHS; and
-	Redlands Private Hospital (commenced August 1999) Metro South HHS.

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-45

Notes to the Financial Statements

28.	Public private partnerships continued

Transport and Main Roads

(a) Brisbane Airport Rail Link

The Brisbane Airport Rail Link (BARL) is a public passenger rail system built and owned by Airtrain Citylink Limited (Airtrain) to link the Brisbane Domestic and International Airports to the existing Queensland Rail network.

In 1998, the State Government entered into an agreement with Airtrain whereby Airtrain was required to acquire the land for the BARL and design, construct, maintain and operate the BARL for a concession period of 35 years. At the end of this period, the agreement provides for Airtrain to transfer the BARL assets at no cost to the State.

The State Government leases airport land from the Brisbane Airport Corporation and sub-leases the land to Airtrain.

(b) Gold Coast Rapid Transit Project Operator Franchise

In May 2011, the State Government entered into a contractual arrangement with GoldLinQ Consortium to finance, design, build, operate and maintain the Gold Coast light rail system with a 15 year operations period. The operation of the system commenced in July 2014. At the end of the operations period, ownership will transfer to the State.

GoldLinQ Consortium partially financed construction of the system, with the State providing a capital contribution. During operations, GoldLinQ Consortium will be paid monthly performance based payments for both operations, maintenance and repayment of the asset. The State will receive fare box and advertising revenue generated by the system.

(c) AirportLink

A project deed was made on 2 June 2008 to establish an arrangement for the design, construction and operation of the AirportLink toll road for a concession period of 45 years. Parties are BrisConnections Operations Pty Ltd, BrisConnections Nominee Company Pty Ltd and the State. BrisConnections collects the toll revenue on the project. At the end of the period AirportLink toll road assets will be transferred at no cost to the State.

(d) Toll road arrangements

A road franchise agreement was established between the State and Queensland Motorways Limited (QML) on 1 April 2011 for the operation and management of the toll road network, which includes the Port of Brisbane Motorway and the Gateway and Logan Motorways. QML collects toll revenue and therefore assumes the demand and patronage risk for the concession period of 40 years. On completion of the arrangements in 2051 the toll road infrastructure assets will be recognised by the State.

(e) New Generation Rollingstock

In January 2014 the State Government entered into a 32 year contractual arrangement with NGR Project Company Pty Ltd (Bombardier NGR Consortium) for the design, construction and maintenance of 75 new six car train sets and a new purpose built maintenance centre.

The arrangement will involve the department paying the consortium a series of payments over the concession period of 30 years. All trains are expected to be in service by December 2018 and at the expiry of the concession period the department will retain ownership of the trains and the maintenance facility.

Upon commissioning of the maintenance centre and delivery of the first trains in 2016, the department will commence recognition of finance lease assets at fair value and a lease liability. Maintenance payments will be expensed during the relevant year.

Development at 1 William Street Brisbane

Projects Queensland ran a procurement process in relation to a commercial office tower development at 1 William Street. Cbus Property was the successful tenderer with a bid of $653 million and on 21 December 2012 the State entered into a sublease pre-commitment via a series of transaction documents involving:

-	a project deed (overarching document);
-	a development lease (from the State to the developer during construction phase, which runs for approximately 4 years);
-	a ground lease (covering land tenure from the State to the developer for 99 years post-construction phase); and
-	a sublease (from the developer to the State for the building tenure, being 15 years).

The State’s commitment for the operating lease payments is contingent on the completion of the building and accordingly these amounts are included in Note 47 Contingent assets and liabilities.

Further information may be obtained from the individual financial reports of the relevant agencies.

6-46	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2014 $M	2013 $M	2014 $M	2013 $M

28.	Public private partnerships continued

	Estimated cash flows for Public Private Partnerships
	Inflows
	Not later than 1 year	17	2	17	2
	Later than 1 year but not later than 5 years	95	83	95	83
	Later than 5 years but not later than 10 years	153	135	153	135
	Later than 10 years	226	244	226	244

		491	464	491	464
	Outflows
	Not later than 1 year	(694)	(405)	(694)	(405)
	Later than 1 year but not later than 5 years	(2,457)	(1,939)	(2,457)	(1,939)
	Later than 5 years but not later than 10 years	(1,873)	(1,239)	(1,873)	(1,239)
	Later than 10 years	(7,210)	(3,416)	(7,210)	(3,416)

		(12,234)	(6,999)	(12,234)	(6,999)

	Estimated Net Cash Flow	(11,743)	(6,535)	(11,743)	(6,535)

29.	Inventories

	Current
	Raw materials	15	20	290	277
	Work in progress	36	45	40	48
	Finished goods	117	114	223	164
	Land held for resale	390	427	390	427
	Inventories held for distribution	17	17	17	17
	Assets formerly held for lease	9	4	9	4
	Environmental certificates held for sale/surrender	-	-	25	53
	Other	7	7	182	179

		593	634	1,176	1,168

30.	Assets held for sale

	Land	226	106	247	108
	Buildings	17	20	21	20
	Investment properties	12	7	29	7
	Plant and equipment	1	7	10	7
	Heritage and cultural assets	1	-	1	-

		257	139	308	142

31.	Investment properties

	At independent valuation	187	185	513	500
	Accumulated depreciation and impairment losses	-	-	(3)	(3)

	Land, buildings and work in progress at independent valuation	187	185	509	497

	Movements in investment properties were not material.

32.	Restricted assets

A number of assets included in the consolidated financial statements are classified as restricted assets because their use is wholly or partially restricted by externally imposed requirements. These assets include:

	Grants and donations to further medical research in specified areas	96	92	96	92
	Cash, property, plant and equipment to be used for specific purposes	328	210	347	286

		424	302	443	378

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-47

Notes to the Financial Statements

33.	Property, plant and equipment

General Government Sector
			Gross			Accumulated depreciation/impairment			Written down value
			2014	2013		2014	2013		2014	2013
			$M	$M		$M	$M		$M	$M

Land			75,690	85,118		(18)	(13)		75,672	85,105
Buildings			45,732	44,188		(14,414)	(14,452)		31,318	29,736
Infrastructure			69,631	64,617		(19,515)	(18,184)		50,116	46,433
Major plant and equipment			580	583		(281)	(258)		299	325
Heritage and cultural assets			834	1,003		(166)	(291)		668	712
Plant and equipment			5,351	5,010		(2,923)	(2,635)		2,428	2,375
Leased plant and equipment			1,379	1,003		(33)	(33)		1,347	970
Capital work in progress			10,358	13,602		-	-		10,358	13,602

			209,556	215,125		(37,349)	(35,866)		172,206	179,259

Reconciliations of the carrying amount for each class of property, plant and equipment are set out below:
	Land		Buildings		Infrastructure		Major plant and equipment		Heritage and cultural assets
	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M

Carrying amount at beginning of year	85,105	87,240	29,736	29,695	46,433	41,849	325	376	712	924
Acquisitions	197	242	250	341	1	6	5	2	5	3
Disposals	(89)	(333)	(48)	(658)	(170)	(153)	(11)	(1)	-	-
Revaluation increments/(decrements)	(9,570)	(2,094)	(169)	(107)	(86)	4,914	4	17	(40)	(253)
Impairment (losses)/reversals	(10)	(6)	(8)	10	-	-	-	(2)	-	(1)
Depreciation and amortisation	-	-	(1,168)	(1,149)	(1,046)	(1,037)	(26)	(31)	(5)	(4)
Net asset transfers	38	56	2,726	1,604	4,984	855	1	(36)	(3)	44

Carrying amount at end of year	75,672	85,105	31,318	29,736	50,116	46,433	299	325	668	712

6-48	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

33.	Property, plant and equipment continued

General Government Sector continued
	Plant and equipment		Leased plant and equipment		Capital work in progress		Total
	2014 $M	2013 $M	2014 $M	2013 $M	2014 $M	2013 $M	2014 $M	2013 $M

Carrying amount at beginning of year	2,375	2,474	970	687	13,602	11,013	179,259	174,257
Acquisitions	338	309	94	85	5,195	5,645	6,086	6,632
Disposals	(43)	(57)	(1)	-	(7)	(29)	(369)	(1,230)
Revaluation increments/(decrements)	1	(1)	140	169	-	-	(9,720)	2,645
Impairment (losses)/reversals	-	(3)	-	-	-	-	(18)	(2)
Depreciation and amortisation	(521)	(535)	(23)	(14)	-	-	(2,789)	(2,769)
Net asset transfers	278	188	167	44	(8,432)	(3,027)	(242)	(274)

Carrying amount at end of year	2,428	2,375	1,347	970	10,358	13,602	172,206	179,259

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-49

Notes to the Financial Statements

33.	Property, plant and equipment continued

Total State Sector

			Gross			Accumulated depreciation/impairment			Written down value
			2014 $M	2013 $M		2014 $M	2013 $M		2014 $M	2013 $M

Land			78,156	87,626		(62)	(56)		78,094	87,570
Buildings			48,815	47,061		(15,651)	(15,591)		33,164	31,469
Infrastructure			140,458	129,256		(42,740)	(39,028)		97,718	90,228
Major plant and equipment			2,760	2,751		(995)	(895)		1,765	1,855
Heritage and cultural assets			835	1,004		(166)	(291)		669	712
Plant and equipment			9,081	8,532		(4,602)	(4,137)		4,480	4,395
Leased plant and equipment			2,055	2,241		(366)	(655)		1,689	1,585
Capital work in progress			11,813	15,872		-	-		11,813	15,872

			293,974	294,341		(64,582)	(60,654)		229,392	233,687

Reconciliations of the carrying amount for each class of property, plant and equipment are set out below:
	Land		Buildings		Infrastructure		Major plant and equipment		Heritage and cultural assets
	2014 $M	2013 $M	2014 $M	2013 $M	2014 $M	2013 $M	2014 $M	2013 $M	2014 $M	2013 $M

Carrying amount at beginning of year	87,570	89,661	31,469	31,517	90,228	82,328	1,855	1,904	712	924
Acquisitions	214	286	265	343	247	166	5	2	5	3
Disposals	(123)	(339)	(51)	(660)	(204)	(167)	(14)	(1)	-	-
Revaluation increments/(decrements)	(9,453)	(2,075)	(159)	(80)	1,816	6,490	(49)	53	(40)	(253)
Impairment (losses)/reversals	(10)	(7)	(8)	9	251	(26)	-	(2)	-	(1)
Depreciation and amortisation	-	-	(1,277)	(1,257)	(2,705)	(2,597)	(112)	(168)	(5)	(4)
Net asset transfers	(103)	44	2,925	1,598	8,086	4,033	80	68	(3)	44

Carrying amount at end of year	78,094	87,570	33,164	31,469	97,718	90,228	1,765	1,855	669	712

6-50	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

33.	Property, plant and equipment continued

Total State Sector continued

	Plant and equipment		Leased plant and equipment		Capital work in progress		Total
	2014 $M	2013 $M	2014 $M	2013 $M	2014 $M	2013 $M	2014 $M	2013 $M

Carrying amount at beginning of year	4,395	4,323	1,585	1,311	15,872	13,731	233,687	225,699
Acquisitions	365	383	138	85	7,818	9,095	9,055	10,362
Disposals	(80)	(83)	(1)	2	(21)	(92)	(494)	(1,340)
Revaluation increments/(decrements)	(18)	9	140	169	-	-	(7,762)	4,312
Impairment (losses)/reversals	(4)	(16)	-	-	-	-	228	(43)
Depreciation and amortisation	(841)	(834)	(55)	(48)	-	-	(4,994)	(4,909)
Net asset transfers	663	613	(118)	67	(11,856)	(6,861)	(326)	(394)

Carrying amount at end of year	4,480	4,395	1,689	1,585	11,813	15,872	229,392	233,687

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-51

Notes to the Financial Statements

33.	Property, plant and equipment continued

Level 3 fair value reconciliation

General Government Sector
2014	Land	Buildings	Infrastructure	Major plant and equipment	Heritage and cultural assets	Leased plant and equipment	Total
	2014 $M	2014 $M	2014 $M	2014 $M	2014 $M	2014 $M	2014 $M

Carrying amount at beginning of year	63,971	21,616	46,457	279	2,307	448	135,078
Acquisitions	5	281	-	-	5	26	317
Disposals	(29)	(24)	(188)	-	-	-	(241)
Revaluation increments/(decrements)	(9,677)	21	(86)	5	(43)	-	(9,781)
Impairment (losses)/reversals	(9)	8	-	-	-	-	(1)
Depreciation and amortisation	(4)	(948)	(1,040)	(22)	(5)	(5)	(2,024)
Net asset transfers (mainly from capital work in progress)	170	1,592	5,002	9	(3)	-	6,770

Carrying amount at end of year	54,427	22,545	50,145	272	2,260	470	130,119

Total State Sector
2014	Land	Buildings	Infrastructure	Major plant and equipment	Heritage and cultural assets	Leased plant and equipment	Total
	2014 $M	2014 $M	2014 $M	2014 $M	2014 $M	2014 $M	2014 $M

Carrying amount at beginning of year	65,639	23,888	90,798	2,621	2,307	468	185,721
Acquisitions	30	304	830	143	5	26	1,337
Disposals	(37)	(28)	(295)	(32)	-	-	(393)
Revaluation increments/(decrements)	(9,562)	46	1,901	(89)	(43)	-	(7,747)
Impairment (losses)/reversals	(10)	-	277	-	-	-	267
Depreciation and amortisation	(4)	(1,059)	(2,717)	(288)	(5)	(7)	(4,081)
Net asset transfers (mainly from capital work in progress)	186	1,729	7,203	164	(3)	-	9,279

Carrying amount at end of year	56,242	24,879	97,996	2,520	2,260	486	184,384

6-52	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

33.	Property, plant and equipment continued

Level 3 significant valuation inputs and relationship to fair value

General Government Sector
Description	Fair value at 30 June 2014 $M	Significant unobservable inputs	Impact of alternative amounts for significant level 3 inputs
Land	54,427

Level 3 land assets are mainly comprised of those held by the Department of Natural Resources and Mines. These assets are classified as land under roads, reserves and unallocated state land and leasehold land.

		Land under roads not subject to freehold or leasehold title or reserve tenure vests in the State. This land is valued using the englobo approach as agreed by State Valuers-General. Further details on this valuation approach are outlined in Note 1(w). The most significant unobservable input in the valuation of land under roads is the valuers’ judgement in relation to the value that the market would assign to the restrictions placed on the land.	An increase in the value assigned to the restriction would decrease the value of the land under roads.

		The valuation of reserves and unallocated state land is based, where possible, on recent sales in the general location of the land, adjusted for specific attributes of and restrictions on the land being valued. As such, the most significant unobservable input into the valuation of reserves and unallocated state land is the valuers’ professional judgement applied in determining the fair value.	An increase in the value assigned to the restriction would decrease the value of the reserves and unallocated state land.

Leasehold land is valued using the present value of the future income from leases over the land. In calculating the value of leasehold land, the discount rate applied to the leases is a significant unobservable input.

			A decrease in the discount rate applied would result in an increase in the value of leasehold land.
Buildings	22,545

Buildings classified as Level 3 are those, which due to their specialised nature and/or construction, do not have an active market. These assets are generally valued using a depreciated replacement cost approach.

		Within level 3 buildings, major sub-groups exist which are valued using similar methods. The most significant of these groups are schools and early childhood buildings, correctional centres, court houses and juvenile justice facilities and health services buildings (including hospitals).

		Schools and early childhood buildings are valued on a depreciated replacement cost basis, utilising published current construction costs for the standard components of the buildings. Adjustment and allowances are made for specialised fit out requirements and more contemporary construction/design approaches. Significant judgement is also required in determining the remaining service life of these buildings.	An increase in the estimated construction costs would increase the valuation of schools and early childhood buildings, as would an increase in the estimated remaining service life.

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-53

Notes to the Financial Statements

33.	Property, plant and equipment continued

Level 3 significant valuation inputs and relationship to fair value continued

General Government Sector continued
Description	Fair value at 30 June 2014 $M	Significant unobservable inputs	Impact of alternative amounts for significant level 3 inputs
Buildings continued

Correctional centres, court houses and juvenile justice facilities are valued using a depreciated replacement cost approach. Significant inputs into this approach are construction costs, locality allowances for regional and remote facilities, remaining useful life and current condition assessments.

Health services buildings (including hospitals) are valued using depreciated replacement cost. In determining the replacement cost of each building, the estimated replacement cost of the asset, or the likely cost of construction including fees, on costs if tendered on the valuation date are assessed based on historical records and adjusted for contemporary design/construction practices. The resulting values are adjusted using published locality indices to allow for regional and remote location. The valuers apply professional judgement in assessing the asset’s current condition and remaining service life.

An increase in the construction cost or locality allowance would result in an increase in valuation of these buildings.

A decrease in the assessment of a building’s current condition or remaining useful life would result in a decrease in the valuation of these buildings.

An increase in the estimated replacement cost would result in an increase in the fair value of health services buildings.

A decrease in the current condition assessment or remaining useful life would result in a decrease in the valuation of health service buildings.

Infrastructure	50,145

Level 3 infrastructure within the General Government sector is primarily roads held by the Department of Transport and Main Roads and roads and tracks within National Park and State Forest land. Due to their specialised nature and the lack of an active market for infrastructure, these assets are valued using a depreciated replacement cost methodology.

Road infrastructure is valued based on a combination of raw material and other costs of construction compiled by an external expert and internal assumptions based on engineering professional judgement. These inputs take into consideration climatic and environmental conditions for each location and are adjusted for contemporary technology and construction techniques. Accordingly, the most significant unobservable input to the valuation of roads is the calculated replacement cost which is heavily reliant upon engineers’ and valuers’ professional judgement.

Roads and tracks within National Park and State Forest land are valued on a depreciated replacement cost basis. The most significant unobservable input to the valuation of these assets is the current condition assessment.

An increase in the calculated replacement cost would result in an increase in the valuation of roads.

A decrease in the remaining useful life would result in a decrease in the fair value of road infrastructure.

A decrease in the current condition assessment would result in a decrease in the fair value of roads and tracks within National Park and State Forest land.

6-54	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

33.	Property, plant and equipment continued

Level 3 significant valuation inputs and relationship to fair value continued

General Government Sector continued
Description	Fair value at 30 June 2014 $M	Significant unobservable inputs	Impact of alternative amounts for significant level 3 inputs
Heritage and cultural assets	2,260

Heritage and cultural assets are mainly comprised of national parks and unique or iconic items which are considered to be of historical or cultural significance. These assets are primarily held by the Department of National Parks, Recreation, Sport and Racing, the Queensland Art Gallery and the Queensland Museum. While some of these items are able to be traded, such transactions are highly individualised and accordingly it is not considered that there is an active market for these types of assets.

National park land is valued with reference to sales of land with a similar topography and location. This market data is adjusted by the valuer to reflect the nature of restrictions upon national park land. Accordingly, the most significant input to the valuation of national park land is the valuers’ judgement in relation to the adjustments potential market participants would make to the price paid for this land in light of the restrictions.

			An increase in the restrictions would result in a decrease in the valuation of national park land.

Collections held by the Queensland Art Gallery and Queensland Museum are largely valued on an individual basis with reference to recent transactions in similar works or the cost of replicating or recollecting items. Due to the unique nature of these items, despite some reliance on recent transactions in similar items, the most significant input to the valuation of collections held by the Queensland Art Gallery and Queensland Museum is the professional judgement of the valuer.

A change in all the unobservable inputs may result in a material increase or decrease in the fair value of collections held by the Queensland Art Gallery and Queensland Museum, however, due to the unique nature of these assets it is not possible to estimate the impact of such a change.

Total State Sector
Description	Fair value at 30 June 2014 $M	Significant unobservable inputs	Impact of alternative amounts for significant level 3 inputs
Infrastructure	97,996

In addition to the $50 billion infrastructure assets identified above in the General Government Sector, level 3 infrastructure for the Total State Sector includes rail, ports, electricity and water infrastructure assets.

The majority of water infrastructure assets (mainly Seqwater) are valued using an income based approach. Unobservable inputs in this type of valuation include assumptions about future market conditions and selection of an appropriate discount rate. The discount rate is a significant unobservable input to the valuation of water infrastructure.

			An increase in the discount rate used would result in a decrease in the valuation of water infrastructure assets.

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-55

Notes to the Financial Statements

33.	Property, plant and equipment continued

Level 3 significant valuation inputs and relationship to fair value continued

Total State Sector continued

Description	Fair value at 30 June 2014 $M	Significant unobservable inputs	Impact of alternative amounts for significant level 3 inputs
Infrastructure continued

Port infrastructure has been largely valued using an income based approach. Inherent in this valuation process are assumptions in relation to future operating cash flows, projected capital replacement and selection of an appropriate discount rate (equal to the Weighted Average Cost of Capital) for the organisation holding the assets. The discount rate has a significant impact upon the final valuation and, being based upon professional judgement, is an unobservable input.

			An increase in the discount rate used would result in a decrease in the valuation of port infrastructure.

The valuation of electricity distribution and transmission infrastructure is undertaken using an income based approach. Being regulated assets, this group of infrastructure is subject to an allowed rate of return until 2015, after which significant professional judgement is required in forecasting future cash flows. The significant unobservable inputs affecting the valuation of electricity infrastructure include assumptions about future revenue caps, future capital expenditure requirements and selection of an appropriate discount rate.

An increase in the future allowed rate of return would result in a higher valuation of electricity infrastructure.

An increase in future capital expenditure requirements would result in a decrease in the valuation of electricity infrastructure.

The valuation of NEM connected power stations is based on an income approach using a pre-tax nominal cash flow and discount rate model and various demand, supply and RET scenarios. The significant unobservable inputs affecting the valuation include assumptions about electricity spot prices, contract load and premium and discount rate.

			An increase in the discount rate used would result in a decrease in the valuation of electricity infrastructure.

The majority of rail infrastructure is valued using a depreciated replacement cost methodology except for regional freight assets which are valued on a discounted cash flow basis. The significant unobservable inputs to the depreciated replacement cost valuation are costs to replace existing assets and the assessments of current asset condition and remaining useful life.

An increase in the estimated replacement cost would result in an increase in the fair value of rail infrastructure.

A decrease in the current condition assessment or remaining useful life would result in a decrease in the valuation of rail infrastructure.

Major Plant and Equipment	2,520

Major plant and equipment in the Total State Sector is primarily Queensland Rail rollingstock.

Rollingstock is valued using a depreciated replacement cost approach. The significant unobservable inputs to the valuation of rolling stock are estimated costs to replace existing assets and the assumptions made about current asset condition and remaining useful life.

An increase in the estimated replacement cost would result in an increase in the fair value of rollingstock.

A decrease in the current condition assessment or remaining useful life would result in a decrease in the valuation of rollingstock.

6-56	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

34.	Intangibles

General Government Sector
	Cost		Accumulated		Written down value
			amortisation
	2014	2013	2014	2013	2014	2013
	$M	$M	$M	$M	$M	$M

Software development	1,676	1,326	(1,024)	(748)	652	578
Purchased software	394	645	(295)	(427)	99	218
Other	24	17	(6)	(4)	18	13

	2,095	1,988	(1,325)	(1,180)	769	808

	Software		Other		Total
	2014	2013	2014	2013	2014	2013
	$M	$M	$M	$M	$M	$M

Carrying amount at beginning of year	795	819	13	20	808	839
Acquisitions	11	19	1	1	12	20
Acquisitions through internal development	101	99	-	-	101	99
Disposals	(87)	(6)	(2)	(1)	(88)	(7)
Impairment (losses)/reversals	(4)	(25)	-	-	(4)	(25)
Amortisation	(157)	(133)	(2)	(2)	(159)	(135)
Net asset transfers	91	22	8	(5)	99	17

Carrying amount at end of year	751	795	18	13	769	808

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-57

Notes to the Financial Statements

34.	Intangibles continued

Total State Sector
	Cost		Valuation		Accumulated		Written down value
					amortisation
	2014	2013	2014	2013	2014	2013	2014	2013
	$M	$M	$M	$M	$M	$M	$M	$M

Software development	2,175	1,661	-	-	(1,243)	(922)	932	739
Purchased software	805	1,127	15	15	(692)	(761)	128	381
Licences and rights	12	12	55	56	(5)	(5)	62	63
Other	263	252	32	30	(31)	(24)	264	258

	3,256	3,053	101	100	(1,971)	(1,711)	1,386	1,441

	Software		Licences and rights		Other		Total
	2014	2013	2014	2013	2014	2013	2014	2013
	$M	$M	$M	$M	$M	$M	$M	$M

Carrying amount at beginning of year	1,121	1,120	63	59	258	161	1,441	1,340
Acquisitions	16	34	-	5	12	1	29	40
Acquisitions through internal development	155	123	-	-	-	-	155	123
Disposals	(90)	(6)	(1)	-	(13)	(1)	(104)	(7)
Impairment (losses)/reversals	(4)	(25)	-	-	-	-	(4)	(25)
Amortisation	(273)	(235)	(1)	(1)	(11)	(10)	(285)	(246)
Net asset transfers	136	109	1	-	18	107	154	216

Carrying amount at end of year	1,061	1,121	62	63	264	258	1,386	1,441

6-58	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2014	2013	2014	2013
		$M	$M	$M	$M

35.	Other non-financial assets

	Current
	Prepayments	579	483	724	617
	Other	22	22	195	97

		600	506	919	713

	Non-current
	Biological assets	6	7	6	7
	Prepayments	28	33	50	48
	Other	7	6	13	69

		42	45	69	124

		642	551	987	838

36.	Payables

	Current
	Trade creditors	2,042	2,011	2,837	2,923
	Grants and other contributions	306	542	207	264
	Interest	3	5	5	7
	GST payable	123	122	207	195
	Other payables	835	804	1,004	987

		3,309	3,483	4,260	4,377

	Non-current
	Trade creditors	1	1	9	3
	Other payables	5	6	9	8

		6	7	17	11

		3,315	3,490	4,277	4,389

37.	Employee benefit obligations

	Superannuation liability
	Current
	Superannuation (refer Note 51)	1,915	1,892	1,915	1,892
	Judges’ pensions (refer Note 51)	18	17	18	17

		1,933	1,908	1,934	1,909

	Non-current
	Superannuation (refer Note 51)	22,933	23,393	22,777	23,373
	Judges’ pensions (refer Note 51)	647	605	647	605

		23,580	23,999	23,424	23,978

		25,512	25,907	25,357	25,887

	Other employee benefits
	Current
	Salary and wages payable	366	467	449	520
	Annual leave	1,452	1,423	1,610	1,600
	Long service leave	430	435	754	769
	Other employee entitlements	25	18	148	182

		2,273	2,343	2,960	3,071

	Non-current
	Long service leave	2,682	2,675	2,781	2,776
	Other employee entitlements	20	24	31	53

		2,703	2,699	2,812	2,828

		4,976	5,042	5,772	5,899

38.	Deposits held

	Current
	Deposits at fair value through profit and loss	-	-	3,767	4,442
	Interest bearing security deposits	-	-	26	24

		-	-	3,793	4,465

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-59

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2014	2013	2014	2013
		$M	$M	$M	$M

39.	Borrowings and advances

	Advances received
	Current
	State debt to the Commonwealth	24	23	24	23

	Non-current
	State debt to the Commonwealth	531	444	531	444

		554	467	554	467

	Borrowings
	Current
	Finance lease liability (refer Note 45)	9	5	17	6
	QTC borrowings	148	792	-	-
	Loans - other	645	542	905	781

		803	1,339	923	787

	Non-Current
	Finance lease liability (refer Note 45)	601	522	634	522
	QTC borrowings	39,716	35,716	-	-
	Loans - other	282	301	453	436

		40,600	36,539	1,087	958

		41,402	37,878	2,010	1,745

	Lease liabilities are effectively secured, as the rights to the leased assets revert to the lessor in the event of a default. Interest on finance leases is recognised as an expense as it accrues.

40.	Securities and derivatives

	Current
	Government securities issued	1	1	15,524	14,562
	Derivatives
	Derivatives - cash flow hedges	-	-	1	128
	Other derivatives	-	-	242	212

		1	1	15,767	14,902

	Non-current
	Government securities issued	-	-	78,280	78,527
	Derivatives
	Derivatives - cash flow hedges	-	-	43	58
	Other derivatives	-	-	319	181

		-	-	78,642	78,765

		1	1	94,410	93,667

41.	Contractual maturity analysis of financial liabilities

General Government Sector

The table below sets out the contractual cash flows of the GGS financial liabilities. It is calculated based on undiscounted cash flows relating to the repayment of principal and interest amounts outstanding at balance date.

As at 30 June 2014

	1 Year or Less	1 to 5 Years	Over 5 Years	Total	Carrying Value
	$M	$M	$M	$M	$M

Payables	5,150	29	-	5,179	5,179
Commonwealth borrowings	29	251	326	606	554
Other liabilities at amortised cost	134	274	1,272	1,680	1,539
QTC borrowings	2,279	8,873	38,688	49,840	39,864

	7,592	9,427	40,286	57,305	47,137

6-60	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

41.	Contractual maturity analysis of financial liabilities continued

General Government Sector continued As at 30 June 2013
	1 Year or Less	1 to 5 Years	Over 5 Years	Total	Carrying Value
	$M	$M	$M	$M	$M

Payables	5,387	36	-	5,422	5,422
Commonwealth borrowings	34	126	331	491	467
Other liabilities at amortised cost	123	225	1,101	1,448	1,370
QTC borrowings	2,715	8,575	33,995	45,285	36,508

	8,258	8,961	35,427	52,646	43,768

Total State Sector

The table below sets out the contractual cash flows of the Total State Sector’s financial liabilities. It is calculated based on undiscounted cash flows relating to the repayment of principal and interest amounts outstanding at balance date.

As at 30 June 2014	1 year or less	1 to 5 years	Over 5 years	Total	Carrying value
	$M	$M	$M	$M	$M

Payables	6,452	54	-	6,505	6,505
Commonwealth borrowings	29	251	326	606	554
Other liabilities at amortised cost	378	309	1,272	1,959	1,813
Government securities and other loans at fair value	15,232	52,201	45,828	113,262	97,794
Derivatives	314	238	385	938	605

	22,405	53,053	47,812	123,270	107,272

As at 30 June 2013	1 year or less	1 to 5 years	Over 5 years	Total	Carrying value
	$M	$M	$M	$M	$M

Payables	6,645	71	-	6,717	6,717
Commonwealth borrowings	34	126	331	491	467
Other liabilities at amortised cost	335	225	1,101	1,660	1,583
Government securities and other loans at fair value	18,592	47,855	50,977	117,424	97,716
Derivatives	317	137	(5)	449	578

	25,924	48,414	52,403	126,741	107,061

The difference between the carrying amounts of financial liabilities held at fair value through profit or loss (other than derivatives) and the amounts contractually required to be paid at maturity to the holder of the obligation is set out below.

	General Government Sector		Total State Sector
	2014	2013	2014	2013
	$M	$M	$M	$M

Fair value	-	-	97,794	97,716
less: Repayment at maturity	-	-	89,461	90,621

Difference	-	-	8,333	7,095

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-61

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2014	2013	2014	2013
		$M	$M	$M	$M

42.	Provisions

	Current
	Outstanding claims [1]
	Workers’ compensation	-	-	1,092	1,067
	Other	130	144	176	190
	Onerous contracts	-	-	55	35
	Queensland Government Insurance Fund [2]	177	156	177	156
	Other	108	81	207	260

		415	381	1,707	1,708

	Non-current
	Outstanding claims [1]
	Workers’ compensation	-	-	1,520	1,623
	Other	323	343	340	361
	Onerous contracts	-	-	317	135
	Queensland Government Insurance Fund [2]	720	728	720	728
	Other	195	246	777	716

		1,238	1,317	3,674	3,564

		1,653	1,698	5,382	5,272

1.	The liability for outstanding claims is measured as the present value of expected future payments, the majority of which are actuarially assessed. The liability includes outstanding claim recoveries and reinsurance receivables of:

General Government Sector		Total State Sector
2014	2013	2014	2013
$M	$M	$M	$M

8	6	164	153

2.	The Queensland Government Insurance Fund (QGIF) is a centrally managed self-insurance scheme mainly covering property, medical and other liability claims for whole of Government. An actuarial assessment of the scheme was undertaken as at 30 June 2014.

General Government Sector movements in provisions
	Outstanding Claims	QGIF	Other Provisions	Total
	2014	2014	2014	2014
	$M	$M	$M	$M

Carrying amount at beginning of year	486	884	327	1,698
Additional provisions recognised	108	177	57	342
Reductions in provisions and payments	(115)	(117)	(110)	(342)
Change from remeasurement and discounting adjustments	(26)	(47)	29	(44)

Carrying amount at end of year	454	897	303	1,653

Total State Sector movements in provisions	Outstanding Claims	QGIF	Other Provisions	Total
	2014	2014	2014	2014
	$M	$M	$M	$M

Carrying amount at beginning of year	3,241	884	1,146	5,271
Additional provisions recognised	1,482	177	137	1,796
Reductions in provisions and payments	(1,525)	(117)	(222)	(1,865)
Change from remeasurement and discounting adjustments	(68)	(47)	295	179

Carrying amount at end of year	3,129	897	1,356	5,382

6-62	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2014	2013	2014	2013
		$M	$M	$M	$M

43.	Other liabilities

	Current
	Unearned revenue	440	448	546	673
	Environmental surrender obligations (RECs, GECs, NGACs)	-	-	45	65
	Other	142	136	116	92

		583	583	708	830

	Non-current
	Unearned revenue	121	109	333	252
	Other	5	13	12	20

		126	122	345	272

		708	705	1,053	1,103

44.	Cash flows

	Reconciliation of operating result to net cash flows from operating activities

	Operating result	952	(4,325)	2,571	(1,444)

	Non-cash movements:
	Depreciation and amortisation	2,947	2,904	5,243	5,119
	Net (gain)/loss on disposal/revaluation of non-current assets	163	373	637	(141)
	Impairment and write-off of bad debts	27	80	44	123
	Equity accounting (profit)/loss	2	(13)	3	(23)
	Unrealised net (gain)/loss on borrowings/investments	(124)	2	(3,901)	(4,030)
	Other	(637)	(527)	(285)	(360)

	(Increase)/decrease in receivables	(708)	(387)	(552)	(388)
	(Increase)/decrease in inventories	54	61	(100)	(48)
	(Increase)/decrease in prepayment and other assets	38	90	(40)	65
	Increase/(decrease) in payables	(130)	132	(45)	(97)
	Increase/(decrease) in provisions	(20)	(993)	74	(1,107)
	Increase/(decrease) in other liabilities	22	119	48	202

	Total non-cash movements	1,635	1,842	1,126	(683)

	Cash flows from operating activities	2,587	(2,483)	3,698	(2,127)

45.	Expenditure commitments

As at 30 June 2014, State Government entities had entered into the following capital and lease commitments. Commitments are inclusive of anticipated GST. These commitments are in addition to those disclosed in Note 28.

Other than obligations under finance leases, where substantially all the risks and benefits incidental to ownership of the leased assets are transferred to the lessee, the following commitments have not been recognised as liabilities in the Balance Sheet.

	Capital expenditure commitments

	Capital expenditure commitments contracted for at reporting date but not recognised in the accounts are as follows:	3,612	4,500	4,429	5,560

	Operating lease commitments

	Not later than 1 year	488	508	617	639
	Later than 1 year but not later than 5 years	1,305	1,277	1,760	1,769
	Later than 5 years	1,022	1,158	1,913	2,133

		2,815	2,943	4,290	4,541

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-63

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2014	2013	2014	2013
		$M	$M	$M	$M

45.	Expenditure commitments continued

Operating leases are entered into as a means of acquiring access to office accommodation and storage facilities. Lease payments are generally fixed, but with inflation escalation clauses on which contingent rentals are determined.

	Some renewal or extension options exist in relation to operating leases. No operating leases contain restrictions on financing or other leasing activities.

	Finance lease commitments

	Not later than 1 year	61	55	71	56
	Later than 1 year but not later than 5 years	242	213	277	213
	Later than 5 years	1,278	1,205	1,278	1,205

	Total minimum lease payments	1,581	1,473	1,626	1,474
	Future finance charges	(971)	(946)	(975)	(946)

	Total lease liabilities	610	527	651	528

	Current lease liabilities (refer Note 39)	9	5	17	6
	Non-current lease liabilities (refer Note 39)	601	522	634	522

		610	527	651	528

Finance leases are entered into as a means of funding the acquisition of certain plant and equipment. Lease payments are generally fixed. No leases have escalation clauses other than in the event of payment default. A small number of leases have renewal or purchase options. Where such options exist, they are all exercisable at market prices.

46.	Cash and other assets held in trust

	Various monies were held in trust by State Government agencies at year end and have not been included as assets/liabilities in the Balance Sheet.

	A summary follows of entities holding assets in trust:

	QIC Limited	-	-	30,881	35,011
	The Public Trustee of Queensland	1,686	1,681	1,686	1,681
	Department of Justice and Attorney-General	48	46	48	46
	Department of Natural Resources and Mines	31	30	31	30
	Department of Science, Information Technology, Innovation and the Arts	21	19	21	19
	Queensland Performing Arts Trust	31	14	31	14
	Other	65	53	65	53

		1,881	1,843	32,762	36,853

6-64	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

47.	Contingent assets and liabilities

Contingent assets and liabilities represent items that are not recognised in the Balance Sheet because at balance date:

-	there is a possible asset or an obligation arising from past events whose existence will be confirmed by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Government; or
-	there is a present obligation arising from past events but it is not recognised because it is either not probable that an outflow of resources embodying economic benefits will be required to settle the obligation or the amount of the obligation cannot be measured reliably.

Below are details of the more significant contingent assets and liabilities from a General Government and Total State perspective.

Pursuant to section 15 of the Queensland Treasury Corporation Act 1988, any losses of Queensland Treasury Corporation are the responsibility of the Consolidated Fund. On this basis, the contingent assets and liabilities of the Corporation, which forms part of the Public Financial Corporations Sector, are also incorporated in GGS statements.

	General Government Sector		Total State Sector
	2014	2013	2014	2013
	$M	$M	$M	$M

Contingent liabilities – quantifiable

Nature of contingency

Guarantees and indemnities	43,307	41,520	9,774	8,740
Other	1,178	1,169	1,181	1,183

	44,485	42,689	10,955	9,923

Guarantees and indemnities

General Government Sector

For the GGS, these mainly comprise guarantees of borrowings by local governments and public non-financial corporations from the Queensland Treasury Corporation of $8.490 billion and $33.460 billion (2013, $7.493 billion and $32.544 billion) respectively and of insurance policies issued by Suncorp Life and Superannuation Limited of $439 million (2013, $466 million). QTC also provided guarantees of $102 million (2013, $148 million) relating to the trading activities in the National Electricity Market of subsidiaries of Ergon Energy Corporation Limited, a Queensland Government-owned corporation.

Total State Sector

From a Total State perspective, borrowings by Public Non-financial Corporations from the Queensland Treasury Corporation as disclosed above are eliminated on consolidation.

Other

General Government Sector

As at 30 June 2014, there are 35 cases (2013, 20 cases) filed with the courts relating to revenue collected by the Office of State Revenue. An estimate of the liability should the outcomes of the above mentioned cases prove unfavourable for the State is $32 million (2013, $24 million).

Under the agreement entered into for the development of the 1 William Street site, the State has agreed to enter into a sub-lease of the building when construction has been completed. The State’s commitment for the operating lease payments on the building sub-lease is $1.144 billion. The commitment is contingent on the developer CBus Property 1 William Street Pty Ltd meeting certain requirements under the contract and has therefore not been included in Note 45 as an operating lease commitment.

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-65

Notes to the Financial Statements

47.	Contingent assets and liabilities continued

Contingent liabilities - not quantifiable

General Government Sector

Legal proceedings and disputes

A number of legal actions have been brought against the State Government and its agencies. Notification has also been received of a number of other cases that are not yet subject to court action but which may result in subsequent litigation.

Due to the wide variety and nature of the claims and the uncertainty of any potential liability, no value has been attributed to these actions/claims.

Native Title

A number of native title claims that affect the Queensland Government have been filed with the National Native Title Tribunal under the Native Title Act 1993 (Commonwealth). The Native Title Act provides for payment of compensation to native titleholders for a variety of acts that may affect native title.

It is possible that the Government may face future litigation and liability in respect of claims for native title. However, given the subjectivity of the issue, it is not appropriate to attempt to determine the likely success of such claims or to quantify any potential liability.

Securities, warranties and guarantees

The State has provided a number of securities, warranties and guarantees in the normal course of business. The amount of any future claims against these securities, warranties and guarantees cannot be reliably estimated.

Cross Border Lease transactions

QTC has assumed responsibility for a significant portion of the transaction risk relating to a number of cross border lease transactions and in certain situations could be liable to make additional payments under the transactions. However, external advice and history to date indicate that there is remote likelihood of these events occurring.

In addition, the Corporation has provided certain guarantees and indemnities to various participants in the cross border lease transactions. Unless exceptional and extreme circumstances arise, it is unlikely that the Corporation will be required to make a significant payment under these guarantees and indemnities.

Financial assurance liability gap for mining projects

Financial assurances are required when mining projects are undertaken to cover the rehabilitation liability should a mining leaseholder fail to undertake rehabilitation. The current financial assurance system provides for a discount based on past environmental performance. This has resulted in a gap in the financial assurances held by the State and the potential liability, should a miner default.

The contingent liability would only be recognised as an actual liability in the event that the miner defaults on the conditions of the licence and the State holds insufficient financial assurance to cover the rehabilitation that the State considers necessary. At reporting date it is not possible to determine the extent or timing of any potential financial effect of this responsibility.

Rehabilitation of abandoned mine sites

The State manages abandoned mine sites in Queensland, primarily on State-owned and occupied lands. At reporting date, it is not possible to determine the extent or timing of any potential financial effect that these activities may have.

Contaminated forestry land sites

On 30 June 2010 the Queensland Government licensed the rights to manage and harvest timber plantations with State forests to a private company - Forestry Plantations Queensland Pty Limited (FPQ) now known as HQ Plantations Pty Ltd (HQP). Ownership of the land on which these plantations are situated has been retained by the State. As part of this transaction, the State and the former FPQ agreed to jointly assess all plantation land for contamination. For sites assessed as contamination risks, an appropriate landcare strategy is being developed. Any costs associated with remediation to contamination attributable to the period up to 30 June 2010 will therefore be borne by the State and thereafter will be borne by HQP. The amount and attribution of these costs, if any, will not be quantifiable until the site assessment has been completed. The State also has provided an indemnification to HQP for costs incurred in defending third party claims for personal injury or death arising from contaminated land or at fuel depots in the licensed area for a period of 5 years from 1 July 2010, with payments capped to a range of $1 - 5 million.

6-66	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

47.	Contingent assets and liabilities continued

Contingent liabilities - not quantifiable continued

General Government Sector continued

Negative equity in PNFC and PFC entities

Due to investment losses during the Global Financial Crisis, Queensland Treasury Corporation had net liabilities at the end of the prior financial year of approximately $1 billion. AASB 1049 requires that the GGS value the investment in entities with negative net worth at nil. AASB 1049 further states that there may be a need to raise an obligation in relation to the negative net worth of these entities. No liability was raised in relation to QTC due to the inability to accurately quantify the amount of the obligation.

Following significant positive investment returns, at 30 June 2014 the net worth of Queensland Treasury Corporation is now positive.

However it is noted that QTC’s net worth also includes unrealised market value gains on on-lendings to the GGS and PNFC sectors of approximately $5.8 billion (2013, $4 billion). QTC has similar unrealised losses on its external borrowings and it is anticipated these market value fluctuations will reverse in the medium term as interest rates rise.

Long-term sales permits

The Department of Agriculture, Fisheries and Forestry has issued long-term permits to various sawmilling businesses regarding the supply of log timber from State-owned native forests. These sales permits provide for the payment of compensation by the State to the holder to the extent that the specified quantity of log timber is not harvested from the particular State-owned forests.

Collingwood Park guarantee

Due to a mine subsidence event that occurred at Collingwood Park in 2008, the State, under the Mineral Resources Act 1989, provides a guarantee to owners of affected land to stabilise land, repair subsidence related damage (if cost effective to do so), or purchase land beyond economic repair.

Major capital projects

In the course of constructing major capital works including the Lady Cilento Children’s Hospital, the Gold Coast University Hospital (GCUH) and the Sunshine Coast University Hospital (SCUH), Queensland Health entered into agreements which may give rise to possible obligations which are contingent on the occurrence or non-occurrence of uncertain future events. Queensland Health has agreed to certain compensation events with the car park operators of GCUH and SCUH, which may give rise to possible obligations. The occurrence of these future events is uncertain.

Total State Sector

In addition to the above GGS non-quantifiable contingent liabilities, the following relate specifically to the Public Non-financial and Financial Corporation Sectors.

WorkCover Queensland

The Workers’ Compensation and Rehabilitation Act 2003 provides that the State Government guarantees every WorkCover policy or other insurance contract with WorkCover Queensland, a statutory body. Given the nature of this contingency, it is not possible to estimate the liability, if any, due under this heading.

Contaminated land

The State Government controls certain areas of land that are affected by pollutants. The agencies involved will be obliged to restore these assets to a safe and useable condition in the event that their use changes, for example, when the land is sold. Given its nature, it is not possible to provide an estimate of the potential liability of this exposure.

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-67

Notes to the Financial Statements

47.	Contingent assets and liabilities continued

Contingent liabilities - not quantifiable continued

Total State Sector continued

QIC Limited

QIC Limited, in its capacity as trustee is potentially liable for the unsettled liabilities of a number of trusts that it administers. However, under the respective trust deeds the Corporation is entitled to be indemnified out of the assets of the trusts for any losses or outgoings that may be sustained in its role as trustee, provided the trustee has acted within the terms of the trust deeds.

The directors have assessed the recoverable amounts of the assets of the trusts and concluded that currently they have excess assets over liabilities.

Funds managed by the corporation in a trustee capacity totalled $31.278 billion at 30 June 2014 (2013, $35.458 billion).

State asset sales

As part of the previous Government’s asset sales process in 2011-12, (the initial public offering of shares in QR National Limited (now Aurizon Limited), the Forestry Plantations business, the Port of Brisbane business, the Abbot Point Coal Terminal (X50) business and Queensland Motorways Limited) the State put in place a number of contractual arrangements which result in contingent liabilities as follows:

-	Superannuation indemnity for QR National and Forestry Plantations Queensland for the cost of employer contributions above a particular threshold for their employees who remained as members of QSuper’s defined benefit category.
-	State indemnities for directors and officers of relevant Government-owned corporations and State public servants were put into place in relation to liabilities which might arise out of the restructuring and sale of the various sale entities.
-	Indemnities as to tax and other liabilities (including previous cross border lease liabilities) accrued during the State’s ownership.
-	Compensation potentially payable in the event that the leases issued over land and infrastructure by State agencies are terminated.
-	Compensation potentially payable for improvements in the event of the termination of relevant leases.
-	Various warranties in relation to the businesses sold.

At present, the Government is unaware of any breaches of agreements and there are no claims being made. As such it is not possible to estimate any potential financial effect should such a claim arise in the future.

Impact of disasters

As a result of previous disasters impacting the State, there is a possibility of further claims being made on the Queensland Reconstruction Authority. As per the 2014-15 Budget papers, the expected expenditure on the disasters to come is $2.05 billion, the majority of which is expected to be recovered from the Commonwealth.

Further, the Queensland Government is continuing to gather the evidence required to ensure that some previous Natural Disaster Relief and Recovery Arrangements expenditure meets the Australian Government’s eligibility requirements to ensure Queensland gets its fair share. Should the Australian Government fail to reimburse Queensland for these disaster works, the impact of the disasters over the forward estimates will be worse than that indicated in Table 1.4 of the State Budget 2014-15 Budget Paper No. 2.

The Queensland Floods Commission of Inquiry delivered its Final Report on 16 March 2012. The State is implementing relevant recommendations from the Interim and Final Reports. Certain parties have publicly stated that they are investigating the possibility of making claims against the State in respect of the January 2011 flood.

	General Government Sector		Total State Sector
	2014	2013	2014	2013
	$M	$M	$M	$M

Contingent assets - quantifiable

Nature of contingency

Guarantees and indemnities	7,268	5,656	8,412	6,808
Other	17	11	17	25

	7,286	5,667	8,430	6,833

Guarantees

General Government Sector

The Department of Natural Resources and Mines holds financial assurances of $5.73 billion (2013, $4.42 billion) for mining projects, to cover rehabilitation should a leaseholder fail to undertake rehabilitation.

6-68	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

47.	Contingent assets and liabilities continued

Contingent assets - quantifiable continued

Guarantees continued

General Government continued

The Department of Environment and Heritage Protection and Natural Resources and Mines hold bank guarantees totalling $1.07 billion and $28 million (2013, $756 million and $22 million) respectively as financial security to ensure compliance with various acts, environmental management activities, vegetation management development applications and other contracts and agreements.

The Department of Transport and Main Roads holds securities on behalf of contractors in the form of performance guarantees amounting to $231 million (2013, $239 million).

Queensland Health holds $110 million (2013, $111 million) in guarantees and undertakings from third parties in the normal course of business.

The Department of State Development, Infrastructure and Planning holds bank guarantees in relation to the Queensland Investment Incentive Scheme (QIIS) grants and other financial support provided to public sector proponents totalling $42 million (2013, $73 million).

The developer of 1 William Street, CBus Property 1 William Street Pty Ltd has provided a bank guarantee of $35 million (2013, $35 million) for security performance of the developer’s obligations under the project deed.

Total State Sector

In addition to the above General Government quantifiable guarantees and indemnities, the following relate specifically to the Public Non-financial and Financial Corporation sectors.

WorkCover Queensland holds bank guarantees on behalf of self-insurers totalling $600 million (2013, $592 million).

Queensland Rail holds bank, insurance company and other guarantees of $412 million (2013, $411 million).

Ergon Energy Corporation Limited holds bank guarantees from customers totalling $95 million (2013, $111 million) relating to the construction of capital assets for energy customers.

Energex Ltd holds bank guarantees totalling $37 million (2013, $38 million) from customers and suppliers relating to subdivision works and the construction of capital assets for those customers and procurement guarantees from suppliers.

Other

General Government Sector

Construction Industry Skills Centre Pty Ltd

A non-recoverable loan of $11 million (2013, $11 million) paid to Construction Industry Skills Centre Pty Ltd is repayable to the State Government in circumstances contingent on the winding up of the company and related trust.

Contingent assets - not quantifiable

General Government Sector

SunWater Limited land

The Department of Natural Resources and Mines and SunWater Limited (SunWater) share a 8.827 hectare site at Rocklea. Various agreements entered into since 2001 between the Department of Natural Resources and Mines and SunWater Limited (SunWater) carry an obligation on SunWater to provide a freehold portion of land to the department at no cost; sale proceeds from the surplus land will go to SunWater. The sale of surplus land is subject to various approvals from Brisbane City Council, leading to uncertainty about the timing of the sale and therefore the time at which the Department of Natural Resources and Mines will receive freehold title. For these reasons, it is not possible to provide a reliable estimate of the value of the land at balance date.

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-69

Notes to the Financial Statements

47.	Contingent assets and liabilities continued

Total State Sector

Insurance claims

There are a number of insurance and other claims against external parties yet to be finalised in relation to various matters.

North Queensland Bulk Ports Corporation Limited

North Queensland Bulk Ports Corporation Limited holds a number of guarantees for security over defects in construction contracts and for future liabilities of port operators.

Other claims

CS Energy is in dispute with Anglo American in relation to the supply of coal by Anglo to the Callide B and Callide C power stations. Anglo has counter claimed for damages in relation to its interim coal supply measures. This matter is yet to be finalised.

48.	Post balance date events

Central Queensland Institute of TAFE

Amendment to the Vocation Education, Training and Employment Act 2000 and the Central Queensland University Act 1998 to establish the framework for the transfer legislation which allows for the transfer of assets and the liabilities of Central Queensland Institute of TAFE to Central Queensland University on 1 July 2014.

Subject to certification of the completion statement by the respective accountable officers, net assets estimated at $121 million have been transferred, consisting mainly of property, plant and equipment. The 2014-15 net operating balance will be negatively impacted by $121 million, due to this transfer but the fiscal balance will not be impacted.

Carbon tax

On 17 July 2014, the Carbon Tax Repeal Bills passed the Senate and gained royal assent. The bills are retrospective to 1 July 2014 meaning that the State’s generators will have a zero carbon liability for the year ending 30 June 2015. The repeal has been considered in the impairment assessment for the year ended 30 June 2014 as per Note 1(am).

Logan renewal initiative

On 29 August 2014, contracts were signed with a non-government housing provider to provide and manage affordable housing in the Logan Local Government Area for a period of 20 years. The State will transfer, to the provider, management of around 4,900 properties (valued at $1.1 billion). The contracts are in the nature of a service concession arrangement.

A similar initiative for the Gold Coast is in the procurement phase.

49.	Defeased cross border leases

The Stanwell power station is subject to cross border leases that were entered into in 1995 and 1996. In accordance with AASB 117 Leases, the leases are treated as finance leases and are being amortised over the estimated life of the assets on a straight line basis consistent with other power stations.

There is no lease liability as future lease payments were prepaid at the commencement of the lease.

50.	Financial risk management disclosure

The State’s principal financial assets and liabilities comprise:

Cash assets;

Receivables and loans;

Term deposits;

Investments in equities and managed investment schemes;

Debt securities;

Payables;

Borrowings;

Finance lease liabilities; and

Derivatives.

The main purpose in holding these financial instruments is to prudently manage the State’s financial risks within government policy parameters.

6-70	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

50.	Financial risk management disclosure continued

The carrying amounts of the GGS and Total State Sector financial assets and financial liabilities by category are:

	General Government Sector		Total State Sector
	2014	2013	2014	2013
	$M	$M	$M	$M

Financial assets
Cash and deposits	897	838	846	1,261
Receivables and loans at amortised cost	5,123	4,722	6,379	5,924
Held-to-maturity	32,420	31,746	417	283
Fair value through profit and loss (at initial recognition)	2,239	2,035	63,944	64,306
Fair value through profit and loss (held for trading/not hedge accounted)	8	25	411	1,009
Available-for-sale investments	26,575	22,558	165	233

	67,263	61,924	72,164	73,017

Financial liabilities
Amortised cost	47,136	43,768	8,873	8,767
Fair value through profit and loss (at initial recognition)	1	-	97,838	97,901
Fair value through profit and loss (held for trading/not hedge accounted)	-	-	561	393

	47,137	43,768	107,272	107,061

The State’s activities expose it to a variety of financial risks, such as credit risk, liquidity risk and market risk (including interest rate risk, price risk and foreign exchange risk). The State’s overall risk management objectives, policies and strategies focus on minimising financial risk exposures and seek to mitigate potential adverse effects. The diverse nature of the financing and investing activities undertaken by agencies across the Queensland Government supports a decentralised approach to risk management. Individual agencies are responsible for managing risks to which they are exposed.

Risk management strategies in relation to the State’s financial assets and liabilities are summarised below. Additional risk management information can be found in individual agencies’ general purpose financial reports.

Credit risk

Credit risk exposure represents the potential loss that would be recognised if counterparties failed to meet contractual obligations in relation to receivables, loans and other financial assets. Credit risk is regularly assessed, measured and managed in strict accordance with credit risk policies.

The credit risk in relation to receivables is managed in the following manner:

-	trading terms require payment within a specified period after the goods and services are supplied;
-	outstanding accounts are assessed for impairment at each reporting date based on objective evidence of impairment;
-	bad debts are written off as they are incurred;
-	the credit ratings of all counterparties are monitored and limits adjusted where necessary;
-	where possible, transactions are undertaken with a large number of counterparties to avoid concentrations of credit risk;
-	collateral arrangements are utilised to limit derivative credit exposure; and
-	derivative transactions are undertaken via recognised derivative trading exchanges where practical.

Receivables and loans past due but not impaired and past due and individually impaired are disclosed in Note 24.

Credit risk in relation to loans and other financial assets is managed through regular analysis of borrowers, potential borrowers and financial market counterparties with respect to their ability to meet interest and capital repayment obligations. Where appropriate, collateral is obtained in the form of rights to securities, deeds of undertaking, letters of credit or guarantees.

Credit risk for the GGS and Total State Sector on recognised financial assets, including derivatives, is the carrying amount of these assets in the Balance Sheet, net of any impairment losses. This is equal to the market value of financial assets at balance date. The State’s major concentrations of credit risk are with the finance sector, the National Electricity Market and rural, housing and health sectors.

The credit exposure for derivative contracts, other than electricity derivatives, is calculated utilising the ‘value-at-risk’ methodology which takes into account the current market value, duration, term to maturity and interest rate and/or exchange rate volatility.

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-71

Notes to the Financial Statements

50.	Financial risk management disclosure continued

Credit risk continued

The State’s largest holder of investments and non-electricity derivatives is Queensland Treasury Corporation. Credit risk exposures that are related to derivative financial instruments (other than electricity related derivatives) are as follows:

	Total State Sector
	2014	2013
	$M	$M
Derivative Exposure
Interest rate swaps	480	1,026
Cross currency swaps	212	157
Foreign exchange contracts	36	600

The State is exposed to significant concentrations of risk in the finance industry. This is difficult to avoid given the size of the State’s investment portfolio and the requirement to invest with counterparties rated A- or better and to invest in highly liquid securities. A ratings-based approach is used to determine maximum credit exposure, as well as the counterparty’s credit metrics, country of domicile, size of its funding programs, asset composition and quality of the underlying security.

QTC’s counterparty exposure by rating is as follows:

Rating	Total State Sector
	2014	2013
	%	%
Long Term
AAA	17	22
AA+	4	3
AA	-	3
AA-	67	64
A+	8	4
A	2	1
A-	2	1

Short Term
A-1+	-	1
A-2	-	1

The National Electricity Market, operated by the Australian Energy Market Operator, has strict prudential guidelines that minimise potential for credit related losses. This is supported by individual agencies’ Board approved policies. Security deposits, letters of credit or bank guarantees are obtained from customers to mitigate possible losses. Credit risk exposures that relate to electricity derivative financial instruments are managed under International Swaps and Derivatives Association (ISDA) agreements. The ISDA also has a strict credit policy, based on counterparties’ credit ratings and requiring appropriate security.

Loans and advances are made to primary producers and small businesses at either commercial or concessional interest rates. The credit risk of the rural sector is mitigated through collateral in the form of mortgages, charges and liens and on-going monitoring of amounts owed and security valuations.

Liquidity risk

Liquidity risk arises from the possibility that individual agencies may be unable to settle a transaction on the due date. A range of funding strategies is used to ensure funds are available, such as maintaining a sufficient level of cash holdings to fund unexpected cash flows. QTC holds a minimum 5 working days’ cash requirements in 11AM cash to fund unexpected cash flows. QTC measures the minimum liquidity requirements to comfortably meet the following four scenarios simultaneously:

-	Going Concern - progressively pre-fund term maturities 6 months from maturity
-	Market Disruption - 90 days survival horizon (severe market circumstances)
-	Name Crisis - 30 days survival horizon (extreme market circumstances)
-	Standard & Poor’s Liquidity Ratio - maintain a ratio greater than 80%

Liquidity risk of electricity market trading is controlled by the Australian Energy Market Operator, whereby all market participants are required to deliver irrevocable bank guarantees as security for timely settlement. The contractual maturities of financial liabilities are included at Note 41.

6-72	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

50.	Financial risk management disclosure continued

Market risk

Derivative financial instruments

The State, through its controlled entities, enters into derivative financial instruments in the normal course of business in order to hedge exposure to movements in interest rates, commodity prices and foreign currency exchange rates. Strict criteria must be met in order for derivatives to be hedge accounted. GGS entities do not engage in speculative trading.

Instruments used by the State include:

Cash flow hedges

Electricity derivatives (mostly price swaps and futures) are used to protect against movements in the price of electricity. The contracts are recognised at trade date and settled net, with cash flows expected within three years.

Commodity swaps are used to hedge against price fluctuations of commodities, such as diesel fuel and gas.

Forward exchange contracts and cross currency swaps are entered into to protect against foreign exchange movements. These transactions relate to contracted purchases of components used in capital investments, capital equipment and operating expenditure denominated in foreign currencies. Settlement of these contracts is to be within 12 -18 months.

The portion of the gain or loss on the hedging instrument that is determined to be an effective hedge is recognised directly in equity. When the cash flows occur, amounts that had been recognised in the hedge reserve in equity are transferred to the operating result. Where the forecast transaction that is hedged results in recognising a non-financial asset or liability, the gain or loss previously deferred in equity is transferred to the carrying amount of the asset or liability.

Total State Sector net gains/losses deferred to or removed from equity were as follows:

For the year ended 30 June 2014:

-	net gains deferred to equity totalled $184 million;
-	net losses of $7 million were removed from equity and reclassified to the operating result as a result of cash flow hedge settlements; and
-	a gain of $1 million was removed from equity and transferred to the cost of components.

For the year ended 30 June 2013:

-	net losses deferred to equity totalled $339 million;
-	net losses of $177 million were removed from equity and reclassified to the operating result as a result of cash flow hedge settlements; and
-	a loss of $1 million was removed from equity and transferred to the cost of components.

No amounts were deferred to or removed from equity by GGS entities in 2013 or 2014.

Derivatives which do not qualify for hedge accounting

Certain derivatives do not qualify for hedge accounting as they are held for trading or not designated as hedges. These instruments typically include electricity derivatives such as swaps, caps and options. Interest rate swaps, forward rate agreements and credit default swaps are also used to hedge exposure to interest rate movements, foreign currency and credit risks but are not hedge accounted.

Interest rate risk

Interest income

The GGS and Total State Sector are exposed to interest rate risk through investments managed by QIC Limited, cash deposits with the Commonwealth Bank of Australia and borrowings from the Commonwealth Government. The GGS is also exposed to interest rate risk through its deposits with and borrowings from QTC. The Long Term Asset Advisory Board (LTAAB) determines the investment objectives, risk profiles and strategy for the Long Term Assets within the framework provided by the Government. Since July 2012, LTAAB has been reducing risk in the Asset Portfolio. The result was a reduction in expected return and volatility. In light of this strategy, the expected rate of return on the portfolio on which the interest rate on the fixed rate notes is set was revised from 7.5% to 7.1%, effective 1 July 2013.

The GGS does not undertake hedging in relation to interest rate risk on cash deposits or borrowings. This is managed as per the liquidity risk management strategy.

Interest expense

A number of other State-owned entities enter into interest rate swaps, forward rate agreements and futures contracts to assist in the management of interest rate risk. In some instances, interest rate swaps are utilised to swap medium to long term fixed rate borrowings into floating rate. At times, floating to fixed swaps may be undertaken to generate a fixed rate term funding profile.

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-73

Notes to the Financial Statements

50.	Financial risk management disclosure continued

Market risk continued

Price risk

The State is exposed to price risk through investments managed by QIC Limited and an investment in Aurizon Holdings Limited.

The GGS is not materially exposed to other price risks.

Other State entities are exposed to commodity price risk resulting from changes in electricity, coal and gas prices, diesel prices and other commodity prices. Longer term fixed price supply agreements are utilised to manage risk in relation to coal and gas. A variety of swaps, futures, options and forward exchange contracts are used to hedge against price fluctuations of other commodities, such as diesel fuel. Electricity derivatives (mostly price swaps and futures) are used to protect against movements in the price of electricity. The contracts are recognised at trade date and settled net, with cash flows expected within three years.

Foreign exchange risk

The State is exposed to movements in foreign currencies as a result of future commercial transactions and recognised assets and liabilities denominated in currencies other than the Australian dollar. The State enters into forward exchange contracts, currency options and swaps to effectively manage the exposure resulting from purchases of various plant, equipment and component parts in foreign currencies. Foreign exchange risk is managed by individual agencies which hedge significant proportions of anticipated transactions in line with their respective risk management strategies.

The State also borrows offshore to provide access to additional sources of funding and diversify risk and undertakes investments in foreign currency assets. To effectively manage the exposure to fluctuations in exchange rates, forward exchange contracts and cross currency swaps are used.

The State’s exposure to foreign currency risk is not considered material due to the effectiveness of risk management strategies.

Sensitivity analysis

A summary sensitivity analysis of the material risks to which the State is exposed is provided below.

Interest rate and unit price risk

General Government Sector

The GGS is exposed to movements in interest rates and managed fund unit prices through its cash deposits, investments and borrowings.

The effect of a +/-1% movement in interest rates on the GGS cash balances would result in a $9 million decrease/increase (2013, $8 million increase/decrease) in the GGS operating result and equity.

The GGS has fixed rate notes with QTC and other investments with QIC Limited that are exposed to interest rate changes and changes in the unit price of the funds managed. The rate on the fixed rate notes is reviewed annually, and the rate has been changed from 7.5% to 7.1% with effect from 1 July 2013. Assuming all other variables remained constant, if the return on the note and investments moved by +/-1%, the GGS operating result and equity would have been approximately $337 million higher or lower (2013, $328 million).

QTC borrowings by the GGS are in the form of fixed rate loans, generic debt pool borrowings (which are akin to fixed rate loans) or floating rate loans. Although the majority of the GGS agency borrowings are either fixed rate loans or generic debt pool loans, the Consolidated Fund bears the risk of movements between the fixed rate and market rate. Consequently, if interest rates on QTC borrowings were to increase/decrease by 1%, the GGS operating result and equity would be approximately $399 million lower or higher (2013, $365 million).

Total State Sector

As the State’s corporate treasury, QTC undertakes portfolio management activities on behalf of customers and raises funding in advance of requirements to ensure Queensland public sector entities have ready access to funding when required and also to reduce the risk associated with refinancing maturing loans. In addition, QTC holds and invests surplus funds to assist with the management of customer portfolios. These activities expose the State to interest rate risk including basis risk which is managed within a value-at-risk (VaR) framework and complemented by other measures such as defined stress tests and the change in present value for a 1 basis point movement.

	Total State Sector
	2014	2013
	$M	$M

Interest rate risk VaR at 30 June	6	22

The above VaR calculation does not include the potential mark-to-market impact of changes in credit spreads on the value of assets held in the QTC Cash Fund and the Cross Border Lease Portfolio. As at 30 June 2014, the State had an exposure of approximately $0.8 million (2013, $1 million) per basis point to changes in credit spreads in assets held in the QTC Cash Fund.

6-74	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

50.	Financial risk management disclosure continued

Sensitivity analysis continued

Interest rate and unit price risk continued

The effect of a 1% movement in interest rates on the State’s cash balances would result in a $8 million increase/decrease (2013, $13 million) in the State’s operating result and equity.

The State has other investments exposed to interest rate changes and changes in the unit price of the funds managed by QIC Limited. Assuming all other variables remained constant, if the return on these investments moved by +/-1%, the State’s operating result and equity would be approximately $377 million higher or lower (2013, $334 million). For the range of changes to the operating result and equity that are considered reasonably possible at year end refer to individual agency statements, particularly QTC.

Share price risk

At 30 June 2014 the State held less than 3% of the shares in Aurizon Holdings Limited (formerly QR National Limited), which is listed on the Australian Stock Exchange. Consequently, it is exposed to changes in the share price. If the share price increases/decreases by 10% (2013, 10%), the State’s operating result and equity would be approximately $27 million higher or lower (2013, $78 million).

Commodity price risk

As a result of its ownership of electricity generating Government-owned corporations, the State is exposed to Electricity Price Risk. This risk is mainly associated with fluctuations in the wholesale price of electricity in the National Electricity Market. The entities affected manage this risk by hedging a portion of their production using electricity derivative instruments such as electricity swaps and futures contracts.

Each entity is responsible for its own risk management and may make varying assumptions in assessing its sensitivity to such movements. The agencies with a material impact for Total State Sector are CS Energy, Ergon Energy and Stanwell Corporation Limited.

On the assumption that all other variables remain constant, the impact of electricity price movements on the State’s operating result and equity are as follows:

	2014				2013
	Operating Result		Equity		Operating Result		Equity
	$M	$M	$M	$M	$M	$M	$M	$M
	+10%	-10%	+10%	-10%	+10%	-10%	+10%	-10%

CS Energy	(8)	8	(62)	62	2	(2)	(70)	70
Ergon Energy	68	(69)	68	(69)	58	(58)	58	(58)

	+15%	-15%	+15%	-15%	+15%	-15%	+15%	-15%

Stanwell	(26)	21	(62)	65	(15)	6	(152)	150

Foreign exchange risk

For the Total State Sector, the sensitivities identified by the affected entities range from -10% to +10% (2013 -10% to +10%) for currency movement. Had the exchange rate moved within these ranges, the State’s operating result would have been up to $60 million higher/ $47 million lower (2013, $50 million higher/$38 million lower). The State’s equity would have been up to $65 million higher/$53 million lower (2013, $51 million higher/$42 million lower) due to the impact of hedge accounting.

Master netting arrangements

The GGS does not have financial instruments that are subject to enforceable master netting arrangements or similar agreements.

The Total State Sector enters into derivative transactions under International Swaps and Derivatives Association (ISDA) Master Agreements and similar agreements. Under the terms of these agreements, the right to set off is enforceable only on the occurrence of future events such as default or other credit events. Until such an event occurs, derivative and non-derivative financial instruments under these agreements are presented on a gross basis in the balance sheet. No such events had occurred as at 30 June 2014.

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-75

Notes to the Financial Statements

50.	Financial risk management disclosure continued

Master netting arrangements continued

The following table presents financial instruments that are subject to enforceable master netting or similar agreements but not yet offset in the balance sheet. The column ‘net amount’ shows the impact on Total State if all set off rights were exercised.

	Gross amount	Amounts subject to master netting and collateral	Net amount
	$M	$M	$M
2014
Financial assets:
- Derivative assets	402	(306)	97

Financial assets	402	(306)	97

Financial liabilities:
- Derivative liabilities	538	(399)	139
- Non derivative financial liabilities	5	(5)	1

Financial liabilities	543	(404)	139

Net exposure	(141)	98	(43)

2013
Financial assets:
- Derivative assets	862	(813)	50
- Non derivative financial assets	29	(10)	19

Financial assets	892	(823)	69

Financial liabilities:
- Derivative liabilities	446	(293)	153

Financial liabilities	446	(293)	153

Net exposure	446	(530)	(84)

Net fair value of financial instruments

The carrying amounts of GGS and Total State Sector’s financial assets and liabilities, including cash, deposits, receivables and payables, equates approximately to their net fair value, except as outlined below.

General Government Sector
	Carrying amount 2014 $M	Fair value 2014 $M	Carrying amount 2013 $M	Fair value 2013 $M
Financial Liabilities
QTC borrowings	39,864	43,008	36,508	38,359

Financial instruments measured at fair value have been classified in accordance with the hierarchy described in AASB 13 Fair Value Measurement. The three levels of fair value hierarchy reflect the significance of the inputs used to determine the valuation of these instruments.

-	Level 1: represents fair value measurements that reflect unadjusted quoted market prices in active markets for identical assets and liabilities;
-	Level 2: represents fair value measurements that are substantially derived from inputs (other than quoted prices included within Level 1) that are observable, either directly or indirectly; and
-	Level 3: represents fair value measurements that are substantially derived from inputs that are not based on observable market data.

Level 1

The fair value of financial assets and liabilities with standard terms and conditions and traded in an active market is based on unadjusted quoted market prices. Financial assets are priced at current bid prices, while financial liabilities are priced at current asking prices. Financial instruments in this category include certain equity and debt investments where quoted prices are available from an active market, such as publicly traded derivatives, short-term and tradeable bank deposits, actively traded Commonwealth and semi-government bonds and investments in certain unit trusts.

6-76	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

50.	Financial risk management disclosure continued

Net fair value of financial instruments continued

Level 2

The fair value of financial assets and liabilities is determined by using quoted market prices in active markets for similar instruments or quoted prices for identical or similar instruments in markets that are considered less than active or other valuation techniques where all significant inputs are directly (prices) or indirectly (derived from prices) observable from market data, other than quoted prices included in Level 1. Financial instruments in this category include fixed interest deposits, fixed term notes, interests in rental purchase plan properties, non-actively traded corporate, government and semi-government bonds, certain money market securities, unit trusts and other derivatives such as over-the-counter derivatives, forward exchange contracts, commodity swaps and some electricity derivatives.

Level 3

Where financial instruments are measured using valuation techniques based on unobservable inputs or observable inputs to which significant adjustments have been applied, such instruments are included in level 3 of the fair value hierarchy. These may include power purchase agreements and other derivative electricity contracts.

Valuation policies and procedures of the GGS and Total State Sector are developed and reviewed by management of respective agencies. Major valuation techniques adopted by the GGS and Total State Sector include market comparison techniques, option valuation models, forecasting, estimated discounted cash flow techniques, and extrapolation, scalar and translation techniques. There have been no material changes in the above valuation techniques used during the year.

Significant valuation inputs used to value financial instruments categorised within level 2 and level 3 of the fair value hierarchy are:

-	Broker quotes or market prices for similar instruments;
-	Expected cash flows;
-	Interest rates;
-	Exchange rates;
-	Credit spreads;
-	Forward curve prices;
-	Extrapolation rates;
-	Scalar and translation factors; and
-	Market volatility.

The following table presents the GGS and Total State Sector financial assets and liabilities recognised and measured at fair value.

	Level 1	Level 2	Level 3	Total
	$M	$M	$M	$M

General Government Sector

2014
Assets
Financial assets at fair value through profit or loss
Rental purchase plan	-	190	-	190
Derivatives	-	8	-	8
Shares	1	-	-	1
Other investments	109	1,887	-	1,996
Available-for-sale financial assets
Corporate bonds	150	-	-	150

Total assets	260	2,085	-	2,345

2013
Assets
Financial assets at fair value through profit or loss
Rental purchase plan	-	194	-	194
Derivatives	-	25	-	25
Other investments	89	1,678	-	1,767
Available-for-sale financial assets
Corporate bonds	213	-	-	213

Total assets	303	1,897	-	2,200

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-77

Notes to the Financial Statements

50.	Financial risk management disclosure continued

Net fair value of financial instruments continued

	Level 1	Level 2	Level 3	Total
	$M	$M	$M	$M

Total State Sector

2014
Assets
Financial assets at fair value through profit or loss
Rental purchase plan	-	190	-	190
Derivatives	21	469	35	525
Money market deposits, securities and bonds	12,642	28	-	12,670
Shares	274	-	-	274
Loans	-	9,152	-	9,152
Other investments	573	40,955	-	41,528
Available-for-sale financial assets
Corporate bonds	150	-	-	150
Shares	4	-	-	4
Other	-	7	-	7

Total assets	13,664	50,801	35	64,501

Liabilities
Financial liabilities at fair value through profit or loss
Derivatives	42	543	20	605
Deposits	-	3,767	-	3,767
Government securities issued	81,987	11,817	-	93,804
Borrowings	-	223	-	223

Total liabilities	82,028	16,350	20	98,399

2013
Assets
Financial assets at fair value through profit or loss
Rental purchase plan	-	194	-	194
Derivatives	10	1,049	15	1,074
Money market deposits, securities and bonds	17,289	128	-	17,418
Shares	787	-	-	787
Loans	-	8,074	-	8,074
Other investments	340	37,400	-	37,740
Available-for-sale financial assets
Corporate bonds	213	-	-	213
Shares	4	-	-	4
Other	-	7	-	7

Total assets	18,643	46,853	15	65,511

Liabilities
Financial liabilities at fair value through profit or loss
Derivatives	19	499	60	578
Deposits	-	4,442	-	4,442
Government securities issued	84,793	8,296	-	93,088
Borrowings	-	186	-	186

Total liabilities	84,812	13,422	60	98,294

Classification of instruments into fair value hierarchy levels is reviewed annually and the GGS and Total State Sector recognise any transfers between levels of the fair value hierarchy during the reporting period in which the transfer has occurred.

There were no significant transfers between level 1 and level 2 during the years ended 30 June 2014 and 2013. Certain derivative instruments of the Total State Sector were transferred out of level 3 as they are now valued using the relevant observable market prices (either level 1 or level 2).

Net changes in level 3 instruments are not material.

The sensitivity of the State’s level 3 derivatives is not material.

6-78	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

51.	Retirement benefit obligations

Retirement benefit liabilities include the following final salary defined benefit schemes:

-	State Public Sector Superannuation Scheme (QSuper);
-	Pensions provided in accordance with the Judges’ (Pensions and Long Leave) Act 1967 (Judges’ Scheme); and
-	Energy Super Fund (ESF)

QSuper and Judges’ Schemes

The State Public Sector Superannuation Fund (QSuper) defined benefit scheme provides accrued benefits based on a member’s salary, contribution rate and length of membership. State Government budget dependent agencies, together with a number of statutory bodies, excluding principally the Queensland electricity supply industry, are required to make employer contributions to the QSuper scheme.

QSuper is a regulated defined benefit scheme under the prudential supervision of the Australian Prudential Regulation Authority (APRA) and is subject to the legislation under the Superannuation Industry (Supervision) Act and Regulations. The provisions of the Superannuation (State Public Sector) Act 1990 and the Superannuation (State Public Sector) Deed 1990 govern the operation of QSuper. The QSuper Board of Trustees is responsible for the management of QSuper.

The QSuper scheme is assessed annually by the State Actuary and a full actuarial review is undertaken every three years. The latest full actuarial review of the QSuper scheme was completed as at 30 June 2013.

The QSuper defined benefit account is closed to new members.

These schemes expose the State to the following:

-	Inflation risk - the defined benefit obligations are linked to employees’ salaries and therefore the net liability position can be adversely affected by an increase in the defined benefit obligation resulting from unexpected wage inflation. Similarly, the proportion of the defined benefit obligation linked to the consumer price index (pensions) are also subject to the risk of unexpected price inflation.
-	Interest rate risk - a decrease in the discount rate will increase the defined benefit obligations
-	Investment risk resulting from the mismatch between the current investment strategy and the liabilities
-	Demographic risk resulting from unexpected employee movements.

QSuper also incorporates defined contribution categories, for which the State has no further legal or constructive obligation other than to pay contributions. These liabilities and assets have been accounted for in accordance with the standards relevant to defined contribution schemes. In particular, no assets or liabilities relating to the funded Defined Contribution scheme have been included in the Balance Sheet. The expense relating to these schemes is the amount of employer contributions, $1.707 billion (2013, $1.453 billion).

The Judges’ Scheme provides defined benefit pensions entitlements to serving judges and is governed by the provisions of the Judges (Pensions and Long Leave) Act 1957. The Judges Scheme is a wholly unfunded scheme.

Energy Super Fund

Queensland electricity entities contribute to an industry multiple employer superannuation fund, the Energy Super Fund (ESF). The ESF was formed on the 1 April 2011 with the merger of the Electricity Supply Industry Superannuation Fund (QLD) (ESI Super) and Superannuation Plan for Electrical Contractors (SPEC Super). Members are entitled to benefits from the fund on retirement, resignation, retrenchment, disability or death.

ESF is regulated by APRA under the Superannuation Industry (Supervision) Act 1993.

The defined benefit account of this fund is a funded plan which provides defined lump sum benefits based on years of service and average final salary. Employer contributions to the defined benefit section of the plan are based on recommendations by the plan’s actuary. The actuary has adopted the aggregate funding method to ensure that the benefit entitlements of members and other beneficiaries are fully funded by the time they become payable. This funding method seeks to have benefits funded by a total contribution which is expected to be a constant percentage of members’ salaries and wages over their working lifetimes. Actuarial assessments are made at no more than three yearly intervals, with the most recent actuarial assessment undertaken as at 30 June 2013 by Sunsuper Financial Services Pty Ltd.

The ESF does not impose a legal liability on employer agencies to cover any deficits that may exist in the fund. If the fund were to be wound up there would be no legal obligation on employer agencies to make good any shortfall. The Trust Deed of the Fund states that if the Fund is terminated, after payment of all costs and member benefits in respect for the period up to the date of termination, any remaining assets are to be distributed by the Trustees of the Fund, acting on the advice of the actuary, to participating employers.

Employer agencies may benefit from any surplus in the Fund in the form of a contribution reduction or contribution holiday. Any reduction in contributions would normally be implemented only after advice from the Fund’s actuary.

The defined benefit account of this fund is closed to new members.

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-79

Notes to the Financial Statements

51.	Retirement benefit obligations continued

	General Government Sector		Total State Sector
	2014	2013	2014	2013
	$M	$M	$M	$M

Present value of the defined benefit obligation

QSuper DB	29,596	29,501	29,596	29,501
Judges	665	622	665	622
ESF	-	-	1,081	1,208

Total present value of the defined benefit obligation	30,261	30,123	31,342	31,331

Fair value of plan assets

QSuper DB	4,749	4,216	4,749	4,216
Judges	-	-	-	-
ESF	-	-	1,236	1,228

Total fair value of the plan assets	4,749	4,216	5,985	5,444

Defined benefit obligation Liability/(Asset) recognised in Balance Sheet

QSuper DB	24,847	25,285	24,847	25,285
Judges	665	622	665	622
ESF	-	-	(155)	(20)

Liability/(Asset) recognised in Balance Sheet	25,512	25,907	25,357	25,887

Reconciliation of the present value of the defined benefit obligation

Opening balance	30,123	34,362	31,331	35,795
Current service cost	1,022	1,241	1,070	1,299
Contributions by plan participants	253	265	264	279
Interest cost	1,120	1,063	1,158	1,100
Benefits paid (including contributions tax)	(2,608)	(3,781)	(2,791)	(3,969)
Actuarial (gain)/loss	351	(3,027)	310	(3,173)

Closing balance	30,261	30,123	31,342	31,331

Reconciliation of the fair value of plan assets

Opening balance	4,216	3,736	5,444	4,937
Return on plan assets at discount rate	157	141	196	181
Return on plan assets above discount rate (actuarial gain)	543	607	653	734
Employer contributions - State share of beneficiary payments	2,173	3,233	2,173	3,233
Employer contributions	-	-	32	36
Contributions by plan participants	253	265	264	279
Benefits paid (including contributions tax)	(2,593)	(3,766)	(2,777)	(3,956)

Closing balance	4,749	4,216	5,985	5,444

Present value of the obligation by funding policy

Present value of the obligation - wholly unfunded	665	622	665	622
Present value of the obligation - wholly/partly funded	24,847	25,285	24,692	25,265

	25,512	25,907	25,357	25,887

Amounts recognised in Operating Statement

Current service cost (including employer contributions)	1,022	1,241	1,070	1,299
Superannuation interest cost	963	923	962	919

Total amounts recognised in Operating Statement	1,985	2,164	2,032	2,218

6-80	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

51.	Retirement benefit obligations continued

	General Government Sector		Total State Sector
	2014	2013	2014	2013
	$M	$M	$M	$M

Remeasurements of net defined benefit obligation

Actuarial gain/(loss) due to changes in demographic assumptions	(203)	-	(203)	-
Actuarial gain/(loss) due to changes in financial assumptions	(447)	2,313	(421)	2,438
Actuarial gain/(loss) due to changes in experience adjustments	298	715	337	767
Return on plan assets above discount rate	543	607	628	699

Amounts recognised in Statement of Changes in Net Assets (Equity)	191	3,635	341	3,904

Plan Asset Allocations

The State Public Sector Superannuation scheme holds investments with the following asset allocations:

	2014	2014	2013	2013

	Quoted	Unquoted	Quoted	Unquoted
	$M	$M	$M	$M

Global equities	2,974	-	2,601	-
Global infrastructure	-	318	-	289
Global private equity	-	160	-	150
Global real estate	-	973	-	896
Cash and fixed interest	-	325	-	280

Total	2,974	1,776	2,601	1,615

QSuper plan assets are those held within the QSuper Trust Fund only. QSuper holds investments in unit trusts that hold financial instruments issued by the State. These instruments are difficult to value accurately and are immaterial in proportion to the unit trusts. In addition, these trusts own properties which are used by Government agencies. Again the exact values attributable to these tenancies are difficult to determine accurately, nor do they represent a material proportion of the fair value of plan assets.

No plan assets are held in respect of the Judges’ Scheme.

			2014	2013
			$M	$M

The major categories of Energy Super Fund plan assets are as follows:

Global equities			618	614
Cash and fixed interest			248	245
Real estate			124	123
Other			246	246

			1,236	1,228

	2014	2013	2014	2013
	$M	$M	$M	$M

	QSuper DB	QSuper DB	ESF	ESF

Actual return on plan assets	700	748	150	167

			QSuper DB	ESF
Estimate of State share of benefits (employer contributions) to be paid in 2014-15			1,800	13

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-81

Notes to the Financial Statements

51.	Retirement benefit obligations continued

Principal actuarial assumptions at 30 June 2014	QSuper DB	Judges	ESF

Discount rate	3.60%	3.60%	3.0-3.8%
Future inflationary salary increases	3.30%	3.80%	3.5-4.0%
Expected CPI increases	2.30%	N/A	N/A

Principal actuarial assumptions at 30 June 2013	QSuper DB	Judges	ESF

Discount rate	3.90%	3.90%	3.2-3.8%
Future inflationary salary increases	3.40%	3.90%	3.5-4.0%
Expected CPI increases	2.40%	N/A	N/A

At 30 June 2014, the weighted average duration of the QSuper defined benefit obligation is 8.64 years (8.68 years, 2013) and between 9 and 10 years for the ESF defined benefit obligation.

Sensitivity Analysis for each significant actuarial assumption

	$M	$M	$M

	QSuper DB	Judges	ESF
Change in defined benefit obligation brought about by a 1% increase in:
Discount rate	(2,466)	(76)	N/A
Future inflationary salary increases	1,410	140	N/A
Expected CPI increases	142	N/A	N/A

The sensitivity analysis shown above represents the effects of notional changes in each of the key parameters underlying the obligations, while holding all other assumptions constant. The sensitivity analysis may not be representative of the actual change in the defined benefit obligation as it is unlikely that the change in assumptions would occur in isolation of one another as some of the assumptions are correlated. They are not intended to represent any particular probability of occurrence.

In presenting the above sensitivity analysis, the present value of the defined benefit obligation has been calculated using the projected unit credit method at the end of the reporting period, which is the same as that applied in calculating the defined benefit obligation liability recognised in the Balance Sheet.

QSuper funding arrangements and funding policy that affect future contributions

QSuper defined benefit category members are required to contribute a percentage of salary. Standard member contributions range between 5-6% of salary. Employer contributions to the Fund are decided by the QSuper Board based on the recommendation of the Actuary (96% of benefit payments) as per the relevant actuarial investigation for funding purposes.

Unlike typical regulated defined benefit schemes, only the employee contributions are held within the QSuper Fund. Employer contributions received from employing authorities are held separate from the QSuper Fund in the Long Term Asset portfolio held by Queensland Treasury Corporation. The State makes a last minute contribution to the QSuper Fund when a member exits the defined benefit scheme.

The Long Term Asset portfolio held by the Government, within the Total State Sector, to fund the employee entitlement liabilities includes interest rate and inflation linked portfolios intended to partially hedge the corresponding liability risks.

QSuper plan amendments

The Superannuation State Public Sector Amendment of Deed Regulation (No. 4) 2013 amends sections 46, 47, 48 and 50 of the Deed to remove the pre-existing condition exclusion for defined benefit default death and total and permanent disability cover and to reduce the pre-existing condition term from 7 to 5 years for defined benefit income protection cover. Transitional provisions have been inserted (new sections 66C and 66D) to clarify the rights of defined benefit members during the changeover period.

The number of full time equivalent employees in the GGS at 30 June 2014 relating to the GGS entities listed in Note 52 totalled 199,283 (2013, 196,584).

The number of Total State full time equivalent employees at 30 June 2014 relating to the consolidated entities listed in Note 52 totalled 218,497 (2013, 217,055).

6-82	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

52.	Controlled entities

Public sector entities are generally considered material for the purposes of this report if they meet either of the following criteria:

-	net operating result in excess of $4 million; or
-	net assets in excess of $50 million.

However, in addition to material entities, the State consolidates some entities which are not material in terms of the operating position or net asset position criteria if they are either a department or if they are funded for the delivery of services.

When financial results are available in respect of non-material entities, they are reviewed with the aim of including any newly material entities in the following year’s consolidated financial statements.

Newly created entities that are expected to meet the materiality criteria on the basis of their initial budget estimates are included in the consolidated financial statements from the time of their establishment.

The following controlled entities of the Government have been included in the consolidated financial statements for the year ended

30 June 2014. The list has been classified by activity sectors as outlined in Note 1(c).

Entities denoted with an asterisk are consolidated with the accounts of the preceding entity.

The GGS has 100% ownership and voting power in other Queensland public sector entities, classified as either Public Non-financial Corporations or Public Financial Corporations below.

General Government

Departments of Government

Aboriginal and Torres Strait Islander and Multicultural Affairs

Agriculture, Fisheries and Forestry

Communities, Child Safety and Disability Services

Education, Training and Employment

Energy and Water Supply

Environment and Heritage Protection

Housing and Public Works

* Building and Asset Services - commercialised business unit

* QFleet - commercialised business unit

Justice and Attorney-General

Local Government, Community Recovery and Resilience

National Parks, Recreation, Sport and Racing

Natural Resources and Mines

Premier and Cabinet

Public Safety Business Agency (renamed on 1 November 2013, previously Community Safety)

* Central and Northern Queensland Regional Parole Board

* Queensland Parole Board

* Southern Queensland Regional Parole Board

Queensland Fire and Emergency Services (established on 1 November 2013)

Queensland Health

* Torres Strait-Northern Peninsula Hospital and Health Service (amalgamated with Cape York Hospital and Health Service to form Torres and Cape Hospital and Health Service from 1 July 2014)

Queensland Police Service

Queensland Treasury and Trade

Science, Information Technology, Innovation and the Arts

* CITEC - commercialised business unit

* Corporate Administration Agency -shared service provider

* Queensland Shared Services - shared service provider

State Development, Infrastructure and Planning

* Economic Development Queensland - commercialised business unit

Tourism, Major Events, Small Business and the Commonwealth Games

Transport and Main Roads

* RoadTek - commercialised business unit

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-83

Notes to the Financial Statements

52.	Controlled entities continued

General Government continued

Other General Government entities

Anti-Discrimination Commission

Australian Agricultural College Corporation

Board of the Queensland Museum

* Queensland Museum Foundation Trust

City North Infrastructure Pty Ltd

Commission for Children and Young People and Child Guardian (abolished on 30 June 2014)

Crime and Misconduct Commission (renamed Crime and Corruption Commission from 1 July 2014)

Electoral Commission of Queensland

Gold Coast 2018 Commonwealth Games Corporation

Gold Coast Institute of TAFE (transferred to Education, Training and Employment on 1 July 2013)

Gold Coast Waterways Authority

Health Quality and Complaints Commission (ceased on 30 June 2014)

Hospital and Health Services

Cairns and Hinterland

Cape York (amalgamated with Torres Strait - Northern Peninsula Hospital and Health Service to form Torres and Cape Hospital and Health Service from 1 July 2014)

Central Queensland

Central West

Children’s Health Queensland

Darling Downs

Gold Coast

Mackay

Metro North

Metro South

North West

South West

Sunshine Coast

Townsville

West Moreton

Wide Bay

Legal Aid Queensland

Legislative Assembly

Library Board of Queensland

* Queensland Library Foundation

Motor Accident Insurance Commission

Nominal Defendant

Office of the Governor

Office of the Health Ombudsman (commenced on 17 February 2014)

Office of the Information Commissioner

Office of the Ombudsman

Prostitution Licensing Authority

Public Service Commission

QRAA

Queensland Art Gallery Board of Trustees

* Queensland Art Gallery Foundation

Queensland Audit Office

Queensland Building and Construction Commission (established on 1 December 2013)

Queensland Building Services Authority (ceased on 30 November 2013)

Queensland Mental Health Commission (established on 1 July 2013)

Queensland Performing Arts Trust

Queensland Reconstruction Authority

Queensland Studies Authority

Residential Tenancies Authority

South Bank Corporation

Southbank Institute of Technology (transferred to Education, Training and Employment on 1 July 2013)

The Council of the Queensland Institute of Medical Research

The Public Trustee of Queensland

Tourism and Events Queensland

* Gold Coast Events Co Pty Ltd

Trade and Investment Queensland (commenced on 1 February 2014)

Workers’ Compensation Regulatory Authority (QComp) (abolished on 29 October 2013)

6-84	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

52.	Controlled entities continued

Public Non-financial Corporations

CS Energy Ltd

* Aberdare Collieries Pty Ltd

* Callide Energy Pty Ltd

* CS Energy Group Holdings Pty Ltd

* CS Energy Group Operations Holdings Pty Ltd

* CS Energy Kogan Creek Pty Ltd

* CS Energy Oxyfuel Pty Ltd

* CS Kogan (Australia) Pty Ltd

* Kogan Creek Power Pty Ltd

* Kogan Creek Power Station Pty Ltd

* Manzillo Insurance (PCC) Ltd - Cell EnMach

Energex Ltd

* Energy Impact Pty Ltd

* Metering Dynamics Business Support Pty Ltd

* Queensland Energy Services Team Pty Ltd (deregistered on 7 May 2014)

* Varnsdorf Pty Ltd

* VH Energy Holdings Pty Ltd (deregistered on 7 May 2014)

* VH Finance Pty Ltd (deregistered on 7 May 2014)

* VH Operations Pty Ltd

Ergon Energy Corporation Limited

* Ergon Energy Queensland Pty Ltd

* Ergon Energy Telecommunications Pty Ltd

Far North Queensland Ports Corporation Limited

Gladstone Area Water Board

Gladstone Ports Corporation Limited

* Gladstone Marine Pilot Services Pty Ltd

* Gladstone WICET Operations Pty Ltd (dormant)

Mount Isa Water Board

North Queensland Bulk Ports Corporation Limited

* Mackay Ports Limited (dormant)

* Ports Corporation of Queensland Limited (dormant)

Port of Townsville Limited

Powerlink Queensland

* Harold Street Holdings Pty Ltd

* Powerlink Transmission Services Pty Ltd

Queensland Bulk Water Supply Authority

Queensland Rail

* On Track Insurance Pty Ltd

* Queensland Rail Limited

Queensland Treasury Holdings Pty Ltd (controlled entity of Queensland Treasury and Trade)

* Brisbane Port Holdings Pty Ltd

* DBCT Holdings Pty Ltd

* Network Infrastructure Company Pty Ltd

* Queensland Airport Holdings (Cairns) Pty Ltd

* Queensland Airport Holdings (Mackay) Pty Ltd

* Queensland Lottery Corporation Pty Ltd

Stadiums Queensland

Stanwell Corporation Limited

* Energy Portfolio 1 Pty Ltd (dormant)

* Glen Wilga Coal Pty Ltd (dormant)

* Goondi Energy Pty Ltd

* Mica Creek Pty Ltd

* SCL North West Pty Ltd

* Tarong Energy Corporation Pty Ltd (dormant)

* Tarong Fuel Pty Ltd

* Tarong North Pty Ltd

* TEC Coal Pty Ltd

* TN Power Pty Ltd

SunWater Limited

* Burnett Water Pty Ltd

* Eungella Water Pipeline Pty Ltd

* North West Queensland Water Pipeline Pty Ltd

The Trustees of Parklands Gold Coast (ceased on 30 September 2013)

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-85

Notes to the Financial Statements

52.	Controlled entities continued

Public Financial Corporations

QIC Limited

* Canberra Centre Investments Pty Ltd

* Claremont Retail Company Pty Ltd

* Eastland Property Holdings Pty Ltd

* Innovis Investments Pty Ltd

* Martin Place Management Pty Ltd

* Pacific Echo Pty Limited

* QBF No. 1 Pty Ltd

* QBF No. 2 Pty Ltd

* QIC Asia Real Estate Investments Pty Ltd

* QIC CM Pty Ltd

* QIC Coomera Pty Ltd

* QIC Developments Pty Ltd

* QIC European Investment Services Limited

* QIC Helensvale Pty Ltd

* QIC Hi Yield Pty Ltd

* QIC Infrastructure Management No. 2 Pty Ltd

* QIC Infrastructure Management No. 3 Pty Ltd

* QIC Infrastructure Management No. 4 Pty Ltd

* QIC Infrastructure Management Pty Ltd

* QIC Initial Unitholder Pty Ltd

* QIC International Real Estate Investments Pty Ltd

* QIC Investments No.1 Pty Ltd

* QIC Investments No.2 Pty Ltd

* QIC Investments No.3 Pty Ltd

* QIC Logan Hyperdome (No. 2) Pty Ltd

* QIC Logan Hyperdome Pty Ltd

* QIC Merrifield Pty Ltd

* QIC Merry Hill Pty Ltd

* QIC Noosa Civic Pty Ltd

* QIC North America Investments Pty Ltd

* QIC North Asia Real Estate Investment Pty Ltd

* QIC Private Capital Pty Ltd

* QIC Properties Pty Ltd

* QIC Property Investments (Jersey) No. 1 Limited

* QIC Property Management Pty Ltd

* QIC Real Estate Funds Pty Ltd

* QIC Real Estate Pty Ltd

* QIC Retail (No 2) Pty Ltd

* QIC Retail Pty Ltd

* QIC Ringwood Pty Ltd

* QIC Robina Pty Ltd

* QIC Toowoomba Pty Ltd

QIC Limited continued

* QIC (UK) Management Limited

* QIC US Management, Inc.

* QIC Global Real Estate (US), Inc.

* QIC GRE Management (US), Inc.

* QIC (US) Investment Services, Inc.

* QIC Westpoint Pty Ltd

* QPC Investments No. 1 Pty Ltd

* Queensland BioCapital Funds Pty Ltd

* TIF3 Pty Ltd

* Watergardens Pty Ltd

Queensland Treasury Corporation

WorkCover Queensland

6-86	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

53.	Reconciliation to GFS *

Reconciliation to GFS Net Operating Balance

						Total State
	Notes	GGS	PNFC	PFC	Elims	Sector
		$M	$M	$M	$M	$M
2014
Net result from transactions
Net operating balance (as per Operating Statement)		619	1,478	(832)	(1,562)	(298)

Convergence differences
Other operating expenses - onerous contract	a	-	(44)	-	-	(44)
Other property expenses - income transferred by Public Enterprises as dividends	b	-	(1,372)	(190)	1,562	-

Total convergence differences		-	(1,416)	(190)	1,562	(44)

GFS Net Operating Balance		619	61	(1,022)	-	(342)

2013
Net result from transactions
Net operating balance (as per Operating Statement)		(4,558)	1,001	(1,253)	(1,066)	(5,877)

Convergence differences
Other operating expenses - onerous contract	a	-	(1)	-	-	(1)
Other property expenses - income transferred by Public Enterprises as dividends	b	-	(1,035)	(31)	1,066	-

Total convergence differences		-	(1,036)	(31)	1,066	(1)

GFS Net Operating Balance		(4,558)	(36)	(1,284)	-	(5,878)

Notes:

The convergence differences comprise:

a.	The Operating Statement treats onerous contract expenses as other economic flows included in the operating result. GFS only recognises expenses from transactions when payments are made from the provision. This difference flows through to the Total State Sector.

b.	GFS treats dividends to owners as an expense, whereas in the Operating Statement, they are treated as a distribution to owners and therefore a direct debit to equity. The differences do not flow through to the Total State Sector as they arise from intersector transactions.

An elimination difference arises in respect of social benefits of $36 million (2013, $51 million) in the GGS and $77 million (2013, $62 million) in the Total State Sector. In accordance with the ABS GFS Manual, certain transactions within and between the GGS and the PNFC sector are not eliminated on consolidation of the GGS or Total State Sector, whereas under AASB 127, intragroup transactions are eliminated in full. These benefits are grossed up for GFS reporting in sales of goods and services and other operating expenses and there is no net effect on the Net operating balance.

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-87

Notes to the Financial Statements

53.	Reconciliation to GFS * continued

Reconciliation to GFS Fiscal Balance

						Total State
	Notes	GGS	PNFC	PFC	Elims	Sector
		$M	$M	$M	$M	$M
2014
Fiscal Balance (as per Operating Statement)		(2,581)	643	(804)	(1,560)	(4,303)

Convergence differences
Relating to net operating balance		-	(1,416)	(190)	1,562	(44)
Purchases of non-financial assets	a	(105)	-	-	-	(105)
Sales of non-financial assets	a	127	-	-	-	127
Change in net inventories	a, b	(32)	-	-	-	(32)

GFS Fiscal Balance		(2,592)	(773)	(994)	2	(4,357)

2013
Fiscal Balance (as per Operating Statement)		(7,947)	(622)	(1,282)	(1,073)	(10,924)

Convergence differences
Relating to net operating balance		-	(1,036)	(31)	1,066	(1)
Purchases of non-financial assets	a	(122)	-	-	-	(122)
Sales of non-financial assets	a	148	-	-	-	148
Change in net inventories	a, b	(21)	-	-	-	(21)

GFS Fiscal Balance		(7,942)	(1,659)	(1,313)	(7)	(10,921)

Notes:

The convergence differences comprise:

a.	GFS treats purchases and sales of land inventories and assets held for rental and subsequently held for sale as purchases and sales of non-financial assets. These are reflected in changes in net inventories for AASB1049.

b.	For AASB 1049, change in net inventories includes total changes in the balance of land inventories and assets held for rental and subsequently held for sale.

Reconciliation to GFS Total Change in Net Worth

						Total State
	Notes	GGS	PNFC	PFC	Elims	Sector
		$M	$M	$M	$M	$M
2014
Comprehensive result - total change in net worth before transactions with owners as owners (as per Operating Statement)		(3,698)	3,130	3,787	(7,803)	(4,584)

Convergence differences
Income transferred from Public Enterprises as dividends	a	-	(1,372)	(190)	1,562	-
Relating to other economic flows
Impairment of receivables	b	22	15	1	-	37
Net gain on investments in other entities	c	2,159	-	-	(2,159)	-
Deferred income tax equivalents	d	(822)	622	201	-	-
Net restoration costs	e	14	148	-	-	161
Onerous contracts	f	1	201	(1)	-	201
Remeasurement of shares and other contributed capital	g	-	(2,743)	(3,798)	6,541	-

Total convergence differences		1,374	(3,130)	(3,786)	5,943	400

GFS Total Change in Net Worth		(2,324)	-	-	(1,860)	(4,185)

6-88	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

53.	Reconciliation to GFS * continued

Reconciliation to GFS Total Change in Net Worth continued

						Total State
	Notes	GGS	PNFC	PFC	Elims	Sector
		$M	$M	$M	$M	$M
2013
Comprehensive result - total change in net worth before transactions with owners as owners (as per Operating Statement)		2,219	4,335	1,763	(2,318)	5,999

Convergence differences
Income transferred from Public Enterprises as dividends	a	-	(1,035)	(31)	1,066	-
Relating to other economic flows
Impairment of receivables	b	74	45	(2)	-	116
Net gain on investments in other entities	c	2,953	-	-	(2,953)	-
Deferred income tax equivalents	d	(375)	158	218	-	-
Net restoration costs	e	(3)	(125)	-	-	(128)
Onerous contracts	f	-	(47)	(2)	-	(49)
Remeasurement of shares and other contributed capital	g	-	(3,331)	(1,945)	5,277	-

Total convergence differences		2,649	(4,335)	(1,763)	3,390	(60)

GFS Total Change in Net Worth		4,867	-	-	1,072	5,939

Notes:

The convergence differences comprise:

a.	GFS treats dividends to owners as an expense, whereas in the Operating Statement, they are treated as a distribution to owners and therefore a direct debit to equity. The differences do not flow through to the Total State Sector as they arise from intersector transactions.

b.	GFS does not recognise impairment of receivables, whereas the Operating Statement recognises impairment of receivables and classifies them as other economic flows. The total difference flows through to the Total State Sector.

c.	The measurement of equity investments in other public sector entities differs for GFS in that for example, allowance for impairment of receivables, onerous contract provisions and deferred income tax balances are not recognised in net worth under GFS. In addition, the negative net worth of the individual public sector entities is included in the GGS valuation of those entities.

d.	GFS does not recognise deferred income tax equivalents at all, whereas the Operating Statement recognises the deferred income tax equivalents and classifies them as other economic flows. The differences do not flow through to the Total State Sector as they arise from intersector transactions.

e.	GFS does not recognise restoration costs, whereas restoration costs have been recognised in the Operating Statement. This difference flows through to the Total State Sector.

f.	The Operating Statement treats onerous contract expenses as other economic flows included in the operating result. GFS only recognises expenses from transactions when payments are made from the provision. This difference flows through to the Total State Sector.

g.	GFS measures net worth as assets less liabilities less shares/contributed equity (remeasured). Shares/contributed equity are not deducted under Australian Accounting Standards.

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-89

Notes to the Financial Statements

53.	Reconciliation to GFS * continued

Reconciliation to GFS Net Worth

						Total State
	Notes	GGS	PNFC	PFC	Elims	Sector
		$M	$M	$M	$M	$M
2014
Net Worth (as per Balance Sheet)		169,265	22,611	3,810	(32,221)	163,466

Convergence differences
Financial assets
Accounts receivable	a	650	73	4	-	728
Investment in other entities	b	6,101	-	-	(6,101)	-
Non-financial assets
Restoration assets	c	(4)	(158)	-	-	(162)
Deferred tax assets	d	(6,129)	(719)	(89)	6,937	-
Liabilities
Deferred tax liabilities	e	809	6,113	16	(6,939)	-
Restoration provision	f	2	490	-	-	493
Provision for onerous contracts	g	2	369	1	-	372
Shares and other contributed equity	h	-	(28,780)	(3,743)	32,522	-

Total convergence differences		1,432	(22,611)	(3,810)	26,420	1,431

GFS Net Worth		170,697	-	-	(5,800)	164,897

2013
Net Worth (as per Balance Sheet)		172,963	21,149	213	(26,275)	168,051

Convergence differences
Financial assets
Accounts receivable	a	629	58	3	-	690
Investment in other entities	b	3,941	-	-	(3,941)	-
Non-financial assets
Restoration assets	c	(17)	(159)	-	-	(176)
Deferred tax assets	d	(6,193)	(1,417)	(278)	7,889	-
Liabilities
Deferred tax liabilities	e	1,695	6,189	4	(7,889)	-
Restoration provision	f	3	343	-	-	346
Provision for onerous contracts	g	-	169	2	-	171
Shares and other contributed equity	h	-	(26,332)	55	26,277	-

Total convergence differences		58	(21,149)	(213)	22,336	1,031

GFS Net Worth		173,021	-	-	(3,939)	169,082

Notes:

The convergence differences comprise:

a.	GFS does not recognise impairment of receivables, whereas an allowance for impairment of receivables is recognised in the Balance Sheet. This total convergence difference flows through to the Total State Sector.

b.	The measurement of equity investments in other public sector entities differs for GFS in that for example, allowance for impairment of receivables, net restoration provisions, onerous contract provisions and deferred income tax balances are not recognised in net worth under GFS. In addition, the negative net worth of the individual public sector entities is included in the GGS valuation of those entities.

c.	GFS does not recognise restoration assets, whereas restoration assets have been recognised in the Balance Sheet. This difference flows through to the Total State Sector.

d.	GFS does not recognise deferred tax assets, whereas deferred tax assets are classified as non-financial assets in the Balance Sheet. The difference does not flow through to the Total State Sector as it arises from intersector transactions.

e.	GFS does not recognise deferred tax liabilities, whereas deferred tax liabilities are classified as non-financial liabilities in the Balance Sheet. The difference does not flow through to the Total State Sector as it arises from intersector transactions.

f.	GFS does not recognise restoration provisions, whereas restoration provisions have been recognised in the Balance Sheet. This difference flows through to the Total State Sector.

g.	GFS does not recognise a provision for onerous contracts, whereas a provision for onerous contracts is recognised in the Balance Sheet. This difference flows through to the Total State Sector.

h.	GFS measures net worth as assets less liabilities less shares/contributed equity. Shares/contributed equity are not deducted under Australian Accounting Standards.

6-90	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

53. Reconciliation to GFS * continued

      Reconciliation to GFS Cash Surplus/(Deficit)

	Notes	GGS	PNFC	PFC	Elims	Total State Sector
		$M	$M	$M	$M	$M
2014
Cash surplus/(deficit)		(3,345)	(657)	(991)	(151)	(5,145)

Convergence differences
Acquisitions under finances leases and similar arrangements	a	(94)	(44)	-	-	(138)

GFS Cash Surplus/(Deficit)		(3,440)	(701)	(991)	(151)	(5,283)

2013
Cash surplus/(deficit)		(8,585)	(2,045)	(1,201)	(191)	(12,021)

Convergence differences
Acquisitions under finances leases and similar arrangements	a	(85)	-	-	-	(85)

GFS Cash Surplus/(Deficit)		(8,669)	(2,045)	(1,201)	(191)	(12,106)

Notes:

a.    The convergence differences arise because GFS recognises a notional cash outflow relating to new finance leases and similar arrangements in calculating cash surplus/(deficit), whereas the Cash Flow Statement does not recognise notional cash flows. This total difference flows through to the Total State Sector.

   *   Determined in accordance with the ABS GFS Manual.

	General Government Sector		Total State Sector
	2014	2013	2014	2013
	$M	$M	$M	$M

54. Expenses from transactions by function

General public services	1,813	1,869	1,981	2,038
Public order and safety	3,965	3,968	3,919	3,922
Education	10,734	10,510	10,615	10,426
Health	12,670	12,347	12,568	12,239
Social security and welfare	2,690	2,662	2,638	2,613
Housing and community amenities	1,497	1,664	2,029	2,146
Recreation and culture	850	950	919	1,027
Fuel and energy	558	681	4,795	4,828
Agriculture, forestry, fishing and hunting	597	606	713	746
Mining, manufacturing and construction	261	427	261	427
Transport and communications	5,831	6,424	6,318	7,240
Other economic affairs	695	608	695	608
Other purposes	3,954	3,596	7,075	7,230

	46,115	46,313	54,524	55,489

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-91

Notes to the Financial Statements

	General Government Sector		Total State Sector
	2014	2013	2014	2013
	$M	$M	$M	$M

55. Sector assets by function

General public services	2,100	3,739	1,421	3,548
Public order and safety	7,492	6,885	7,288	6,752
Education	18,480	18,645	18,487	18,646
Health	12,790	11,592	12,754	11,559
Social security and welfare	566	488	541	464
Housing and community amenities	16,574	17,106	28,697	27,487
Recreation and culture	5,570	5,573	6,363	6,450
Fuel and energy	8,902	8,122	37,033	35,104
Agriculture, forestry, fishing and hunting	54,564	63,996	55,555	65,011
Mining, manufacturing and construction	1,299	944	1,288	934
Transport and communications	66,601	63,526	75,871	72,893
Other purposes and economic affairs[1]	53,259	49,231	60,777	62,097

	248,198	249,847	306,075	310,945

1 For GGS includes fixed rate notes and investments in other public sector entities.

   For Total State Sector includes investments held in trust, securities and bonds.

56. Future developments

National disability insurance scheme

On 8 May 2013, Queensland signed a heads of agreement with the Commonwealth Government to implement Disability Care Australia, the national disability insurance scheme (NDIS). The Queensland Government is developing a plan to transition to the NDIS from 1 July 2016, and cannot at this stage estimate the financial effects on its operations.

Future asset transactions

The Government has announced its intention to undertake a series of asset transactions in the electricity, port and water sectors as part of a strategy to reduce state debt and to provide a source of funding for future infrastructure investment. The Government will only proceed with these transactions if it receives a mandate at the 2015 State election.

6-92	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

57. General Government Sector budget to actual comparison

Operating Statement

			Variance Notes	Published Budget 2014 $M	Actual 2014 $M	Change $M	Change %
	Revenue from Transactions
	Taxation revenue			11,851	11,845	(7)	-0.1%
	Grants revenue		1	20,115	21,755	1,640	8.2%
	Sales of goods and services			4,968	5,048	80	1.6%
	Interest income			2,396	2,460	64	2.7%
	Dividend and income tax equivalents income		2	1,694	1,975	282	16.6%
	Other revenue			3,652	3,650	(2)	0.0%
	Total Revenue from Transactions			44,677	46,734	2,057	4.6%

Less	Expenses from Transactions
	Employee expenses		3	18,433	17,817	(616)	-3.3%
	Superannuation expenses
	Superannuation interest cost		4	879	963	85	9.6%
	Other superannuation expenses		4	2,407	2,277	(130)	-5.4%
	Other operating expenses		5	9,669	13,114	3,445	35.6%
	Depreciation and amortisation			3,140	2,946	(194)	-6.2%
	Other interest expense			2,163	2,201	37	1.7%
	Grants expenses		5	11,745	6,796	(4,949)	-42.1%
	Total Expenses from Transactions			48,436	46,115	(2,321)	-4.8%

Equals	Net Operating Balance			(3,760)	619	4,378

	Other Economic Flows - Included in Operating Result
	Gain/(loss) on sale of assets and investments			15	(6)	(21)
	Revaluation increments and impairment loss reversals			(37)	(71)	(34)
	Asset write-down, revaluation decrements and impairment loss			(206)	(375)	(169)
	Actuarial adjustments to liabilities			80	351	271
	Deferred income tax equivalents			189	100	(89)
	Dividends and tax equivalents treated as capital returns			404	320	(83)
	Other			15	15	-
	Total Other Economic Flows - Included in Operating Result		6	459	334	(125)

	Operating Result			(3,300)	952	4,253

	Other Economic Flows - Other Movements in Equity
	Revaluations			3,872	(4,684)	(8,556)
	Other			(14)	33	47
	Total Other Economic Flows - Other Movements in Equity		7	3,858	(4,651)	(8,509)

	Comprehensive Result - Total Changes in Net Worth			558	(3,698)	(4,256)
	KEY FISCAL AGGREGATES

	Net Operating Balance			(3,760)	619	4,378

Less	Net Acquisition/(Disposal) of Non-Financial Assets
	Purchases of non-financial assets			7,130	6,322	(809)
	Less	Sales of non-financial assets		330	389	59
	Less	Depreciation		3,140	2,946	(194)
	Plus	Change in inventories		51	(42)	(93)
	Plus	Other movement in non-financial assets		193	255	62
	Equals	Total Net Acquisition/(Disposal) of Non-Financial Assets		3,905	3,200	(705)

Equals	Fiscal Balance			(7,664)	(2,581)	5,083

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-93

Notes to the Financial Statements

57. General Government Sector budget to actual comparison continued Balance Sheet
	Variance	Published Budget 2014	Actual 2014	Change	Change
	Notes	$M	$M	$M	%
Assets
Financial Assets
Cash and deposits		877	897	21	2.4%
Receivables and loans
Receivables		4,321	4,080	(241)	-5.6%
Advances paid	8	1,012	686	(325)	-32.1%
Loans paid	9	98	357	258	263.2%
Securities other than shares		34,749	34,814	65	0.2%
Shares and other equity investment
Investments in public sector entities	10	22,195	26,421	4,226	19.0%
Investments in other entities		7	8	1	12.3%
Investments accounted for using equity method		170	152	(17)	-10.2%
Total Financial Assets		63,429	67,416	3,987	6.3%

Non-Financial Assets
Inventories		765	593	(173)	-22.6%
Assets held for sale		102	257	155	151.9%
Investment properties		188	187	(1)	-0.5%
Property, plant and equipment	11	183,873	172,206	(11,666)	-6.3%
Intangibles		780	769	(10)	-1.3%
Deferred tax asset	12	6,337	6,129	(208)	-3.3%
Other non-financial assets	13	260	642	381	146.5%
Total Non-Financial Assets		192,304	180,783	(11,522)	-6.0%

Total Assets		255,733	248,198	(7,535)	-2.9%

Liabilities
Payables		3,227	3,315	88	2.7%
Employee benefit obligations
Superannuation liability	14	27,827	25,512	(2,314)	-8.3%
Other employee benefits	15	5,939	4,976	(963)	-16.2%
Borrowings and advances
Advances received	16	359	554	195	54.3%
Borrowings	17	47,196	41,402	(5,795)	-12.3%
Securities other than shares		1	1	-	0.0%
Deferred tax liability	12	1,320	809	(510)	-38.7%
Provisions		1,639	1,653	14	0.9%
Other liabilities		559	708	150	26.8%
Total Liabilities		88,067	78,933	(9,134)	-10.4%

Net Assets		167,666	169,265	1,599	1.0%

Net Worth
Accumulated surplus		76,647	82,300	5,654	7.4%
Reserves		91,019	86,965	(4,055)	-4.5%
Total Net Worth		167,666	169,265	1,599	1.0%

KEY FISCAL AGGREGATES
Net Financial Worth		(24,638)	(11,517)	13,121
Net Financial Liabilities		46,834	37,938	(8,896)
Net Debt		10,821	5,203	(5,618)

6-94	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

57. General Government Sector budget to actual comparison continued Cash flow Statement
	Variance	Published Budget 2014	Actual 2014	Change	Change
	Notes	$M	$M	$M	%
Cash Flows from Operating Activities
Cash received
Taxes received		11,834	11,889	55	0.5%
Grants and subsidies received	18	20,142	21,847	1,705	8.5%
Sales of goods and services		5,386	5,420	34	0.6%
Interest receipts		2,397	2,348	(48)	-2.0%
Dividends and income tax equivalents		1,355	1,386	31	2.3%
Other receipts		4,719	4,745	26	0.5%
		45,832	47,635	1,803	3.9%
Cash paid
Payments for employees		(21,314)	(21,101)	213	-1.0%
Payments for goods and services	19	(11,185)	(14,603)	(3,418)	30.6%
Grants and subsidies	20	(11,532)	(6,893)	4,639	-40.2%
Interest paid		(2,160)	(2,202)	(43)	2.0%
Other payments	21	(309)	(249)	60	-19.5%
		(46,500)	(45,047)	1,453	-3.1%

Net Cash Flows from Operating Activities		(669)	2,587	3,256	-487.0%

Cash Flows from Investing Activities
Non-Financial Assets
Purchases of non-financial assets	22	(7,130)	(6,322)	809	-11.3%
Sales of non-financial assets	23	330	389	59	17.9%
		(6,801)	(5,933)	868	-12.8%

Financial Assets (Policy Purposes)
Equity acquisitions		(77)	4	81	-105.2%
Equity disposals		591	523	(68)	-11.5%
		514	527	13	2.6%

Financial Assets (Liquidity Purposes)
Sales of investments	24	2,517	2,891	374	14.9%
Purchases of investments		(3,545)	(3,558)	(13)	0.4%
		(1,028)	(667)	361	-35.1%

Net Cash Flows from Investing Activities		(7,314)	(6,072)	1,242	-17.0%

Cash Flows from Financing Activities
Cash received
Advances received		19	178	158	819.0%
Proceeds of borrowing		8,379	6,872	(1,507)	-18%
Deposits received		-	7	7	100%
		8,398	7,057	(1,342)	-16.0%
Cash paid
Advances paid		(40)	(24)	16	-40.6%
Borrowing repaid		(413)	(3,483)	(3,070)	743.4%
Deposits withdrawn		-	(6)	(6)	100%
		(453)	(3,512)	(3,059)	675.7%

Net Cash Flows from Financing Activities	25	7,946	3,544	(4,401)	-55.4%

Net increase/(decreased) in Cash and Deposits Held		(37)	59	97	-258.8%
Cash and deposits at the beginning of the financial year		914	838	(76)	-8.3%
Cash and Deposits Held at the End of the Financial Year		877	897	21	2.4%

KEY FISCAL AGGREGATES
Net Cash from Operating Activities		(669)	2,587	3,256
Net Cash Flow from Investments in Non-Financial Assets		(6,801)	(5,933)	868
CASH SURPLUS/(DEFICIT)		(7,469)	(3,345)	4,124

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-95

Notes to the Financial Statements

57. General Government Sector budget to actual comparison continued

Variance notes

Operating Statement

1	Grants revenue increased $1.64 billion over the original 2013-14 Budget. The significant increase was mainly due to the Australian Government’s advance payment towards the continuing flood and cyclone reconstruction effort under the Natural Disaster Relief and Recovery Arrangements ($1.5 billion), additional GST distributed to Queensland ($155 million) and road funding ($97 million).

2	Dividend and tax equivalents income has increased $282 million over the original 2013-14 Budget estimate of $1.694 billion. This was mainly due to additional dividends and tax equivalents from Queensland Treasury Corporation ($127 million), Queensland Investment Corporation ($74 million) and electricity sector entities ($114 million) offset in part by lower income from Queensland Rail ($83 million).

3	Employee expenses were $616 million lower than the 2013-14 Budget as a result of ongoing productivity and efficiency improvements, particularly in Queensland Health.

4	The decrease in superannuation expenses was due to lower than expected employer contributions to accumulation schemes associated with lower employee expenses, offset in part, by higher defined benefit superannuation costs, including superannuation interest costs. Superannuation interest costs were higher due to the discount rate used at the time of the 2013-14 Budget of 3.2% compared to the actual rate applicable for 2013-14 superannuation interest of 3.9%.

5	Since the 2013-14 Budget, and following a recommendation by the Independent Commission of Audit, the Government has reviewed the classification between grants and service procurement. Compared to the original Budget, around $3.6 billion was reclassified from grants to other operating expenses. Payments which have been reclassified from grants expenses to other operating expenses include Transport Service Contract (TSCs) payments made to Queensland Rail for rail passenger services for Citytrain and regional services, payments to reflect service delivery by non-government organisations particularly related to child, family, disability services and some health services.

After adjusting for this reclassification, the underlying decrease of $1.5 billion in other operating and grants expenses from the 2013-14 Budget is largely represented by:
	-	lower than expected natural disaster reimbursements to local governments for the rebuilding of roads, bridges and transport infrastructure related to pre-2014 natural disaster events ($785 million);
	-	timing adjustments and expenditure lapses by the Department of Education, Training and Employment in relation to Australian Government National Partnership programs ($270 million); and
	-	the transfer of State assets through the merger of Central Queensland Institute of Technical and Further Education (CQIT) with Central Queensland University (CQU) which occurred in 2014-15 ($100 million).

6	Total other economic flows - included in operating result has decreased $125 million from the 2013-14 Budget. Asset write downs were higher than budgeted by $169 million due to the write down of capitalised software by Queensland Health, decommissioning of road infrastructure and further provisioning of SPER debt. Actuarial adjustments to liabilities largely related to long service leave and QGIF liabilities ($271 million). Deferred income tax equivalents were $89 million lower than original Budget largely due to the recognition of tax losses by Queensland Bulk Water Supply Authority (Seqwater) ($380 million) offset in part by the utilisation of tax equivalent losses by WorkCover Queensland ($193 million) and higher deferred income tax in Energex Ltd ($114 million) on under-recovered revenue. Dividends and tax equivalents treated as capital returns from the sale of Aurizon shares were $83 million lower.

7	Other movements in equity mainly relate to downward valuations of reserve and leasehold land ($9.653 billion), road infrastructure ($1.665 billion) and TAFE and school infrastructure ($1.006 billion), and a lower actuarial gain on defined benefit superannuation liabilities ($909 million). These were offset in part by an increase in value of the GGS investment in public sector entities of $3.952 billion due to Queensland Treasury Corporation’s gain on divestment of QML from its long term asset portfolio, and increases in the net worth of the PNFC sector following non-financial asset revaluations (see variance note 10 below).

Balance Sheet

8	Advances paid were $325 million lower due in part to Queensland Health payroll receivables, including pay date loans, being reclassified from advances paid at the time of the 2013-14 Budget to receivables.

9	Loans paid were $258 million higher than 2013-14 Budget as a result of Queensland Health entering into a 30 year finance lease with the Translational Research Institute Facility, the accounting for which had not been finalised at the time of the 2013-14 Budget.

10

Investment in public sector entities increased $4.226 billion from original Budget. This reflects the increase in the net worth of the PNFC sector of $1.4 billion, in part due to non-financial asset revaluations, and the PFC sector of $2.8 billion, mostly as a result of Queensland Treasury Corporation’s gain on the divestment of QML from its long term asset portfolio and WorkCover Queensland’s strong operating result in 2013-14 which is not budgeted for due to its volatility.

6-96	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

Notes to the Financial Statements

57. General Government Sector budget to actual comparison continued

Variance notes continued

Balance Sheet continued

11	Property, plant and equipment decreased $11.666 billion since the 2013-14 original Budget. The variance was largely due to the downward valuations of primarily land in 2013-14 (refer to variance note 7 above) and lower capital expenditure (refer to variance note 22), offset in small part by higher opening balances from 2012-13.

12	Compared to 2013-14 Budget, deferred tax assets were $208 million lower and deferred tax liabilities $510 million lower, a net decline in deferred tax liabilities of $303 million over the original forecasts. This decline in net deferred tax liabilities was due to the utilisation of tax losses by WorkCover ($405 million), and an increase in Energex Limited deferred tax largely on under-recovered revenue ($249 million), partially offset by recognition of tax losses by Queensland Bulk Water Supply Authority (Seqwater) ($359 million).

13	Other non-financial assets were $381 million higher than the original Budget due to the recognition of lease prepayments for the Gold Coast Rapid Transit project which were treated as capital works in progress for the 2013-14 Budget.

14	Superannuation liabilities were $2.314 billion lower than the 2013-14 Budget mainly reflecting the actuarial gain in the 2012-13 actuals which arose from the final Commonwealth bond yields at 30 June 2013.

15	The decrease in other employee benefits of $963 million was attributable to a decline in long service leave liabilities ($542 million), annual leave liabilities ($113 million) and Queensland Health salaries and wages payable ($298 million). The decline in long service leave liabilities reflects both the 2012-13 actuarial valuation resulting from an increase in Commonwealth bond yields at 30 June 2013 and the actuarial gain reported in 2013-14.

16	Advances received were $195 million higher than the 2013-14 Budget largely reflecting borrowings from the Australian Government under the Natural Disaster Relief and Recovery arrangements.

17	Borrowings are $5.795 billion lower than the published budget reflecting improved fiscal balances in both 2012-13 and 2013-14. Around $2.3 billion of this reduction is attributable to natural disaster funding. More specifically, the Commonwealth advance payment of $1.5 billion in Natural Disaster Relief and Recovery revenue in 2013-14 and $785 million in lower natural disaster spending in 2013-14.

Cash Flow Statement

18	The movement in grants and subsidies received is consistent with the Operating Statement.

19	The movement in payments for goods and services is consistent with the Operating Statement.

20	Payments for grants and subsides were $4.639 billion lower than the original Budget. In addition to the operating statement variances described in note 5 above, grants payable were $213 million lower than original Budget mainly in relation to Transport Service Contract (TSC) payments to the Public Non-financial Corporations sector.

21	Other payments were lower than the 2013-14 Budget by $60 million mainly due to a reclassification, since original Budget, from other expenses to supplies and services by Legal Aid Queensland.

22	The decrease in payments for property, plant and equipment of $809 million compared to the 2013-14 Budget, largely reflects revised cash flows for projects in Queensland Health and the Department of Transport and Main Roads.

23	The increase in Sales of non-financial assets of $59 million from the 2013-14 Budget largely reflects additional proceeds for the disposal of Mary Valley assets.

24	Cash inflows from the sale of investments were $374 million higher than the 2013-14 Budget due to the draw down of investments to meet higher than expected superannuation beneficiary payments.

25

Net cash outflows from financing activities decreased $4.4 billion from the 2013-14 Budget. This was largely due to higher than expected net operating cash inflows coupled with lower than expected net cash outflows from non-financial asset investment, resulting in lower than expected borrowing.

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-97

Certificate of Queensland State Government Financial Statements

General Government Sector and Total State Sector Consolidated Financial Statements

2013-14

Management Certificate

The foregoing GGS and Total State Sector consolidated financial statements have been prepared pursuant to section 25(1)(a) and (b) of the Financial Accountability Act 2009 and other prescribed requirements.

In our opinion and in terms of section 25(3) of the Financial Accountability Act 2009, we certify that the GGS and Total State Sector consolidated financial statements have been properly drawn up, under the prescribed requirements, to present a true and fair view of:

(i) the financial operations and cash flows of the Government of Queensland for the financial year; and

(ii) the financial position of the Government of Queensland at 30 June 2014.

At date of certification of the statements, we are not aware of any material circumstances that would render any particulars included in the GGS and Total State Sector consolidated financial statements misleading or inaccurate.

David Newby, CA	Mark Gray BEcon (Hons), SF Fin, GAICD	TIM NICHOLLS MP
Director, Whole of Government Reporting	Under Treasurer	TREASURER AND
Queensland Treasury and Trade	Queensland Treasury and Trade	MINISTER FOR TRADE

Date        20 November 2014

6-98	Audited Consolidated Financial Statements 2013–14 – Government of Queensland

INDEPENDENT AUDITOR’S REPORT

To the Treasurer of Queensland

Report on the Financial Report

I have audited the accompanying financial report of the Government of Queensland including General Government Sector and Total State Sector, which comprises the balance sheet as at 30 June 2014, and the operating statement, statement of changes in net assets (equity), and cash flow statement for the year ended on that date, a summary of significant accounting policies, other explanatory notes and the certificates given by the Treasurer, Under Treasurer and the Director, Whole of Government Reporting. The financial report includes the consolidated financial statements of the Government of Queensland and the entities it controlled at the year’s end or from time to time during the financial year.

Responsibility for the Financial Report

The Treasurer, through Queensland Treasury and Trade, is responsible for the preparation and fair presentation of the financial report in accordance with prescribed accounting requirements identified in the Financial Accountability Act 2009 and with Accounting Standard AASB 1049 Whole of Government and General Government Sector Financial Reporting. AASB 1049 requires compliance with other applicable Australian Accounting Standards. This responsibility includes such internal control as the Treasurer determines is necessary to enable the preparation of the financial report that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

My responsibility is to express an opinion on the financial report based on the audit. The audit was conducted in accordance with the Auditor-General of Queensland Auditing Standards, which incorporate the Australian Auditing Standards. Those standards require compliance with relevant ethical requirements relating to audit engagements and that the audit is planned and performed to obtain reasonable assurance about whether the financial report is free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial report. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the financial report, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation of the financial report that gives a true and fair view in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control, other than in expressing an opinion on compliance with prescribed requirements. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Treasurer, as well as evaluating the overall presentation of the financial report including any mandatory financial reporting requirements as approved by the Treasurer for application in Queensland.

I believe that the audit evidence obtained is sufficient and appropriate to provide a basis for my audit opinion.

My opinion does not provide assurance on the underlying assumptions used in formulating the Budget figures disclosed in the financial statements.

Independence

The Auditor-General Act 2009 promotes the independence of the Auditor-General and all authorised auditors. The Auditor-General is the auditor of all Queensland public sector entities and can be removed only by Parliament.

The Auditor-General may conduct an audit in any way considered appropriate and is not subject to direction by any person about the way in which audit powers are to be exercised. The Auditor-General has for the purposes of conducting an audit, access to all documents and property and can report to Parliament matters which in the Auditor-General’s opinion are significant.

Opinion

In accordance with s.42 of the Auditor-General Act 2009 -

(a)	I have received all the information and explanations which I have required; and

(b)	in my opinion -
(i)	the prescribed requirements in relation to the establishment and keeping of accounts have been complied with in all material respects; and
(ii)	the financial report presents a true and fair view, in accordance with the prescribed accounting standards, of the transactions of the Government of Queensland and the consolidated entity for the financial year 1 July 2013 to 30 June 2014 and of the financial position as at the end of that year.

Audited Consolidated Financial Statements 2013–14 – Government of Queensland	6-99

INDEPENDENT AUDITOR’S REPORT continued

Matters Relating to the Electronic Presentation of the Audited Financial Report

This auditor’s report relates to the financial report of the Government of Queensland including General Government Sector and Total State Sector for the year ended 30 June 2014. Where the financial report is included on Queensland Treasury and Trade’s website, the Accountable Officer is responsible for the integrity of the Department’s website and I have not been engaged to report on the integrity of the Department’s website. The auditor’s report refers only to the subject matter described above. It does not provide an opinion on any other information which may have been hyperlinked to/from these statements or otherwise included with the financial report. If users of the financial report are concerned with the inherent risks arising from publication on a website, they are advised to refer to the hard copy of the audited financial report to confirm the information contained in this website version of the financial report.

These matters also relate to the presentation of the audited financial report in other electronic media including CD Rom.

A M GREAVES FCA	Queensland Audit Office
Auditor-General of Queensland	Brisbane

6-100	Audited Consolidated Financial Statements 2013–14 – Government of Queensland